Exhibit 99.1

DOCKET NO. 2025-65-E ORDER NO. 2025-491
AUGUST 1, 2025

BEFORE

THE PUBLIC SERVICE COMMISSION

OF SOUTH CAROLINA

DOCKET NOS. 2025-65-E - ORDER NO. 2025-491

AUGUST 1, 2025

IN RE:
Duke Energy Carolinas, LLC’s	)	STORM SECURITIZATION
Petition for a Storm	)	FINANCING ORDER
Securitization Financing Order	)	APPROVING THE
	)	COMPREHENSIVE
	)	SETTLEMENT AGREEMENT
	)	AND ACCOUNTING ORDER

This matter comes before the Public Service Commission of South Carolina (Commission) on Duke Energy Carolinas, LLC’s (DEC or the Company) Petition for a Storm Securitization Financing Order (Petition) under the provisions of S.C. Code Ann. sections 58-27-1105 through -1180. (Supp. 2025) (the Amended Storm Securitization Statute).1 For the reasons outlined herein, the Commission finds that the Settlement Agreement entered into by the Settling Parties to this Docket is just and reasonable, in the public interest, and consistent with law and regulatory policy.

I.	PROCEDURAL HISTORY AND JURISDICTION

On March 21, 2025, pursuant to S.C. Code Ann. section 58-27-1110(A) (Supp. 2025), S.C. Code Ann. Regs. 103-825 (2012), and other applicable rules and regulations of the Commission, DEC filed its Petition requesting that the Commission grant authorization for the financing of the Company’s storm recovery costs incurred due to storm recovery activities required as a result of Hurricane Helene. As part of the total storm recovery costs presented in the Petition, the Company also requested approval, pursuant to S.C. Code Ann. section 58-27-1105(17)(b) (Supp. 2025), to securitize storm reserve funding to offset DEC’s existing negative storm reserve balance.

1 The Storm Securitization Statute, which was first passed in 2022, was amended by 2025 S.C. Act No. 2, R. No. 7, S.157, 126th Gen. Assemb., 1st Reg. Sess. (2025), which passed unanimously and was signed by the Governor on March 13, 2025.

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Specifically, DEC’s Petition requested the following: (1) authorization to finance its “Securitizable Balance”2 plus up-front Financing Costs incurred in connection with the issuance of the Storm Recovery Bonds;3 (2) approval of the proposed securitization financing structure; (3) approval to issue Storm Recovery Bonds, secured by the pledge of Storm Recovery Property, in one or more series in an aggregate principal amount not to exceed the relevant Securitizable Balance plus up- front Financing Costs; (4) approval of the Financing Costs, including up-front Financing Costs and on-going Financing Costs, incurred in connection with the issuance of Storm Recovery Bonds; (5) approval to create Storm Recovery Property, including the right to (i) impose, bill, charge, collect, and receive the nonbypassable Storm Recovery Charge; and (ii) obtain periodic formulaic true- up adjustments to the Storm Recovery Charge as provided in this Financing Order; and (6) approval of the tariff to implement the Storm Recovery Charge.

2 See Order Exhibit No. 2. The Securitizable Balance includes Helene Incremental O&M, Helene Capital Costs and Projected Accrued Carrying Costs and amounts to replenish the Storm Reserve to offset DEC’s existing negative storm reserve balance.

3 Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Amended Storm Securitization Statute.

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The Company was represented in this proceeding by Samuel J. Wellborn, Esquire; Camal O. Robinson, Esquire; J. Ashley Cooper, Esquire; Kathleen Richard, Esquire; and Marion William Middleton, III, Esquire.4

In support of its Petition, DEC filed the Direct Testimony and Exhibits of Thomas J. Heath Jr., Corporate Finance Director with Duke Energy Business Services, LLC (DEBS); LaWanda M. Jiggetts, Rates & Regulatory Strategy Director with DEC; Jacalyn H. Moore, Rates & Regulatory Strategy Manager with DEBS; Nicholas G. Speros, Director of Accounting with DEBS; Brent C. Guyton, Director, Distribution Asset Management in Power Grid Operations with DEC; Melissa B. Culbreth, Director of Financial Planning & Analysis-Business Support with DEBS; and Vincent A. Cimino Jr., Managing Director with RBC Capital Markets LLC. Tr. 23, 27, 54, 78, 88, 106 & 113. On May 1, 2025, DEC filed Supplemental Direct Testimonies and Exhibits of LaWanda M. Jiggetts and Melissa B. Culbreth.  Tr. 39 & 56. On May 28, 2025, DEC filed a letter with the Commission advising that it was removing a portion of storm recovery costs allocated to customers on the Greenwood County Electric Power Commission Rural Electric System Rates (Greenwood Customers). Tr. 16:24-17:22.5 On June 2, 2025, DEC filed Rebuttal Testimonies and Exhibits, where applicable, of Thomas J. Heath, Jr., Vincent A. Cimino, Jr., LaWanda M. Jiggetts, Melissa B. Culbreth, and Jacalyn H. Moore. Tr. 41, 58, 80, 108 & 115.  On June 23, 2025, DEC filed Settlement Testimonies and Exhibits of Melissa B. Culbreth, Thomas J. Heath, Jr., LaWanda M. Jiggetts, and Jacalyn H. Moore. Tr. 43, 60, 82 & 115.

4 Camal O. Robinson, Esq., and Kathleen Richard, Esq., were admitted pro hac vice pursuant to Commission Order No. 2025-264.

5 During preliminary matters, DEC’s May 28, 2025 letter regarding the Greenwood Customers was admitted into the record without objection as Hearing Exhibit No. 2.

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On March 26, 2025, the South Carolina Department of Consumer Affairs (DCA) petitioned the Commission to intervene, which was granted on April 8, 2025, by Order No. 2025-45-H. DCA was represented in this proceeding by Carri Grube Lybarker, Esquire, Roger P. Hall, Esquire, and Jacob D. Edwards, Esquire. On May 19, 2025, DCA filed the Direct Testimony of Aaron Rothschild. Tr. 154. On June 12, 2025, DCA filed Surrebuttal Testimony of Aaron Rothschild. Tr. 156. On June 23, 2025, DCA filed Settlement Testimony of Aaron Rothschild. Tr. 158.

The South Carolina Office of Regulatory Staff (ORS) is a party of record to proceedings before the Commission pursuant to S.C. Code Ann. section 58-4-10(B) (Supp. 2025).  ORS was represented in this proceeding by Donna L. Rhaney, Esquire, and Claire E. Benge, Esquire. On May 19, 2025, ORS filed the Direct Testimony and Exhibits, where applicable, of Mark A. Rhoden, Chief Financial Officer with ORS; Jeremy E. Traska, Managing Director of the Debt Capital Markets & Advisory Group with Drexel Hamilton, LLC; Michael L. Seaman-Huynh, Deputy Director of Energy Operations with ORS; and Lane Kollen, President and Principal with J. Kennedy and Associates, Inc. Tr. 172, 185, 193 & 211. On June 12, 2025, ORS filed the Corrected Direct Testimony and Exhibits of Lane Kollen. Tr. 211. Also on June 12, 2025, ORS filed the Surrebuttal Testimony and Exhibits, where applicable, of Lane Kollen, Mark A. Rhoden, and Michael L. Seaman-Huynh. Tr. 174, 195 & 214. On June 6, 2025, ORS filed Settlement Testimony of Mark A. Rhoden. Tr. 197.

On June 23, 2025, ORS filed a Comprehensive Settlement Agreement (the Settlement Agreement) between DEC, ORS, and DCA (the Settling Parties) attached hereto in this Financing Order as Order Exhibit No. 1.

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On June 25, 2025, the Commission convened the hearing on this matter with the Honorable Delton W. Powers, Jr., presiding. DEC presented the direct, supplemental direct, rebuttal, and settlement testimonies of witnesses Jiggetts, Moore, Speros, Guyton, Culbreth, Heath, and Cimino. DCA presented the direct, surrebuttal, and settlement testimony of Witness Rothschild. ORS presented the direct, corrected direct, surrebuttal, and settlement testimonies of witnesses Rhoden, Traska, Seaman-Huynh, and Kollen. The prefiled testimonies and exhibits of DEC’s six witnesses, the prefiled testimonies and exhibits of DCA’s witness, and the prefiled testimony and exhibits of ORS’s four witnesses were accepted into the record without objection.

As a preliminary matter, ORS offered to enter the Settlement Agreement into the record, which was accepted without objection as Hearing Exhibit No. 1. Order Exhibit No. 1.

II.	STATUTORY STANDARDS AND REQUIRED FINDINGS

The Amended Storm Securitization Statute establishes the process by which an electrical utility may petition the Commission for a financing order authorizing the electrical utility to finance storm recovery costs associated with storm recovery activities with the proceeds of storm recovery bonds that are secured by the storm recovery property. Before granting a financing order, the Commission must find two primary conditions: (1) that the issuance of the storm recovery bonds and the imposition and collection of a storm recovery charge will provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of storm recovery bonds; and (2) that the structuring, marketing, and pricing of the storm recovery bonds will result in the lowest storm recovery charge consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in this Financing Order (Statutory Cost Objectives). S.C. Code Ann. § 58-27-1110(C)(2)(b) and (c) (Supp. 2025).

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To support these findings, the electrical utility must submit a petition that includes (a) a description of its storm recovery activities; (b) an estimate of the storm recovery costs; (c) the proposed level of storm recovery reserve, if any; (d) an indicator of the amount of storm recovery costs to be financed using storm recovery bonds; (e) an estimate of the financing costs related to the storm recovery bonds; (f) an estimate of the storm recovery charge necessary to recover storm recovery costs; (g) a comparison between the net present value of the cost to customers estimated to result from the issuance of storm recovery bonds and the cost that would result from the application of the traditional method of financing and recovering storm recovery costs - this comparison must demonstrate that the issuance of storm recovery bonds and the imposition of a storm recovery charge are expected to provide quantifiable net benefits to customers on a present value basis; and (h) testimony, exhibits, and working papers supporting the petition. S.C. Code Ann. § 58-27-1110(A) (Supp. 2025).

When issued, in addition to the findings referenced above required by S.C. Code Ann. section 58-27-1110(C)(2)(b) and (c), the financing order must also include all elements required by section 58-27-1110(C)(2), which include the aforementioned subsections, as provided below:

(a)            except for changes made pursuant to the formula-based mechanism authorized under this section, the amount of storm recovery costs, including the level of storm recovery reserves, if any, to be financed using storm recovery bonds. The Commission shall describe and estimate the amount of financing costs that may be recovered through storm recovery charge and specify the period over which storm recovery costs and financing costs may be recovered;

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(b)            a finding that the proposed issuance of recovery bonds and the imposition and collections of a storm recovery charge will provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of storm recovery bonds;

(c)            a finding that the structuring, marketing, and pricing of the storm recovery bonds will result in the lowest storm recovery charge consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in such financing order. The financing order must provide detailed findings of fact addressing cost effectiveness and associated rate impacts upon retail customers and retail customer classes;

(d)            a requirement that, for so long as the storm recovery bonds are outstanding and until all financing costs have been paid in full, the imposition and collection of the storm recovery charge authorized under a financing order shall be nonbypassable and paid by all existing and future retail customers receiving transmission or distribution service, or both, from the electrical utility or its successors or assignees under commission-approved rate schedules or under special contracts, even if a customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of electrical utilities in this State;

(e)            a determination of what portion, if any, of the storm recovery reserves, if any, must be held in a funded reserve and any limitations on how the reserve may be held, accessed, or used;

(f)             a formula-based true-up mechanism for making, at least annually, expeditious periodic adjustments in the storm recovery charge that customers are required to pay pursuant to the financing order and for making any adjustments that are necessary to correct for any overcollection or undercollection of the charge or to otherwise ensure the timely payment of storm recovery bonds, financing costs, and other required amounts and charges payable in connection with the storm recovery bonds;

(g)            the storm recovery property that is or shall be created in favor of an electrical utility or its successors or assignees, and that shall be used to pay or secure storm recovery bonds and all financing costs;

(h)            the degree of flexibility to be afforded to the electrical utility in establishing the terms and conditions of the storm recovery bonds including, but not limited to, repayment schedules, expected interest rates, and other financing costs, and subject to any conditions in the financing order, including the pre-bond issuance review process which the commission shall establish;

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(i)             how the storm recovery charge will be allocated among customer classes;

(j)             a requirement that, after the final terms of an issuance of storm recovery bonds have been established and before the issuance of storm recovery bonds, the electrical utility determines the resulting initial storm recovery charge in accordance with the financing order and that such initial storm recovery charge be final and effective upon the issuance of such storm recovery bonds without further commission action so long as the recovery charge is consistent with the financing order and the pre-bond issuance review process established by the commission in the financing order is complete;

(k)            a method of tracing funds collected as storm recovery charges, or other proceeds of storm recovery property, and the determination that such method shall be deemed the method of tracing such funds and determining the identifiable cash proceeds of any storm recovery property subject to a financing order under applicable law; and

(l)             any other conditions not otherwise inconsistent with this section that the commission determines are appropriate.

S.C. Code Ann. § 58-27-1110(C)(2) (Supp. 2025).

This Financing Order, as described in greater detail herein, fully satisfies each element required by S.C. Code Ann. section 58-27-1110(C)(2).

The Amended Storm Securitization Statute specifies that the financing order must also include a requirement that the electrical utility file with the Commission at least annually a letter applying the formula-based mechanism, and request adjustments in the storm recovery charge, if necessary, to a level sufficient to ensure the bond payment obligations. The Commission’s review of such filing is limited to determining mathematical and clerical errors in the application of the formula-based mechanism relating to the appropriate amount of any overcollection or undercollection of the storm recovery charge and the amount of an adjustment. S.C. Code Ann. § 58-27-1110(C)(4) (Supp. 2025).

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III.	STANDARD OF REVIEW

Regarding the Petition, the burden of proof is the preponderance of the evidence standard. In contested cases before the Commission, the Commission’s regulations provide that the rules of evidence as applied in civil cases in the Court of Common Pleas shall be followed. S.C. Code Ann. Regs. 103-846(A) (2012). Accordingly, the standard of proof is by the preponderance of the evidence. See Smith v. Barr, 375 S.C. 157, 161, 650 S.E.2d 486, 489 (2007) (“In civil cases, the burden of persuasion rests with the plaintiff to prove his or her case, usually, by a preponderance of the evidence”). This means that the Commission should grant DEC’s Petition if the Company has demonstrated, by a preponderance of the evidence, that it has met the requirements of the Amended Storm Securitization Statute, including that the issuance of the storm recovery bonds and the imposition of a storm recovery charge will provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of storm recovery bonds and that the structuring, marketing, and pricing of the storm recovery bonds will result in the lowest storm recovery charge consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in this Financing Order. S.C. Code Ann. § 58-27-1110(C)(2)(b) and (c) (Supp. 2025).

The record supports the issuance of a financing order under the terms of the Settlement Agreement.

The Commission’s decision on the Petition must be based upon substantial evidence in the record. Pursuant to S.C. Code Ann. section 58-27-1110(C)(2)(1) (Supp. 2025), the Commission may impose any other conditions not otherwise inconsistent with the Amended Storm Securitization Statute the Commission determines appropriate. However, in accordance with the non-severable Settlement Agreement presented by the Settling Parties for approval without exception, modification, or additional provisions, the Commission is not exercising its statutory authority to impose conditions beyond what has been presented in the Settlement Agreement, nor have the Settling Parties asked that the Commission exercise such authority. Therefore, the Commission finds that this Financing Order is based upon the substantial evidence in the record as presented by the Settling Parties.

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IV.	FINDINGS OF FACT

Based upon the Petition, the Settlement Agreement, the testimony, and exhibits received into evidence at the hearing and the entire record of this proceeding, the Commission makes the following findings of fact:

A.	Jurisdiction

1.             DEC is a limited liability company duly organized and existing under the laws of the State of North Carolina. It is a public utility under the laws of the State of South Carolina and is subject to the jurisdiction of this Commission pursuant to S.C. Code Ann. section 58-3-140(A) (Supp. 2025) and an electrical utility under S.C. Code Ann. section 58-27-10(7) (2015). The Company is engaged in the business of generating, transmitting, distributing, and selling electric power to the public in Western South Carolina and the Central and Western portions of North Carolina. DEC, with its offices and principal places of business in Charlotte, North Carolina, is a wholly owned subsidiary of Duke Energy.

2.             The Commission has jurisdiction over the rates and charges, rate schedules, classifications, and practices of public utilities operating in South Carolina, including DEC, as generally provided in S.C. Code Ann. sections 58-27-10 through -2660 (2015 and Supp. 2025).

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B.	Petition

3.             DEC properly submitted a Petition to the Commission requesting authorization to recover its storm recovery costs through the issuance of storm recovery bonds pursuant to S.C. Code Ann. section 58-27-1110(A) (Supp. 2025).

C.	Settlement Agreement

4.             On June 23, 2025, ORS filed the Settlement Agreement, signed by all Settling Parties, resolving all issues in dispute.

5.             The Commission, having carefully reviewed the Settlement Agreement, the evidence in the record, and considering the testimony of witnesses who concluded that the Settlement Agreement would, in fact, (i) provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds and (ii) result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order, finds that the provisions of the Settlement Agreement are just and reasonable as to all the Settling Parties and are in the public interest.  Therefore, the Settlement Agreement should be approved in its entirety. The specific terms of the Settlement Agreement are addressed in the following findings of fact: 7-11, 13, 18, 29, 35, 49-51, 53-54 and 57.

6.             The complete Settlement Agreement, included hereto as Order Exhibit No. 1, is incorporated by reference.

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D.	Costs Eligible for Recovery Through Securitization

Storm Recovery Costs

7.             In accordance with the terms of the Settlement Agreement, the Storm Recovery Costs of approximately $556.211 million, subject to adjustments including the final amount of carrying costs and cost of capital through the issuance date of the Storm Recovery Bonds subject to review pursuant to S.C. Code Ann. sections 58-27-1105(17)(c) and 58-27-1110(B) (Supp. 2025), are eligible for recovery through the issuance of storm recovery bonds. Pursuant to S.C. Code Ann. section 58-27-1105(17)(d) (Supp. 2025), regarding Hurricane Helene, the cost of capital from the date of Hurricane Helene through the issuance of Storm Recovery Bonds will be included as a Storm Recovery Cost. DEC’s cost of capital calculation shall be the actual interest rate paid by DEC to borrow funds necessary to cover the restoration and recovery efforts after Hurricane Helene through the issuance of storm recovery bonds, provided that the interest rate percentage does not exceed DEC’s total weighted average cost of capital (WACC) percentage as established in its most recent base rate case proceeding, adjusted for income tax savings associated with the interest rate component. Additionally, as requested in the Petition, the Storm Recovery Costs include an amount to fund the Company’s Storm Reserve through the issuance of Storm Recovery Bonds. This finding aligns with the statutory authority under S.C. Code Ann. section 58-27-1105(17)(b) (Supp. 2025), which permits the financing of storm reserves through securitization.

8.             In accordance with the Settlement Agreement, it is appropriate to use DEC’s methodology for calculating incremental operations and maintenance (O&M) costs outlined in Culbreth Settlement Exhibit 1 for purposes of determining the Hurricane Helene storm recovery costs to be financed with securitization. Additionally, pursuant to the Settlement Agreement, ORS has the right to review and make recommendations to DEC’s methodology for calculating incremental O&M costs in the subsequent storm recovery cost reconciliation proceeding established by the Commission at DEC’s request in consultation with ORS (the Future Cost Reconciliation Proceeding).

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9.             It is appropriate to use and allocate North Carolina and South Carolina jurisdictional costs in accordance with DEC’s Test Year 2022 Cost of Service Study, approved in Commission Order No. 2024-445 in Docket No. 2023-388-E.

Deferred Review of Storm Recovery Costs

10.           Pursuant to S.C. Code Ann. section 58-27-1110(B) (Supp. 2025) and the Settlement Agreement, DEC will defer the review and approval of Storm Recovery Costs to either a future base rate proceeding or the Future Cost Reconciliation Proceeding. DEC will file a report with the Commission updating the reconciliation of the estimated Storm Recovery Costs with actual Storm Recovery Costs incurred at least twice per calendar year until the Storm Recovery Costs are reconciled.

Storm Recovery Cost-Related Deferrals

11.           DEC will provide, in accordance with the Settlement Agreement, the treatment for the following Storm Recovery Cost-related deferrals: deferral treatment for any over- or under-collection of actual Storm Recovery costs; actual up-front Financing Costs; return on negative storm reserve balance; tax depreciation greater than book depreciation; financing savings from holding excess cash; and accumulated deferred income taxes (ADIT) on deferred O&M costs. Deferral treatment for the costs as set forth in the Settlement Agreement is just and reasonable.

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Up-front Financing Costs

12.           DEC’s estimated up-front Financing Costs, as updated in Heath Settlement Exhibit 1 and in the form of the proposed Issuance Advice Letter (IAL), included herein as Attachment 2 to Order Exhibit No. 4, are estimated to be approximately $6.0 million. These costs include, but are not limited to, legal, consulting and accounting fees and expenses, rating agency fees, and costs of outside consultants and counsel to ORS. Additionally, the up-front Financing Costs include costs associated with the Qualified Independent Third Party (QITP)6 designated and retained by the Commission pursuant to S.C. Code Ann. section 58-27-1105(12) (Supp. 2025). The up-front Financing Costs are reasonable, made in the best interest of DEC’s customers, and eligible for recovery through securitization. The up-front Financing Costs are subject to adjustment in the IAL that DEC will provide the Commission after the Storm Recovery Bonds are priced, as further described in Finding of Fact Nos. 56-62.

13.           In accordance with the Settlement Agreement, if the actual up-front Financing Costs are less than the amount appearing in the final IAL filed within one business day after actual pricing of the Storm Recovery Bonds, the difference shall be reflected in the next True-Up Adjustment Letter (as defined herein). If the actual up-front Financing Costs are more than the amount appearing in the final IAL, the difference will be recorded as a regulatory asset and accrue a return on the regulatory asset, at the embedded cost of debt from the bond issuance date until it is reflected in customer rates in a future base rate proceeding. It is reasonable that all Settling Parties reserve their right to review the reasonableness and prudency of those costs in a Future Cost Reconciliation Proceeding.

6 At a Commission Business Meeting on July 17, 2025, the Commission unanimously selected Hilltop Securities Inc. to serve as the QITP for this Docket in response to Solicitation Number 5400 028 374. See Order No. 2025-458.

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On-going Financing Costs

14.           The on-going Financing Costs identified in DEC’s Petition and in the form IAL, included herein as Attachment 4 to Order Exhibit No. 4, are estimated to be approximately $0.9 million annually, subject to update and adjustment in the IAL as described in this Financing Order, are reasonable, made in the best interest of DEC’s customers, and qualify as Financing Costs eligible for recovery pursuant to S.C. Code Ann. section 58-27-1105(7) (Supp. 2025).

Utility Assessment Fee, License Tax and Sales Tax

15.           In connection with the 2023 Duke Energy Progress, LLC (DEP) transaction in Docket No. 2023-89-E (the 2024 DEP Storm Securitization), DEP sought an opinion from the South Carolina Department of Revenue (SCDOR) regarding whether (i) License Tax on Utilities under S.C. Code Ann. section 12-20-100 (2014) and (ii) Sales Tax arising under Title 12 of the South Carolina Code of Laws apply to the storm recovery charge. SCDOR provided a letter to DEP on March 13, 2024, which explained that: (i) the storm recovery charge is derived from DEP’s regulated business in the State (as the Commission regulates the storm recovery charge), and part of the “receipts from [DEP’s] operations within the State,” it is therefore subject to the license fee assessment7 and (ii) that the sales and use tax is applicable to the storm recovery charge because the storm recovery charge is part of the “gross proceeds accruing or proceeding from the sale of electricity.”8 The Company does not propose to collect sales tax from customers who are otherwise exempt from such taxes, including residential and industrial customers. Although this opinion was issued in response to DEP’s request, its conclusions are generally applicable to DEC as well, given the similarity of the securitization structures and the identical statutory provisions governing both electrical utilities.

7 Letter from Elisabeth W. Shields, Esq., Sr. Tax Policy Analyst, SCDOR and Dana Taylor, Tax Policy Manager, SCDOR, to Cooper Monroe, Vice President, Duke Energy Progress, LLC, at 4 (Mar. 13, 2024).

8 Id. at 1.

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16.           The Commission finds that the Special Purpose Entity (SPE) is not a utility as defined by South Carolina law, and no Utility Assessment Fee shall be collected on the basis of the storm recovery charge of the SPE.

Capital Contribution

17.           The SPE shall be capitalized by DEC through an equity contribution. DEC’s capital contribution to the SPE shall earn a return equal to the interest rate payable on the longest maturing tranche of the Storm Recovery Bonds, which is reasonable.

18.           Any investment earnings on the Capital Subaccount shall be retained by the Issuer and applied, for the benefit of customers, towards future debt service payments, thereby reducing future Storm Recovery Charges, which is reasonable.

E.	Structure of Bond Issuance

19.           DEC’s proposed financing structure adheres to the requirements of the Amended Storm Securitization Statute.

Special Purpose Entity

20.           For purposes of issuing Storm Recovery Bonds, it is reasonable for DEC to create an SPE, which will be a Delaware limited liability company (LLC) with DEC as its sole member. The SPE will be an “assignee” as defined in S.C. Code Ann. section 58-27-1105(2) (Supp. 2025), and upon the transfer of an interest in Storm Recovery Property, other than as security, to the SPE, the SPE may issue Storm Recovery Bonds in accordance with this Financing Order.

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Storm Recovery Property

21.           It is reasonable for DEC to sell or otherwise transfer Storm Recovery Property to the SPE pursuant to the terms of this Financing Order. Upon the transfer by DEC of the Storm Recovery Property to the SPE, that SPE will have all of the rights, title, and interest of DEC with respect to such Storm Recovery Property, including the right to impose, bill, charge, collect, and receive the Storm Recovery Charge authorized by this Financing Order and to obtain periodic formulaic true-up adjustments to the Storm Recovery Charge. Such Storm Recovery Property is expected to be pledged by the SPE to, and held and administered by, an indenture trustee as collateral for payment of the Storm Recovery Bonds to ensure that the proposed issuance of Storm Recovery Bonds and the imposition of the Storm Recovery Charge will meet the Statutory Cost Objectives.

22.           The Amended Storm Securitization Statute provides that the State of South Carolina and its agencies, including this Commission, pledge and agree with bondholders, the owners of the Storm Recovery Property, and other financing parties that the State and its agencies, including the Commission, will not take any of the following actions as to any outstanding Storm Recovery Bonds, Storm Recovery Charge, or Storm Recovery Property: (i) alter the provisions of the Amended Storm Securitization Statute, which authorize the Commission to create an irrevocable contract right or chose in action by the issuance of this Financing Order, to create Storm Recovery Property and make the Storm Recovery Charge imposed by this Financing Order an irrevocable, binding, or nonbypassable charge; take or permit any action that impairs or would impair the value of the Storm Recovery Property or the security for the Storm Recovery Bonds, or revise the Storm Recovery Costs for which storm recovery is authorized; (iii) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties; or (iv) except for changes made pursuant to the formula-based adjustment mechanism authorized under the Amended Storm Securitization Statute (the True-Up Mechanism), reduce, alter, or impair the Storm Recovery Charge until any and all principal, interest, premium (if any), Financing Costs and other fees, expenses, or charges incurred, and any contracts to be performed in connection with the Storm Recovery Bonds, have been paid and performed in full, as further described in S.C. Code Ann. section 58-27-1155(A) (Supp. 2025). The pledge in this paragraph does not preclude limitation or alteration if full compensation is made by law for the full protection of the storm recovery charge collected pursuant to a financing order and of the bondholders and any assignee or financing party entering into a contract with the electrical utility. S.C. Code Ann. § 58-27-1155(A) (Supp. 2025).

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Form of Transaction Documents

23.           The forms of the servicing agreement, purchase and sale agreement, administration agreement, limited liability company agreement, and indenture, originally filed as exhibits to Company witness Thomas J. Heath Jr.’s testimony (collectively, the Transaction Documents) are in the public interest and necessary to facilitate the transaction and are approved, subject to Finding of Fact No. 24.

24.           It is reasonable for any modifications to the Transaction Documents to be reviewed and have input provided by the Bond Advisory Team (BAT), defined below in Finding of Fact No. 49, to ensure that the Statutory Cost Objectives are achieved and for compliance with the terms of this Financing Order.

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Offering and Sale of Bonds

25.           It is reasonable for DEC to issue the Storm Recovery Bonds through a negotiated sale or other sales option to achieve the Statutory Cost Objectives. Furthermore, DEC will have the flexibility to utilize a means of sale other than an SEC-registered sale, such as a Rule 144A offering, if market volatility or other factors indicate that such a sale would be the best manner to achieve the Statutory Cost Objectives defined above. DEC agrees to consider the advice and input from the BAT,9 prior to making such decision. If a means of sale other than an SEC registered sale is proposed to be utilized, the rationale for the decision shall be explained in detail in the IAL submitted to the Commission.

Amortization of Storm Recovery Bonds

26.           The expected term of the scheduled final payment date of the last maturing tranche of Storm Recovery Bonds issued pursuant to the authority granted herein, as determined in the reasonable discretion of DEC, is to be no later than twenty years from the issuance of the series of Storm Recovery Bonds. The legal maturity date of each tranche may be longer than the scheduled final payment date for that tranche. The proposed duration of the bond repayment period is reasonable.

Weighted Average Interest Rate on the Storm Recovery Bonds

27.           It is appropriate for the Storm Recovery Bonds, or each tranche thereof if multiple tranches are issued, to have a fixed interest rate, determined consistent with current market conditions. For informational purposes, the rationale for the final interest rate decision shall be explained in the IAL submitted to this Commission. This rationale shall include, but not be limited to, the comparisons made to determine how the interest rate(s) results in the lowest storm recovery charge consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in the Financing Order. If market conditions change and it becomes necessary, in order to best achieve the Statutory Cost Objectives, DEC will have the flexibility to utilize floating-rate securities for one or more tranches of bonds.  DEC shall consider the advice and input of the BAT prior to making its decision to issue any floating-rate bonds.  DEC is further authorized to issue such bonds but will be required to execute agreements to swap the floating payments to fixed-rate payments to ensure that Statutory Cost Objectives are achieved. If one or more tranches of bonds are to be issued as floating-rate bonds, the rationale for the decision shall be explained in the IAL submitted to this Commission.

9 See Finding of Fact No. 49 defining the BAT.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 20

Credit Ratings of Storm Recovery Bonds

28.           DEC should strive for the Storm Recovery Bonds to achieve AAA credit ratings or the highest equivalent credit ratings given for the type of securities the SPE issues, consistent with its overarching obligation to meet the Statutory Cost Objectives. DEC agrees to necessary credit enhancements, with recovery of related costs as on-going Financing Costs, only to achieve such ratings, only if and to the extent such credit enhancements and corresponding credit ratings are warranted to meet the Statutory Cost Objectives. The cost of any such credit enhancements shall be included in the determination whether the Statutory Cost Objectives are met.

29.           If the ratings from S&P Global Ratings (S&P) and Moody’s Investor Service (Moody’s) result in split bond ratings, the Company will seek advice and input from the BAT on whether to obtain a third rating from Fitch Ratings, Inc. (Fitch). If the final credit rating on the proposed bonds is not AAA or Aaa, the rationale for the decision shall be explained in the IAL submitted to the Commission.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 21

Security for the Storm Recovery Bonds

30.           The utilization by the SPE of a collection account, including a general subaccount, a capital subaccount, and an excess funds subaccount, is reasonable. DEC may include other subaccounts in the collection account, if necessary to obtain the highest possible credit ratings on the Storm Recovery Bonds.

DEC as Initial Servicer of the Storm Recovery Bonds

31.           DEC’s proposal to act as initial servicer of the Storm Recovery Bonds is reasonable.10

32.           The on-going annual servicing fee for DEC, acting as the initial servicer, in the amount of 0.05 percent (5 basis points) of the initial principal amount of the Storm Recovery Bonds plus reimbursable expenses for filing fees and reasonable fees and expenses for attorneys, accountants, printing or other professional servicers retained by the SPE and paid for by DEC, acting as the servicer (or procured by DEC on behalf of the SPE and paid for by DEC) (Reimbursable Expenses) provided for in the servicing agreement is necessary to compensate the servicer adequately and ensure the high credit quality of the Storm Recovery Bonds and is reasonable.

10 Rating agencies expect that the Company will be the servicer but assume that a replacement servicer may require additional compensation to perform these services, without access to the Company’s existing infrastructure and customer relationships. Illustrative draft forms of both the Servicing and Administration Agreements are included in the testimony of witness Heath as Heath Exhibit Nos. 2b and 2d. Tr. 106.8: 12 & 14.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 22

33.           In the event of a corporate consolidation between DEC and DEP (the Companies), the Companies shall present to the Commission a proposal for the treatment of the Storm Recovery Charge and the ongoing administration of the Storm Recovery Bonds for Commission approval. The proposal shall ensure continued compliance with the terms of this Financing Order and the Amended Storm Securitization Statute. Any necessary adjustments resulting from the Commission-approved approach, including administrative modifications or true-up adjustments, shall be addressed in accordance with this Financing Order, the Amended Storm Securitization Statute and any other applicable law. The Commission’s review of any such submission shall be conducted in a manner that ensures compliance with the Amended Storm Securitization Statute and the recovery of revenues sufficient to timely pay principal of and interest on the Storm Recovery Bonds, as well as ongoing Financing Costs. Nothing in this provision shall be construed to alter or impair the rights of Storm Recovery Bondholders or the enforceability of the Storm Recovery Property as established under this Financing Order and applicable law.

34.           In the event of a corporate consolidation between the Companies, DEC is the servicer of the Storm Recovery Bonds, the merged entity shall be deemed a successor servicer, and the Storm Recovery Charge shall continue to be administered in a manner consistent with this Financing Order and any Commission-approved adjustments.

35.           DEC will seek advice and input from the BAT on whether the benefits of a rating agency condition that may mitigate rating agencies’ concerns regarding a merger of the Companies outweighs the cost and any timing delays that may be incurred from pursuing the rating agency condition.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 23

DEC as Administrator of the SPE

36.           DEC’s proposal to act as an administrator of the SPE under the proposed financing transaction is reasonable. In the event of a corporate consolidation between DEC and DEP, the merged entity shall be deemed a successor administrator.

37.           The on-going fee to be paid to the administrator of $50,000 per year plus out-of-pocket expenses included in the administration agreement: (a) is necessary to cover the costs and expenses of administering the SPE, preserve the integrity of the bankruptcy-remote structure of the SPE, and (b) maintain the high credit quality of the Storm Recovery Bonds. The Commission finds that these costs are reasonable.

Storm Recovery Bonds to be Treated as Debt for Federal Income Tax Purposes

38.           DEC shall structure the Storm Recovery Bond transactions in a way that meets all requirements for the Internal Revenue Service’s (IRS) safe harbor treatment provided for in IRS Revenue Procedure 2005-62, 2005-2 C.B. 507, as modified by Revenue Procedure 2024-15, 2024-12 I.R.B. 717 (the IRS Revenue Procedure).

F.	Storm Recovery Charge

Imposition and Computation of Storm Recovery Charge

39.           To repay the Storm Recovery Bonds and on-going Financing Costs, DEC is authorized to impose the Storm Recovery Charge to be collected on a per kilowatt-hour (kWh) basis from all applicable customer rate classes until the Storm Recovery Bonds and related Financing Costs are paid in full.

40.           The Securitizable Balance plus up-front Financing Costs to be financed using Storm Recovery Bonds shall be the principal amount of Storm Recovery Bonds shown in Order Exhibit No. 2 to this Financing Order.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 24

41.           The calculation methodology for the Storm Recovery Charge by customer class in Jiggetts Settlement Exhibit 3 is just and reasonable. It is also just and reasonable that the allocation methodology for the Storm Recovery Charge be adjusted concurrently with a subsequent true-up adjustment for any changes to the customer class allocation methodology approved by the Commission in subsequent base rate proceedings for DEC.

42.           DEC will use a weather normalization calculation methodology that matches the Commission approval in its most current South Carolina rate case (Docket No. 2023-388-E). This calculation will use thirty years of historical data to determine normal weather heating and cooling degree days in the calculation of the forecast variance factor. The variance factor will be equal to one standard deviation of the normal weather variation and will be applied by customer class to DEC’s most current retail spring or fall forecast which includes the upcoming rate period.

43.           In the event of a customer’s partial payment of a bill, after application of late charges such partial payment shall be allocated ratably among the Storm Recovery Charge, any similar securitization charges, and DEC’s other billed amounts in a manner that is consistent with DEC’s current process for allocating partial payments.

Treatment of Storm Recovery Charge in Tariff and on Retail Customer Bills

44.           DEC’s proposed Tariff implementing the Storm Recovery Charge appropriately indicates the Storm Recovery Charge and the ownership of the Charge.

45.           DEC is authorized and directed to include the Storm Recovery Charge on each customer’s bill as a separate line item and include both the rate and the amount of the charge on each bill as well as a statement that the SPE is the owner of the rights to the Storm Recovery Charge, and that DEC is acting as a servicer for the SPE.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 25

True-up of the Storm Recovery Charge

46.           The True-up Mechanism and associated procedures described in DEC’s proposed Tariff, are reasonable. The True-up Mechanism is attached to this Financing Order as Order Exhibit No. 3.

47.           ORS and the Commission shall have sixty days to review and inform the Company of any mathematical or clerical errors in its calculation pursuant to S.C. Code Ann. section 58-27-1110(C)(4) (Supp. 2025).

G.	Accumulated Deferred Income Taxes Associated with Tax Depreciation Greater than Book Depreciation

48.           The Company will accrue a return at the Commission-approved WACC from the time of bond issuance until new rates are effective in the next DEC South Carolina rate case, at which time the associated ADIT adjustment will be reflected in base rates as of the new rate effective date.

H.	Bond Advisory Team

49.           To ensure that the structuring, marketing, and pricing of the Storm Recovery Bonds will result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order, it is reasonable to establish a BAT, an advisory body to meet regularly to review and provide advice and input on the structuring, marketing, and pricing of the Storm Recovery Bonds. However, in accordance with the Amended Storm Securitization Statute, decisions regarding the structuring, marketing, and pricing of the Storm Recovery Bonds shall be made solely by DEC, with advice and input from the other members of the BAT. The BAT will be composed of representatives from DEC, ORS, DCA, and a QITP retained and designated by the Commission under S.C. Code Ann. section 58-27-1105(12) (Supp. 2025). It is just and reasonable that certain employees, staff, attorneys, consultants, and advisors of DEC, the QITP, ORS, and DCA are not formal members of the BAT but may participate in BAT meetings as needed. The Underwriters and their counsel may attend portions of BAT meetings as needed to provide updates on structuring, marketing, and pricing matters as a participant, but they will not be formal members of the BAT. Participation by ORS and DCA shall remain at their discretion and shall not be a condition for the issuance of the Storm Recovery Bonds.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 26

50.           DEC, with the advice and input from the other BAT members and in consultation with the underwriters, shall develop a comprehensive marketing plan designed to target a broad base of investors, including both investment grade corporate and asset-backed security investors. The marketing plan will highlight the credit features of the Storm Recovery Bonds, including the true-up, nonbypassable nature of the charges, the state pledge, bankruptcy and reorganization protections, and this non-appealable Financing Order with the objective of meeting the Statutory Cost Objectives.11

51.           The Qualified Independent Third-Party (QITP), as defined by S.C. Code Ann. section 58-27-1105(12) (Supp. 2025) shall be designated by the Commission. The QITP shall be able (i) to participate in BAT meetings, (ii) to communicate directly with Settling Parties as needed to carry out its duties, (iii) to receive view-only real time access to the order book, investor feedback, key pricing decisions, and versions of the underwriters’ pricing memoranda and work papers, which may include redactions pursuant to Underwriters’ internal confidentiality policies, and (iv) to request and receive all necessary documents, data, and information from DEC so that it will be able to provide the certification and any other information it believes this Commission should consider when reviewing the IAL as contemplated pursuant to S.C. Code Ann. section 58-27-1110(C)(6)(b) (Supp. 2025). In accordance with the Settlement Agreement, to the extent any information required by the QITP to provide its certifications pursuant to S.C. Code Ann. section 58-27-1110(C)(6)(b) is redacted by the underwriters, DEC shall use reasonable efforts to obtain the pertinent information from the underwriters.

11 For the purposes of this proceeding, the Settlement Agreement provided that the marketing plan would highlight credit features of the Storm Recovery Bonds which would include, among other things, this non-appealable Financing Order. Order Exhibit No. 1 at 13, para. B.19. The Amended Storm Securitization Statute outlines an appeal process. See S.C. Code Ann. § 58-27-1110(E) (Supp. 2025).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 27

52.           It is just and reasonable that DEC shall provide all members and participants on the BAT with timely information to allow the members and participants on the BAT to be informed fully and in advance regarding all aspects of the structuring, marketing, and pricing of the Storm Recovery Bonds. DEC will invite and allow the BAT to be present during communications with underwriters, in presentations to credit rating agencies and roadshows with investors, provided customary practices to ensure compliance with securities laws and regulations are followed. DEC shall invite all members of the BAT to join all BAT meetings and where appropriate, the underwriters, to review and comment on all aspects of the structuring, marketing, and pricing of the Storm Recovery Bonds, including without limitation the following: the selection and retention of underwriters and other transaction participants; the terms of all Transaction Documents; the length of the bond terms; the interest rates of the bonds (including whether the interest rate is floating or fixed); the capital contribution to the extent the amount required in the IRS Revenue Procedure; the transaction structure; the issuance strategy; appropriate credit enhancements; and the credit rating process.

53.           In order for the BAT to engage in transparent discussions, the BAT members, including their employees, staff, attorneys, consultants and advisors, shall maintain the confidentiality of all information shared during all BAT discussions, and related materials including but not limited to, investor presentations, offering materials, market data, pricing levels, order book status, and other information related to investor outreach (Confidential BAT Information), consistent with applicable law, Commission rules and regulations, the Settlement Agreement and non-disclosure agreements.

54.           The confidentiality obligations of the Settlement Agreement shall remain in effect following the issuance of the storm recovery bonds in accordance with the Settlement Agreement. It is just and reasonable for DEC to have the sole right to select all counsel and advisors for DEC and the SPE.

55.           Nothing in this Financing Order shall be construed to grant the QITP, ORS, DCA, or their representatives decision-making authority over the structuring, marketing, or pricing of the Storm Recovery Bonds. The QITP, ORS, DCA, and their designated representatives shall not be considered issuers, sponsors, depositors, or agents of DEC, the SPE, or the Storm Recovery Bonds. Their role on the BAT is strictly to provide advice and input that is independent of DEC, and their participation shall not create any obligations, liabilities, or responsibilities under laws appliable to the issuance of the Storm Recovery Bonds.

I.	Issuance Advice Letter

56.           Because the actual structure and pricing of the Storm Recovery Bonds are unknown as of the issuance of this Financing Order, the Commission finds it is just, reasonable and in the public interest to adopt the IAL process prescribed by S.C. Code Ann. section 58-27-1110(C)(6) (Supp. 2025). Accordingly, within one business day after final terms of the Storm Recovery Bonds are determined, DEC shall provide to the Commission an IAL as permitted in S.C. Code Ann. section 58- 27-1110(C)(6)(a) (Supp. 2025), attached hereto in form as Order Exhibit No. 4.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 28

57.           Such IAL shall include the final terms of the Storm Recovery Bonds, up-front Financing Costs and on-going Financing Costs as well as any explanations or rationales for the final terms. In accordance with S.C. Code Ann. section 58-27-1110(C)(6)(a) (Supp. 2025), the IAL shall include certification from DEC, the primary underwriter(s) and the QITP (provided one business day after the IAL is filed), as a condition to closing, certifying whether the sale of Storm Recovery Bonds complies with the requirements of the Amended Storm Securitization Statute and the Financing Order. In the IAL, DEC shall certify whether the issuance of Storm Recovery Bonds and the imposition and collection of a Storm Recovery Charge will in fact provide quantifiable net benefits to customers on a present-value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds. DEC and the primary underwriter(s) shall certify whether the structuring, marketing, and pricing of the Storm Recovery Bonds will in fact result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. Certifications by the primary underwriter(s) shall be delivered without material qualifications per the terms of the Settlement Agreement. The Commission finds this provision of the Settlement Agreement to be just, reasonable, and in the public interest.

58.           No later than one business day after DEC provides the IAL to the Commission, the QITP shall review the IAL and deliver its certification to the Commission along with any other information it believes the Commission should consider as it decides whether to accept the IAL.

59.           Drafts of the IAL shall be provided to the BAT no later than two weeks prior to the expected date of commencement of marketing the Storm Recovery Bonds. The BAT shall provide any comments to the draft IAL one week after the receipt of the draft IAL. The QITP shall certify whether the issuance of Storm Recovery Bonds and the imposition and collection of a Storm Recovery Charge will in fact provide quantifiable net benefits to customers on a present-value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds and whether the structuring, marketing, and pricing of the Storm Recovery Bonds will in fact result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order.

60.           After the IAL has been submitted, but prior to noon on the fourth business day after the final terms of the Storm Recovery Bonds are determined, DEC will be available to answer any questions from the Commission about the final agreed upon terms of the Storm Recovery Bonds. The Commission agrees with the Settling Parties that, in connection with the submission of the IAL, information designated by DEC or any other party as confidential shall be provided to the Commission under seal or in a closed session.

61.           No later than noon on the fourth business day after pricing, the Commission shall either accept the IAL or deliver an order to DEC to prevent the issuance of the Storm Recovery Bonds.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 29

62.           If the actual up-front Financing Costs are less than the amount appearing in the final IAL filed within one business day after actual pricing of the Storm Recovery Bonds, the difference shall be reflected in the next True-Up Adjustment Letter (as defined herein). Conversely, to the extent that the actual up-front Financing Costs are in excess of the amount appearing in the final IAL filed within one business day after actual pricing of the Storm Recovery Bonds, then DEC shall book such excess amounts to a regulatory asset, which will accrue a return at the embedded cost of debt from the bond issuance date until it is reflected in customer rates. The Settling Parties reserve their right to review the reasonableness and prudency of those costs in either a future general rate proceeding or a separate proceeding established by the commission at the request of the electrical utility in consultation with the Office of Regulatory Staff.

J.	Flexibility

63.           It is reasonable to allow DEC, with the advice and input from the BAT as described in Finding of Fact Nos. 49-55 and the IAL and certification procedures described in Finding of Fact Nos. 56-62, flexibility in establishing the final terms and conditions of the Storm Recovery Bonds and therefore the ability, at its option, to cause one or more series of Storm Recovery Bonds to be issued, in order to achieve the Statutory Cost Objectives.

K.	Statutory Cost Objectives

64.           The issuance of Storm Recovery Bonds and imposition and collection of a Storm Recovery Charge as authorized in this Financing Order will provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds, and will result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 30

65.           This Financing Order adheres to the statutory requirements outlined by the Amended Storm Securitization Statute necessary to issue a financing order authorizing an electrical utility to finance storm recovery costs.

V.	EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT

A.	Evidence and Conclusions for Finding of Fact Nos. 1-2

The evidence supporting these findings of fact is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings establish the Commission’s jurisdiction over DEC and the subject matter of the Petition. These findings were not contested by any party of record.

B.	Evidence and Conclusions for Finding of Fact No. 3

The record in this proceeding establishes that DEC’s Petition included a detailed description of its storm recovery activities, an estimate of the Storm Recovery Costs, the proposed funding of the Storm Reserve, the amount of Storm Recovery Costs to be financed using Storm Recovery Bonds, an estimate of the Financing Costs related to the bonds, an estimate of the Storm Recovery Charge necessary to recover costs, and a comparison between the net present value of the cost to customers estimated to result from the issuance of Storm Recovery Bonds and the cost that would result from the application of the traditional method of financing and recovering its Storm Recovery Costs. As explained in the testimony of DEC Witness Jiggetts, DEC demonstrated that issuing Storm Recovery Bonds, and imposing the Storm Recovery Charge, is expected to result in quantifiable net benefits to customers on a present value basis as compared to the costs that would have occurred absent the issuance of Storm Recovery Bonds. Tr. 37.28:11-37.29:2, 41.5:1-41.12:3 & 43.5:4-15. No party of record advanced a position that the Petition did not include each of the elements required by S.C. Code Ann. section 58-27-1110(A).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 31

The Commission concludes that the Petition satisfied the requirements of the Amended Storm Securitization Statute, as discussed further herein, by including each of the necessary items required by S.C. Code Ann. section 58-27-1110(A) (Supp. 2025). Therefore, pursuant to the Amended Storm Securitization Statute, the Commission has the information necessary to issue a Financing Order as well as any other relief necessary for DEC to finance its Storm Recovery Costs.

C.	Evidence and Conclusions for Finding of Fact Nos. 4-6

The evidence supporting these findings is contained in the Petition, the Settlement Agreement, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

The Commission convened a hearing in this matter and considered all issues raised by the Settling Parties and evidence presented in support of the Settlement Agreement. During the hearing, the Settlement Agreement was entered into the record without objection and is incorporated by reference herein at Order Exhibit No. 1. The Commission has carefully considered the terms of the Settlement Agreement, the testimony of witnesses, and specifically considered the question of whether the terms contained in the Settlement Agreement will result in achievement of Statutory Cost Objectives, would be just, fair, and reasonable; in the public interest; and would be in accordance with applicable law and sound regulatory policy. For the reasons set forth below, the Commission adopted the Settlement Agreement on July 10, 2025, during a Commission Business Meeting, because the Settlement Agreement would achieve the Statutory Cost Objectives; is in the public interest; and is otherwise in accordance with applicable law.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 32

The Settlement Agreement was described by the Settling Parties as “comprehensive.” Order Exhibit No. 1, Paragraph B.2. The Settlement Agreement covers a variety of terms within this Financing Order including the estimated Storm Recovery Costs to be securitized, assumptions to be utilized when calculating quantifiable benefits, incremental Storm Recovery Costs, treatment of Storm Cost-related Deferrals, Capital Contribution, Rating Agencies, the BAT, IAL process and other matters. Witnesses testifying in support of the Settlement Agreement highlighted that the Company’s securitization proposal, as modified by the Settlement Agreement, continued to demonstrate that the proposed transaction is expected to provide quantifiable net benefits to customers. Tr. 43.5:4-15; 60.5:14-19; 82.4:5-10; 110.3:3-8; 153:2-4. During questioning from Commissioners, DEC Witness Jiggetts testified that, under the terms of the Settlement, the quantifiable benefits are, in fact, a little bit higher than what was originally proposed. Tr. 61:18-62:7. Additionally, based on testimonial evidence offered into the record, the Settlement Agreement resulted in customer benefits that could not have been achieved outside of a settlement. Tr. 197.2:10-197.3:2.

Based on all the evidence, the Commission concludes that the Settlement Agreement will result in achieving the Statutory Cost Objectives and is just, reasonable, and in the public interest.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 33

D.	Evidence and Conclusions for Finding of Fact Nos. 7-11

The evidence supporting these findings and conclusions is contained in the Petition, the Settlement Agreement, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Storm Recovery Costs

DEC’s Petition requested the authority to finance its Storm Recovery Costs through the issuance of storm recovery bonds. DEC’s estimated Storm Recovery Costs, including the storm reserve amount, and up-front Financing Costs have been subject to discovery and review by ORS and other intervenors and was adjusted in the Settlement Agreement and excluded all costs allocated to DEC customers on the Greenwood Rate. Consistent with DEC’s letter filed with the Commission on May 28, 2025, the Company removed “the portion of storm recovery costs allocated to customers on the Greenwood Rate, or $1.68 million, from its request for recovery through securitization in this proceeding. These costs will not be socialized to other retail customers, consistent with the recommendation of ORS witness Seaman-Huynh.” Order Exhibit No. 1 at para. B.3.a. The Commission finds that DEC’s requested recovery of approximately $556.211 million, plus an estimated $6.0 million in up-front Financing Costs is reasonable and that these costs are eligible for recovery through securitization, subject to review pursuant to S.C. Code Ann. sections 58-27-1105(17)(c) and 58-27-1110(B) (Supp. 2025).

Testimony from Company Witness Guyton detailed the extensive restoration efforts undertaken by DEC in response to Hurricane Helene. Tr. 23.17:6-23.27:6. His testimony established that the storm caused unprecedented damage to DEC’s system and described how DEC mobilized thousands of workers to restore service as quickly and safely as possible. Tr. 23.24:22-23.25:7. Witness Guyton testified that each phase of the Company’s recovery process in the wake of Hurricane Helene adhered to established protocols and industry best practices. Tr. 21:19-23; 23.27:15-23.28:3. Company Witness Culbreth supported the reasonableness of the cost estimates for Hurricane Helene, providing a detailed breakdown of the cost estimation methodologies and the multiple layers of review that are conducted. Tr. 54.7:12-54.23.18. She testified that DEC employed historical storm cost data and actual incurred costs to ensure that the storm recovery cost estimates were the best available at the time of the filing. Tr. 54.8:10-13; 54.10:19-54.11:5.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 34

Company Witness Jiggetts also supported this conclusion, as she detailed in her Direct Testimony how securitization is expected to provide customers with quantifiable net benefits on a net-present value basis compared to traditional cost recovery methods. Tr. 37.23:9-37.30:7. Witness Jiggetts also testified in support of the requested storm reserve funding. Tr. 37.15:14-37.17:20. Witness Jiggetts testified that the Company’s request is an appropriate way to offset the Company’s negative reserve balance following multiple significant storm events in recent years that depleted the reserve. Tr. 37.16:5-8; 37.16:13-15. She further explained that addressing the negative storm reserve balance through this securitization helps to mitigate the financial impact of these costs on customers. Tr. 37.16:15-17. Through her testimony, Witness Jiggetts also addressed how the Company proposed to treat carrying costs accrued prior to the issuance of storm recovery bonds. Tr. 37.20:12-37.21:6.

According to ORS Witness Seaman-Huynh, ORS determined that the Company used the 2022 Test Year Cost of Service Study (CoSS) for the allocation of customer, distribution, and transmission costs for South Carolina retail customers. Tr. 172.3:13-18. However, the Company used the 2023 Test Year CoSS, which has not been approved by the Commission, as the basis for the allocation of customer, distribution, and transmission costs between its North Carolina and South Carolina jurisdictions. Id. ORS Witness Seaman-Huynh testified that both South Carolina retail allocations and North Carolina and South Carolina jurisdictional allocations should be based on the Commission approved 2022 Test Year CoSS. Tr. 172.4:3-6.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 35

In the Settlement Agreement, the Settling Parties agreed that, after applying certain reductions contained in Paragraph B.3, the total estimated storm recovery costs to be securitized would be $556.211 million. Order Exhibit No. 1 at para. B.4. Moreover, the Settling Parties agreed to use DEC’s methodology for calculating incremental O&M costs as outlined in Culbreth Settlement Exhibit 1 for purposes of determining the Hurricane Helene storm recovery costs to be securitized. Id. at para. B.6. Per the Settlement Agreement, ORS reserved its right to review and make recommendations to DEC’s methodology for calculating incremental costs in the Future Cost Reconciliation Proceeding. Id. DEC and ORS also agreed to engage in monthly discussions with the goal of reaching consensus on a methodology for calculating incremental O&M costs, to be applied to the reconciliation of storm recovery costs for Hurricane Helene. If no consensus is reached, the issue will be presented to the Commission for resolution in the Future Cost Reconciliation Proceeding for Hurricane Helene. Id. at para. B.8. The Settlement Agreement also addressed jurisdictional allocations; specifically, the Settling Parties agreed to use and allocate North Carolina and South Carolina jurisdictional costs in accordance with DEC’s Test Year 2022 Cost of Service Study, approved by the Commission in Order No. 2024445.12

12 Order No. 2024-445, Docket No. 2023-388-E (July 3, 2024).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 36

Based on the Commission’s determination that the Settlement Agreement should be approved as just, reasonable, and in the public interest, the individual terms of the Settlement Agreement are similarly approved and should be given effect. This includes the terms addressing the total estimated costs to be securitized, the terms addressing DEC’s methodology for determining incremental O&M costs, as well as the terms addressing jurisdictional allocations. The Commission further finds that DEC’s method of calculating carrying costs on estimated Hurricane Helene costs is in accordance with the Amended Storm Securitization Statute. Section 58-27-1105(17)(d) expressly permits DEC to securitize carrying costs accumulated from the date of the storm through the issuance of the Storm Recovery Bonds, determined by the actual interest rate paid by DEC to borrow funds necessary to cover the restoration and recovery efforts after Hurricane Helene. The Company will report to the Commission the total estimated storm recovery costs to be securitized, including final carrying costs as well as up-front and on-going Financing Costs so financed in the IAL. Tr. 113.44:12-113.45:20.

Deferred Review of Storm Recovery Costs

The Amended Storm Securitization Statute permits the Company to defer the review and approval of the principal costs that DEC proposed to finance using the storm recovery bonds to either a future general rate proceeding or a separate proceeding established by the Commission at the request of the Company in consultation with ORS. S.C. Code Ann. § 58-27-1110(B) (Supp. 2025). Pursuant to that section, DEC elected to defer review and approval of its actual storm recovery costs. Petition at 11, para. 20; Tr. 193.9:19-21; 197.2:16-18. Section 58-27-1110(B) also requires DEC to file a report with the Commission updating the reconciliation of estimated costs to actual costs incurred at least twice per calendar year until the costs are reconciled. Notably, no party of record advanced a position that either contested the Company’s authority to defer review and approval in accordance with the Amended Storm Securitization Statute, or the Company’s exercising its option to defer review and approval of its actual storm recovery costs.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 37

Upon review of the entire record, the Commission determines that DEC may defer the review and approval of Storm Recovery Costs to either a future base rate proceeding or the Future Cost Reconciliation Proceeding. In accordance with S.C. Code Ann. section 58-27-1110(B), the Company will file a report with the Commission updating the reconciliation of the estimated Storm Recovery Costs with actual Storm Recovery Costs incurred at least twice per calendar year until the Storm Recovery Costs are reconciled.

Storm Recovery Cost-Related Deferrals

Solely for purposes of this proceeding and without precedential effect, the Settling Parties agreed to the following treatment for certain deferrals associated with the storm recovery costs in the Settlement Agreement, following the issuance of the storm recovery bonds.

Actual vs. Estimated Storm Costs: The actual storm recovery costs will be compared against the amount of storm recovery costs securitized. If actual storm costs are less than the amount securitized, the difference will be deferred as a regulatory liability and accrue a return at the Commission-authorized WACC from the bond issuance date until the amount is reflected in customer rates. If actual storm costs exceed the securitized amount, the difference will be recorded as a regulatory asset and accrue a return at the Commission-authorized embedded cost of debt from the bond issuance date until it is reflected in customer rates. In both scenarios, the term-loan rate will apply during the pre-bond issuance period.13

13 Order Exhibit No. 1 at para B.10(a).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 38

Actual vs. Estimated Financing Costs: The actual financing cost amounts will be compared against the amount of financing costs securitized. If actual financing costs are lower than the securitized amount, the difference will be returned to customers in the first storm recovery bond true-up adjustment. If actual financing costs are higher, the difference will be recorded as a regulatory asset and accrue a return at the embedded cost of debt from the bond issuance date until it is reflected in customer rates.14

Return on Negative Storm Reserve Balance: The Company will accrue a return at the Commission-authorized WACC from the date the bonds are issued until the effective date of new rates in the Company’s next base rate proceeding, Docket No. 2025-172-E (2025 Rate Case), at which point the revised reserve balance will be incorporated into new base rates as of the new rate effective date.15 The Company’s negative storm reserve balance is approximately $24.587 million. Order Exhibit No. 2.

Tax Repair Allowance Benefits: During the Future Reconciliation Proceeding, the Company will assess whether any actual tax repair allowance benefits were or will be realized. If such benefits were or will be realized, the Company will defer the greater of the actual or estimated benefit to a regulatory liability and accrue a return at the Commission-authorized WACC from the first quarter in which the benefits are actually realized in estimated taxes. The benefit is subject to a subsequent true-up in a future tax return until new rates are implemented in the next DEC South Carolina rate case, at which time the associated ADIT adjustment will be reflected in base rates as of the new rate effective date, or in a separate rider established to implement the outcome of the reconciliation.16

14 Order Exhibit No. 1 at para B.10(b).

15 Id. at para B.10(c).

16 Id. at para B.10(d).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 39

Tax Depreciation Greater Than Book Depreciation: The Company will accrue a return at the Commission-approved WACC from the time of bond issuance until new rates are implemented in the 2025 Rate Case, at which time the associated ADIT adjustment will be reflected in base rates as of the new rate effective date.17

Casualty Loss Tax Deduction: During the Future Reconciliation Proceeding, the Company will assess whether net cash benefits were or will be realized from casualty loss tax deductions and related casualty loss restoration adjustments. If such a net benefit was actually realized, the savings will be deferred to a regulatory liability and accrue a return at the Commission-authorized WACC from the first quarter in which the benefits are actually realized in estimated taxes, subject to subsequent true-up in a future tax return until it is reflected in customer rates, either in a future base rate case or in a separate rider established to implement the outcome of the reconciliation.18

Financing Savings from Holding Excess Cash: Notwithstanding that (a) bond proceeds will be used to pay for actual storm restoration costs incurred due to Hurricane Helene, (b) any over-recovery of storm costs will be deferred, and (c) all post-2025 rebuild projects have been removed from the storm cost estimates to be securitized, the Company agrees to assess in the Future Reconciliation Proceeding whether any net financing savings were realized from actual securitized costs being incurred after bond issuance, resulting from temporarily holding excess cash. Any such savings will be deferred as a regulatory liability and accrue a return at the WACC from the time realized until reflected in customer rates, either in a future base rate case or in a separate rider established to implement the outcome of the reconciliation.19

17 Order Exhibit No. 1 at para B.10(e).

18 Id. at para B.10(g).

19 Order Exhibit No. 1 at para B.10(h).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 40

ADIT on Deferred O&M Costs: The Company will accrue a return at the Commission-approved WACC from the time of bond issuance until new rates are effective in the 2025 Rate Case, at which time the associated ADIT adjustment will be reflected in base rates as of the new rate effective date.20

The Settling Parties also agreed not to establish a deferral for depreciation expense on Helene-destroyed assets that have been retired. In lieu of this deferral, the Company agreed to apply a corresponding $2.963 million reduction to carrying costs on the storm recovery costs to be securitized, which is reflected in the storm recovery cost amount to be securitized.21

The Commission finds that, based on the record of this proceeding, the deferral treatment set forth in the Settlement Agreement was the product of extensive negotiation among the Settling Parties. During the hearing and through their testimony, several witnesses referenced the parties’ efforts undertaken to arrive at a comprehensive resolution of all issues presented in this proceeding. Tr. 43.2:18-20; 43.9:17-18; 60.5:13-14; 158.3:6-11; 197.1:14-16; 200:13-17. Addressing deferral treatment under the terms of the Settlement Agreement, ORS Witness Rhoden testified that the Settling Parties reached “agreement on the treatment of savings identified in ORS’s review, to ensure preservation of the savings to customers resulting from the storm recovery financing.” Tr. 197.2:22-197.3:2. The terms of the Settlement Agreement also provide a further reduction to the Company’s carrying costs as proposed in the Petition, in lieu of establishing a contested deferral. Order Exhibit No. 1 at paras. B.3(c) and B.10(0; Tr. 34:15-17. As reflected in the Settlement Agreement and witness testimony, these deferrals and their associated treatment are solely for the purposes of this proceeding and do not have precedential effect in future proceedings or dockets. Tr. 43.9:11-13. Moreover, the terms of certain deferrals allow for continued evaluation in the Future Reconciliation Proceeding. See e.g., Order Exhibit No. 1 at paras. B.10(d) and (g). Based on the record and the Settlement Agreement, the Commission finds that the deferral treatment described herein is reasonable, for purposes of this proceeding only, as part of the comprehensive framework to reconcile estimated and actual storm recovery costs.

20 Id. at para. B.10(i).

21 Id. at paras. B.3(c) and B.10(f).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 41

E.	Evidence and Conclusions for Finding of Fact Nos. 12-13

The evidence supporting these findings and conclusions is contained in the Petition, the Settlement Agreement, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Up-front Financing Costs

In the Petition, DEC requested that its estimated up-front Financing Costs associated with the issuance of the Storm Recovery Bonds be included in the principal amount of Storm Recovery Bonds pursuant to S.C. Code Ann. section 58-27-1105(15) (Supp. 2025). Petition at 11-12, paras. 21-22. Company Witness Heath provided a breakdown of the estimated up-front Financing Costs, which total approximately $6.0 million, as reflected in Heath Settlement Exhibit 1. Tr. 106.21:21; Hearing Exhibit No. 18. Witness Heath testified that such costs include the fees and expenses to obtain the Financing Order, as well as the fees and expenses associated with the structuring, marketing, and pricing of the Storm Recovery Bonds, including the following: external and incremental internal legal fees and expenses, structuring advisory fees and expenses, any interest rate lock or swap fees and costs, underwriting fees and original issue discount, rating agency and trustee fees (including trustee’s counsel), accounting fees, information technology programming costs, servicer’s set-up costs, printing and marketing expenses, stock exchange listing fees and compliance fees, filing and registration fees, estimated fees for outside consultants and counsel for ORS, and estimated fees for the QITP. Tr. 106.23:5-18.  A complete list of all up-front Financing Costs will be included in Attachment 2 of the IAL. The form IAL, with preliminary estimates of up-front Financing Costs, is included in Order Exhibit No. 4 of this Financing Order. Company Witness Heath further stated that up-front Financing Costs include reimbursement to DEC for amounts advanced for payment of such costs. Tr. 106.23:18-19.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 42

Furthermore, as Company Witness Jiggetts testified, to the extent that actual up-front Financing Costs are less than the final estimates reflected in the IAL, DEC shall credit the difference back to customers in the first true-up adjustment letter process. Tr. 37.21:19-37.22:3. Conversely, if the actual up-front Financing Costs are more than the amounts appearing in the IAL, DEC may establish a regulatory asset to defer those excess costs for later recovery in the Company’s next base rate proceeding. DEC shall book such excess amounts as a regulatory asset, which will accrue a return at the embedded cost of debt from the bond issuance date until it is reflected in customer rates. Order Exhibit No. 1 at para. B.10(b). Any such deferred costs will not impact the Storm Recovery Bonds or Storm Recovery Charge approved in this proceeding.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 43

S.C. Code Ann. section 58-27-1105(7) (Supp. 2025) defines Financing Costs. The Commission finds that DEC’s estimated up-front Financing Costs as proposed in the Petition and expounded on in testimony fall within this definition. Pursuant to S.C. Code Ann. section 58-27-1105(15) (Supp. 2025), these estimated up-front Financing Costs are eligible for recovery through securitization and will be subject to finalization in the IAL. The Commission finds that the estimated up-front Financing Costs are reasonable and required to facilitate the issuance of the Storm Recovery Bonds in a manner that achieves the Statutory Cost Objectives. The estimated up-front Financing Costs will be updated in the IAL that DEC files with the Commission following bond pricing to reflect actual amounts incurred. As detailed in testimony, the up-front Financing Costs, such as legal fees and expenses and the costs of outside consultants and counsel for the Companies, ORS, the QITP and the Commission, will not be known until after the financing is completed. Tr. 106.26:13-16; 106.27:16-18; 106.28:3-5. Further, other up-front Financing Costs will vary depending on the size of the final issuance of the Storm Recovery Bonds. Specifically, the Securities and Exchange Commission (SEC) registration fee, underwriters’ fees, and rating agency fee are proportional to the amount of qualified costs actually financed. Tr. 106.25:2-6; 106.26:21-106.27:11; 106.29:11-19. Other up-front Financing Costs, such as original issue discount, will be determined at the time of the sale. Tr. 113.22:3-22. Accordingly, actual up-front Financing Costs will not be known until after the pricing of the Storm Recovery Bonds. Tr. 106.24:10-11. The Commission therefore concludes that the estimated up-front Financing Costs are reasonable, necessary, in the best interest of customers, and consistent with the statutory framework established under the Amended Storm Securitization Statute.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 44

F.	Evidence and Conclusions for Finding of Fact No. 14

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

On-going Financing Costs

In its Petition, DEC requested that its on-going Financing Costs be recovered through the Storm Recovery Charge authorized by this Financing Order. Petition at 11-12, paras. 21-22. Company Witness Heath provided a breakdown of the estimated ongoing Financing Costs, which total approximately $0.9 million annually, as reflected in Heath Settlement Exhibit 1. Tr. 106.32:11-12; Hearing Exhibit No. 18. Company Witness Heath further testified that on-going Financing Costs include servicing fees; return on invested capital; administration fees; accounting and auditing fees; regulatory assessment fees; legal fees; rating agency surveillance fees; trustee fees (including any indemnity owed to the Trustee); independent director or manager fees; and other miscellaneous fees associated with the servicing of the Storm Recovery Bonds. Tr. 106.32:7-10. Witness Heath also provided estimates of on-going Financing Costs in Heath Settlement Exhibit 1. See Hearing Exhibit No. 18. Company Witness Heath further testified that because on-going Financing Costs are recovered through the Storm Recovery Charge, DEC will include the actual amounts in the True-Up Adjustment Letters and any variances will be resolved through the True-up Mechanism described in Company Witness Speros’s testimony. Tr. 106.32:11-17.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 45

DEC Witness Heath detailed the servicing responsibilities in his testimony; specifically, servicing responsibilities will include billing, monitoring, collecting, and remitting the storm recovery charge; reporting requirements imposed by the servicing agreement; implementing the True-up Mechanism; procedures required to coordinate required audits related to DEC’s role as servicer; legal and accounting functions related to the servicing obligation; and communication with rating agencies. Tr. 106.32:20-106.33:5. Company witness Heath stated that the annual servicing fee payable to DEC, as the initial servicer, is estimated to be 0.05% (5 basis points) of the initial principal amount of the bonds.22 Tr. 106.33:6-8. According to Witness Heath, administrative fees are separate from those of the servicer, and cover expenses associated with administrative functions DEC will be providing to the SPE, separate from those of the servicer, and include maintaining the general accounting records, preparation of quarterly and annual financial statements, arranging for annual audits of the SPE’s financial statements, preparing all required external financial filings, preparing any required income or other tax returns, and related support. Tr. 106.33:20-106.34:6. Additionally, the annual administration fee is expected to be $50,000. Hearing Exhibit No. 18.

The Servicing and Administration Fees collected by DEC or any affiliate of DEC, acting as either the Servicer or the Administrator under the Servicing Agreement or Administration Agreement, respectively, will be included in DEC’s cost of service such that DEC will credit back all periodic servicing fees in excess of DEC’s or an affiliate of DEC’s incremental costs of performing servicing and administration functions. Tr. 106.34:10-15. The expenses incurred by DEC, or such affiliate to perform obligations under the Servicing Agreement or Administration Agreement not otherwise recovered through the Storm Recovery Charge will likewise be included in DEC’s cost of service, subject to review as to reasonableness in an appropriate rate proceeding. Tr. 106.34:15-18.

22 According to Witness Heath’s Settlement Exhibit No. I, the annual servicing fee is expected to be $285,000. Hearing Exhibit No. 18.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 46

S.C. Code Ann. section 58-27-1105(7) (Supp. 2025) defines Financing Costs. The Commission finds that DEC’s estimated on-going Financing Costs as proposed in the Petition, and as detailed in testimony, fall within this definition. Pursuant to S.C. Code Ann. section 58-27-1105(15) (Supp. 2025), these estimated on-going Financing Costs are eligible for recovery through securitization and will be subject to finalization in the IAL. The Commission finds that the estimated on-going Financing Costs are reasonable and required to facilitate the issuance of the Storm Recovery Bonds in a manner that achieves the Statutory Cost Objectives. As referenced in Witness Heath’s testimony, the estimated on-going Financing Costs will be updated in the IAL that DEC files with the Commission following bond pricing to reflect actual amounts incurred. The Commission finds that the estimates for on-going Financing Costs will result in achieving the Statutory Cost Objectives, are just and reasonable, in the public interest, and are eligible for recovery under the Amended Storm Securitization Statute.

G.	Evidence and Conclusions for Finding of Fact Nos. 15-16

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses and the entire record in this proceeding.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 47

Utility Assessment Fee, License Tax and Sales Tax

In connection with the 2024 DEP Storm Securitization, DEP sought an opinion from the SCDOR regarding whether (i) License Tax on Utilities under S.C. Code Ann. section 12-20-100 (2014) and (ii) Sales Tax arising under Title 12 of the South Carolina Code of Laws apply to the storm recovery charge. SCDOR provided a letter to DEP on March 13, 2024 which explained (i) the storm recovery charge is derived from DEP’s regulated business in the State (as the Commission regulates the storm recovery charge), and part of the “receipts from [DEP’s] operations within the State,” therefore subject to the license fee assessment23 and (ii) that the sales and use tax is applicable to the storm recovery charge because the storm recovery charge is part of the “gross proceeds accruing or proceeding from the sale of electricity.”24 The Company does not propose to collect sales tax from customers who are otherwise exempt from such taxes, including residential and industrial customers.

Although this opinion was issued in response to DEP’s request, its conclusions are generally applicable to DEC as well, given the similarity of the securitization structures and the identical statutory provisions governing both electrical utilities. The Commission therefore concludes that the tax treatment of the Storm Recovery Charge, as set forth in the record and prior SCDOR guidance, is appropriate, consistent with South Carolina law, and in the best interests of customers. Furthermore, the Commission concludes that the SPE is not a utility as defined by South Carolina law, and therefore no Utility Assessment Fee shall be collected on the basis of the storm recovery charge of the SPE.

H.	Evidence and Conclusions for Finding of Fact Nos. 17-18

The evidence supporting these findings and conclusions is contained in the Petition, the Settlement Agreement, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

23 Letter from Elisabeth W. Shields, Esq., Sr. Tax Policy Analyst, SCDOR and Dana Taylor, Tax Policy Manager, SCDOR, to Cooper Monroe, Vice President, Duke Energy Progress, LLC, at 4 (Mar. 13, 2024).

24 Id. at 1.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 48

Return on Capital Contribution

The Company proposed to earn a return on its capital contribution to the SPE equal to the rate of interest payable on the longest maturing tranche of a series of Storm Recovery Bonds. Testifying in detail as to the Company’s request, Company Witness Heath stated that the proposed return on the capital contribution is necessary and consistent with general ratemaking principles because DEC will be contributing capital to the SPE for the duration of the term of the Storm Recovery Bonds (i.e., twenty years). Tr. 106.16:7-13. Witness Heath testified that, absent the bond issuance, DEC would be able to invest such capital in other ways where it would be entitled to earn a return (i.e., lost opportunity costs), most likely in an amount higher than anticipated in this transaction (e.g., the Company’s WACC).  Tr. 106.16:14-17. Addressing customer impacts, Witness Heath’s testimony stated that the absence of a capital contribution, the bonds would likely receive less favorable tax treatment and be more expensive for customers. Tr. 106.16:17-19.

The Settlement Agreement provided DEC would capitalize the SPE through an equity contribution, and that DEC would be permitted to earn a return on its capital contribution equal to the rate of interest payable on the longest maturing tranche of the storm recovery bonds. Order Exhibit No. 1 at para. B.11. Moreover, any investment earnings on the Capital Subaccount would be retained by the SPE and applied, for the benefit of customers, towards future debt service payments, thereby reducing future Storm Recovery Charges. Id. Having reviewed the Settlement Agreement and the witness testimony in support of the agreement as a comprehensive resolution of all issues in this proceeding, the Commission concludes that the capitalization and associated return is a term that is just and reasonable and supported by substantial evidence in the record.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 49

I.	Evidence and Conclusions for Finding of Fact No. 19

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

A description of DEC’s proposed transaction is contained in its Petition and the testimony and exhibits submitted therewith. DEC proposed a transaction structure that included the following:

•	The use of an SPE as issuer of Storm Recovery Bonds, limiting the risks to bondholders of any adverse impact resulting from a bankruptcy proceeding of DEC or any affiliate.

•	The SPE’s use of the proceeds from the issue of Storm Recovery Bonds to purchase from DEC the Storm Recovery Property and receive collections of the Storm Recovery Charge.

•	DEC’s use of the proceeds from that sale to the SPE to finance and recover the Securitizable Balance and pay the up-front Financing Costs.

•	The right to impose, bill, charge, collect, and receive the Storm Recovery Charge that are nonbypassable and which must be trued-up at least semi-annually, and may be trued-up more frequently at the option of the servicer, to ensure the timely payment of the debt service and on-going Financing Costs as scheduled.

•	The use of a collection account which includes, without limitation, a capital subaccount at the SPE funded initially by a deposit from DEC equal to at least 0.50 percent of the initial principal amount of the Storm Recovery Bonds issued by the SPE.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 50

•	A servicer, initially DEC, responsible for billing and collecting the Storm Recovery Charge from existing and future retail customers.

•	Compliance with the provisions established in the IRS Revenue Procedure to ensure favorable federal income tax treatment.

See generally Petition at 5-6, 11-12, 15, 19-22.

More specifically, DEC proposed creating the SPE and then transferring the rights to impose, bill, charge, collect, and receive the Storm Recovery Charge, to obtain true-up adjustments, as well as the other rights arising pursuant to this Financing Order, to the SPE. Tr. 113.17:5-8. Upon such transfer and simultaneously with the issuance of Storm Recovery Bonds, these transferred rights will become Storm Recovery Property as provided by the Amended Storm Securitization Statute. Tr. 88.3:3-6; 113.12:8-15; 113.16:11-19.

DEC proposed that the SPE will issue Storm Recovery Bonds and will transfer the net proceeds from the sale of such bonds to DEC in consideration for the sale of the Storm Recovery Property. Tr. 106.15:12-13; 106.17:1-5. The SPE will be organized and managed in a manner designed to maintain the SPE as a bankruptcy-remote entity and designed to be unaffected by a bankruptcy of DEC or any other affiliate of DEC or any of their respective successors. Tr. 88.5:14-16; 88.12:4-7; 106.7:2-11; 106.14:9-11; 113.13:19-113.14:2; 113.15:19-113.16:7. The Storm Recovery Bonds will be issued pursuant to an indenture and administered by an indenture trustee. Tr. 106.17:16-23. The Storm Recovery Bonds will be secured by and payable solely from the Storm Recovery Property created pursuant to this Financing Order. The Storm Recovery Property and other collateral will be pledged to the indenture trustee for the benefit of the holders of the Storm Recovery Bonds and to secure payment of principal, interest on the Storm Recovery Bonds, and on-going Financing Costs. DEC proposed that the servicer of the Storm Recovery Bonds collect the Storm Recovery Charge and remit those amounts to the indenture trustee on behalf of the SPE. The servicer will be responsible for making any required or allowed true-ups of the Storm Recovery Charge. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee, acting for the benefit of holders of Storm Recovery Bonds, may appoint a successor servicer. DEC will act as the initial servicer (and as administrator) for the Storm Recovery Bonds. Tr. 106.17:9-14.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 51

The Storm Recovery Charge will be calculated to ensure the collection of an amount sufficient to pay the debt service due on the Storm Recovery Bonds together with the on-going Financing Costs, which include the servicing fee, administration fees for the SPE, rating agencies’ fees, trustee fees and expenses, legal and accounting fees, other on-going fees and expenses, and the cost of replenishing the Capital Subaccount (or overcollateralization subaccount, if required). These on-going Financing Costs are Financing Costs eligible for recovery pursuant to the Amended Storm Securitization Statute and are addressed further in this Financing Order, in connection with Finding of Fact No. 14.

DEC has proposed that the Storm Recovery Charge will be calculated and adjusted pursuant to the formula-based method, the True-up Mechanism, described in Company Witness Speros’s testimony and included as Order Exhibit No. 3 to this Financing Order. DEC has requested approval of a Storm Recovery Charge sufficient to recover the principal and interest on the Storm Recovery Bonds plus on-going Financing Costs. DEC proposed that the Storm Recovery Charge be adjusted at least semi-annually until twelve months prior to the scheduled final payment date of the latest maturing tranche of the Storm Recovery Bonds, at which point the Storm Recovery Charge shall be adjusted at least quarterly, to ensure that the amount collected from the Storm Recovery Charge is sufficient to pay the debt service on the Storm Recovery Bonds and all on-going Financing Costs. Company Witness Cimino also testified that DEC’s proposed bond structure is designed to provide substantially level annual debt service and revenue requirements over the life of the bond issue and would result in a declining Storm Recovery Charge over time, assuming growth in customer energy consumption, other factors being equal. Tr. 113.33:4-12.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 52

No party of record advanced a position contesting DEC’s proposed transaction structure and its adherence to the Amended Storm Securitization Statute.

The Commission finds DEC’s proposed transaction structure reasonable and in compliance with the Amended Storm Securitization Statute. Moreover, portions of DEC’s proposed transaction structure, described in this Financing Order, are necessary to enable the Storm Recovery Bonds to obtain the highest bond credit rating possible, with an objective of the highest possible credit ratings, to further ensure that the proposed issuance of the Storm Recovery Bonds on behalf of DEC, and the imposition of the Storm Recovery Charge will meet the Statutory Cost Objectives. Accordingly, DEC’s issuance structure is hereby approved.

J.	Evidence and Conclusions for Finding of Fact No. 20

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 53

Special Purpose Entity

Under DEC’s financing structure, DEC will create an SPE as a bankruptcy-remote Delaware LLC with DEC as its sole member, as set forth in the limited liability company agreement discussed further below. Tr. 113.15:18-19; 106.7:6-8. The SPE will be formed for the limited purpose of acquiring Storm Recovery Property from DEC, issuing Storm Recovery Bonds (which may be issued in one or more tranches), and performing other activities relating thereto or otherwise authorized by the limited liability company agreement. Tr. 113.12:13-15. The rights, obligations, structure, and restrictions described in this Financing Order with respect to the SPE are applicable to each such purchaser of Storm Recovery Property to the extent of the Storm Recovery Property acquired by it and the Storm Recovery Bonds issued by it. Tr. 113.15:15-113.16:8. The Commission agrees that creating an SPE for the limited purpose of acquiring Storm Recovery Property and issuing Storm Recovery Bonds as outlined in the testimony of DEC Witnesses Heath and Cimino is reasonable. As detailed below, the SPE will have certain rights, obligations, and restrictions that ensure the entity will be bankruptcy-remote, while also achieving the Statutory Cost Objectives as outlined in the Amended Storm Securitization Statute.

DEC proposed the following: (i) that the SPE may issue Storm Recovery Bonds in an aggregate amount not to exceed the Securitizable Balance approved by this Financing Order plus up-front Financing Costs;25 and (ii) to pledge to an indenture trustee, as collateral for payment of the Storm Recovery Bonds, the Storm Recovery Property, including the SPE’s right to receive the Storm Recovery Charge as and when collected, and other collateral described in the indenture.26 The SPE will not be permitted to engage in any other activities and will have no assets other than the Storm Recovery Property and related assets to support its obligations under the Storm Recovery Bonds. Tr. 88.5:17-18; 113.12:13-15. DEC stated that these restrictions on the activities of the SPE and restrictions on the ability of DEC to take action on the SPE’s behalf are imposed to achieve the objective that the SPE will be bankruptcy-remote and not be affected by a bankruptcy of DEC or any affiliate or successor of DEC. Tr. 113.12:15-22.

25 See Petition at 11-12, para. 21.

26 See Id. at 20, para. 40; Tr. 106.15:16-106.16:3.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 54

Witness Heath testified that the SPE will have at least one independent manager with no organizational affiliation with DEC other than possibly acting as independent manager(s) for another bankruptcy-remote subsidiary of DEC or its affiliates. Tr. 106.36:12-14. The SPE will not be permitted to amend the provisions of its limited liability company agreement or other organizational documents that relate to bankruptcy-remoteness of the SPE without the consent of the independent manager(s). See Tr. 113.47:6-11. Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager(s). Id. Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of the SPE as required by the rating agencies. See Tr. 185.10:1-6. The Commission agrees that these restrictions to ensure that the SPE is bankruptcy-remote are reasonable and necessary to achieve the Statutory Cost Objectives.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 55

The SPE will have no staff to perform administrative services, such as routine corporate maintenance, reporting, and accounting functions. Tr. 106.34:4-6. DEC proposed that these administrative services will be provided by DEC pursuant to the terms of the administration agreement between the SPE and DEC. Tr. 106.7:6-8, 106.34:4-6, and 113.53:3-6.

Per rating agency and IRS requirements, DEC will transfer to the SPE an amount required to capitalize the SPE adequately (the SPE Capitalization Level) for deposit into the Capital Subaccount. The SPE Capitalization Level is expected to be 0.50 percent of the initial principal amount of the Storm Recovery Bonds to be issued by the SPE or such greater amount as might be needed to meet IRS or rating agency requirements. Tr. 106.14:9-20. Witness Heath testified that, at the end of the transaction, the capital contribution will be returned to DEC. Tr. 106.15:1-2, 108.31:1-15.

The Commission confirms that the SPE will be an “assignee” as defined in S.C. Code Ann. section 58-27-1105(2) (Supp. 2025), when ownership of the Storm Recovery Property is transferred to such SPE, and such SPE may issue Storm Recovery Bonds in accordance with this Financing Order.

K.	Evidence and Conclusions for Finding of Fact Nos. 21-22

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 56

Storm Recovery Property

The Commission determines, consistent with S.C. Code Ann. section 58-27-1105(18) (Supp. 2025), that Storm Recovery Property consists of the following: (1) all rights and interests of DEC or any successor or assignee of DEC under this Financing Order, including the right to impose, bill, charge, collect, and receive the Storm Recovery Charge authorized in this Financing Order and to obtain periodic true-up adjustments to such Storm Recovery Charge as provided in this Financing Order and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

As DEC has requested, pursuant to S.C. Code Ann. section 58-27-1110(A) (Supp. 2025), the Commission determines that it is reasonable and in the public interest that the creation of the Storm Recovery Property be conditioned upon, and simultaneous with, the sale of such Storm Recovery Property to the SPE and the pledge of such Storm Recovery Property to secure the Storm Recovery Bonds.

The Storm Recovery Property shall constitute an existing, present intangible property right or interest therein, notwithstanding that the imposition and collection of the Storm Recovery Charge depends on DEC performing its servicing functions relating to the collection of the Storm Recovery Charge and on future electricity consumption. Such property shall exist regardless of whether the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is dependent on the future provision of service to retail customers by DEC or its successors or assignees and future consumption of electricity by retail customers. Furthermore, the Storm Recovery Property shall continue to exist until the Storm Recovery Bonds are paid in full and all Financing Costs and other costs of the Storm Recovery Bonds have been recovered in full.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 57

In S.C. Code Ann. section 58-27-1155(A) (Supp. 2025), the State and its agencies, including this Commission, pledge to and agree with the bondholders, the owners of Storm Recovery Property, and other financing parties that the State and its agencies, including this Commission, will not do any of the following: (1) alter the provisions of the Amended Storm Securitization Statute, which authorize this Commission to create an irrevocable contract right or chose in action by the issuance of this Financing Order, to create Storm Recovery Property, and make the Storm Recovery Charge imposed by this Financing Order an irrevocable, binding or nonbypassable charge; (2) take or permit any action that impairs or would impair the value of Storm Recovery Property or the security for the Storm Recovery Bonds, or revises the Storm Recovery Costs for which recovery is authorized; (3) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties; or (4) except for changes made pursuant to the True-up Mechanism, reduce, alter, or impair the Storm Recovery Charge that is to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, Financing Costs and other fees, expenses, or charges incurred, and any contracts to be performed in connection with the related Storm Recovery Bonds, have been paid and performed in full. This paragraph does not preclude limitation or alteration if full compensation is made by law for the full protection of the storm recovery charge collected pursuant to a financing order and of the bondholders and any assignee or financing party entering into a contract with the electrical utility.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 58

The Storm Recovery Property also constitutes an existing, present intangible property right or interest therein for purposes of contracts concerning the sale or pledge of property. See S.C. Code Ann. § 58-27-1125(A)(1) and (C)(3) (Supp. 2025). The interest of a transferee, purchaser, acquirer, assignee, or pledgee in the Storm Recovery Property, and in the revenue and collections arising from that property, is not subject to setoff, counterclaim, surcharge, or defense by DEC or any other person or in connection with the reorganization, bankruptcy, or other insolvency of DEC or any other entity. See S.C. Code Ann. § 58-27-1125(A)(5) (Supp. 2025).

The creation, attachment, granting, perfection, priority and enforcement of liens and security interests in Storm Recovery Property are governed by S.C. Code Ann. section 58-27-1125(B) (Supp. 2025). Pursuant to that section, the priority of a security interest in Storm Recovery Property is not affected by the commingling of the Storm Recovery Charge with other amounts. Any pledgee or secured party shall have a perfected security interest in the amount of the Storm Recovery Charge that is deposited in the collection account or any other cash or deposit account of DEC in which the Storm Recovery Charge has been commingled with other funds and any other security interest that may apply to those funds shall be terminated when such funds are transferred to the collection account.

When DEC transfers Storm Recovery Property to the SPE pursuant to this Financing Order under an agreement that expressly states that the transfer is a true sale and absolute transfer in accordance with the sale, assignment, and transfer provisions of S.C. Code Ann. section 58-27-1125(C) (Supp. 2025), that transfer shall constitute an absolute transfer and true sale and not a pledge of or secured transaction or other financing arrangement, and title to the Storm Recovery Property shall immediately pass to the SPE. After such a transfer, the Storm Recovery Property shall not be subject to any claims of DEC or its creditors, other than creditors holding a properly perfected prior security interest in the Storm Recovery Property perfected by S.C. Code Ann. section 58-27-1125 (Supp. 2025).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 59

As provided by S.C. Code Ann. section 58-27-1125(C)(2) (Supp. 2025), the characterization of the sale, conveyance, assignment, or transfer of Storm Recovery Property as an absolute transfer and true sale or other absolute transfer and the corresponding characterization of the transferee’s property interest shall not be affected by any of the following: (1) commingling of the Storm Recovery Charge arising with respect to the Storm Recovery Property with other amounts; (2) the retention by DEC of a (i) partial or residual interest, including an equity interest, in the Storm Recovery Property, whether direct or indirect, or whether subordinate or otherwise or (ii) the right to recover costs associated with taxes, franchise fees or license fees imposed on the collection of the Storm Recovery Charge; (3) any recourse that the transferee may have against DEC; (4) any indemnification rights, obligations, or repurchase rights made or provided by DEC; (5) the obligation of DEC to collect the Storm Recovery Charge on behalf of the SPE; (6) DEC acting as the servicer of the Storm Recovery Charge or the existence of any contract that authorizes or requires DEC, to the extent that any interest in Storm Recovery Property is sold or assigned, to contract with the assignee or any financing party that it will continue to operate its system to provide service to its customers for the benefit and account of such assignee or financing party, and will account for and remit such amounts to or for the account of such assignee or financing party; (7) the treatment of the sale, conveyance, assignment, or other transfer for tax, financial reporting, or other purposes; (8) granting or providing to holders of the Storm Recovery Bonds a preferred right to the Storm Recovery Property or credit enhancement by DEC or its affiliates with respect to the Storm Recovery Bonds; or (9) any application of the True-up Mechanism.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 60

In addition, the method of tracing funds collected as the Storm Recovery Charge, or other proceeds of Storm Recovery Property and determining the identifiable cash proceeds of any storm recovery property is set forth in the servicing agreement, the final version of which shall be provided to the Commission concurrent with DEC’s filing with the SEC. Furthermore, the Company agrees to trace funds in a manner consistent with the Company’s current practice, which is tracking of funds collected based on actual daily billings to customers adjusted for (i) a weighted average balance of days outstanding and (ii) estimated write-offs rate. Tr. 88.14:19-88.15:2.

The Commission finds that the terms and conditions discussed above regarding Storm Recovery Property are reasonable and adhere to the requirements of the Amended Storm Securitization Statute. In addition, the Storm Recovery Property and all other collateral is to be held and administered by an indenture trustee pursuant to the indenture, which helps ensure a lower Storm Recovery Charge and that the Statutory Cost Objectives will be achieved. Accordingly, the Commission approves the (i) creation of Storm Recovery Property, including the rights to impose, bill, charge, collect, and receive Storm Recovery Charge and obtain periodic adjustments to the Storm Recovery Charge and (ii) DEC’s sale of the Storm Recovery Property to the SPE.

As provided in S.C. Code Ann. section 58-27-1125(A)(4) (Supp. 2025), if DEC defaults on any required remittance of amounts collected in respect of Storm Recovery Property specified in this Financing Order, the Court of Common Pleas in Richland County, South Carolina, upon application by an interested party, and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the revenues arising from such Storm Recovery Property to the financing parties or their assignees. This Financing Order shall remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to DEC or its successors or assignees.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 61

L.	Evidence and Conclusions for Findings of Fact Nos. 23-24

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Form of Transaction Documents

DEC submitted for approval the forms of Transaction Documents necessary for the issuance of the Storm Recovery Bonds. Hearing Exhibit No. 16.

The purchase and sale agreement and administration agreement are between DEC and the SPE. These contracts set out in substantial detail certain terms and conditions relating to the transaction structure for each issuance of Storm Recovery Bonds, including the proposed sale of Storm Recovery Property to the SPE, the administration of the SPE, and the servicing of the Storm Recovery Charge and Storm Recovery Bonds.27 Hearing Exhibit No. 16.

The limited liability company agreement constitutes the organizing document of the SPE, with DEC as the sole member. Petition at 19, n.19. DEC anticipates that the limited liability company agreement would be executed substantially in the form submitted to this Commission, subject to such changes deemed necessary or advisable to satisfy bankruptcy opinion and rating agency considerations. Tr. 113.53:3-6.

27 As stated in the Petition, the administration agreement and servicing agreement provide for the servicing and administrative functions that DEC would provide to the SPE. Petition at 19, n.20.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 62

DEC has also submitted a form of indenture between the SPE and an indenture trustee, which sets forth proposed security and terms for the Storm Recovery Bonds. Tr. 106.8:13; Hearing Exhibit No. 16.

In addition, DEC will execute a servicing agreement with the SPE. DEC will be the initial servicer but may be succeeded as servicer as detailed in the servicing agreement, subject to approval of the Commission. Pursuant to the servicing agreement, the servicer is required, among other things, to impose, bill, charge, collect, and receive the Storm Recovery Charge for the benefit and account of the SPE; to make the periodic formulaic true-up adjustments of Storm Recovery Charge required or allowed by this Financing Order; and to account for and remit its collection of Storm Recovery Charge to or for the account of the SPE in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the servicing agreement. Tr. 113.34:12-113.35:2. In the servicing agreement, DEC commits to maintaining accurate and complete accounts of the Storm Recovery Property. Hearing Exhibit 16. Further, DEC as servicer will maintain custodial bank accounts and bank clearing accounts and must deposit collections within two business days. Id. DEC also commits to remitting at least annually to the indenture trustee, for the benefit of the Issuer, any late charges received from customers in respect of the Storm Recovery Charge. Id.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 63

Under the servicing agreement, if any servicer fails to fully perform its servicing obligations, the indenture trustee or its designee may, and upon the instruction of the requisite percentage of holders of the outstanding Storm Recovery Bonds or of the Commission, shall, appoint an alternate party to replace the defaulting servicer. See Hearing Exhibit No. 16. The obligations of the servicer under the servicing agreement, the circumstances under which an alternate servicer may be appointed, and the conditions precedent for any amendment of such agreement will be more fully specified in the servicing agreement. The rights of the SPE under its servicing agreement will be included in the collateral pledged to the indenture trustee under its indenture for the benefit of holders of the Storm Recovery Bonds. Tr. 113.10:16-17; 113.12:12; 113.23:12-14.

Drafts of these agreements were filed to allow the Commission to evaluate the principal rights and responsibilities of the parties thereto. Company Witness Heath explained that DEC’s proposed Transaction Documents are consistent in all material respects to those utilized in the 2024 DEP Storm Securitization.

Accordingly, the form Transaction Documents are in the public interest, necessary to facilitate the transaction, and approved, subject to further advice and input by the BAT, as provided in Finding of Fact Nos. 24 and 49-55 to ensure that the Statutory Cost Objectives are achieved and for compliance with this Financing Order and the Amended Storm Securitization Statute.

M.	Evidence and Conclusions for Finding of Fact No. 25

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Offering and Sale of the Bonds

In its Petition, DEC requested the flexibility to determine which transaction structure is best tailored to then-existing rating agency considerations, market conditions, and investor preferences, so that the financing of the Storm Recovery Costs can achieve the Statutory Cost Objectives.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 64

DEC proposed that the Storm Recovery Bonds be offered pursuant to an SEC-registered offering to reach the broadest number of potential investors and ultimately achieve the lowest storm recovery charge. Petition at 19, para. 37. The Company provided testimony that the vast majority of utility securitizations have been sold as SEC-registered public transactions. Tr. 113.31:14-113.32:4. Further, DEC noted that an SEC-registered, public offering is likely to result in a lower cost of funds relative to a non-SEC-registered offering, including a Rule 144A qualified institutional offering, all else being equal, due to the enhanced transparency and liquidity of publicly registered securities. Id.

However, given the heightened volatility in the macroeconomic and geopolitical environment, Witness Traska testified that DEC should have the flexibility, with advice and input from the BAT, to pursue other sales options that result in the achievement of the Statutory Cost Objectives for customers consistent with market conditions at the time the Storm Recovery Bonds are priced Tr. 185.26:1-15. DEC provided that if a means of sale other than an SEC-registered sale is proposed to be utilized, the rationale for the decision shall be explained in the IAL submitted to the Commission. Petition Exhibit A at 103.

According to Witness Cimino, DEC intends to pursue a negotiated sales process for issuance of the Storm Recovery Bonds consistent with the 2024 DEP Storm Securitization. Tr. 106.18:21-23. According to the Company, all utility cost recovery bond transactions of a similar nature have been offered for sale to investors through a group of underwriters. Tr. 106.19:1-5. DEC states it will select underwriters “with extensive debt capital markets experience and sales distribution workforce, specific experience in the marketing of utility cost recovery bond transactions issuances, and broad experience in the marketing of asset-backed securities and corporate bonds.” Tr. 106.19:8-14. Furthermore, DEC states the selected underwriters will aid the Company in conducting a thorough marketing and price discovery process to determine the most cost-effective structure for issuing the storm recovery bonds. Id.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 65

The Commission finds that the issuance of the Storm Recovery Bonds pursuant to an SEC-registered negotiated sale process is expected to result in lower overall costs and satisfy the Statutory Cost Objectives and should therefore be approved. However, DEC is also authorized to pursue other sale options, including a Rule 144A offering, if the Statutory Cost Objective could not be achieved with a negotiated sale, and DEC determines that other sale options would satisfy the Statutory Cost Objectives. Accordingly, the Commission grants DEC flexibility and authority, with advice and input from the BAT, to pursue other sales options that result in the achievement of the Statutory Cost Objectives for customers consistent with market conditions at the time the Storm Recovery Bonds are priced. By allowing the Company flexibility to determine which of the above issuance structures are best tailored to then existing rating agency considerations, market conditions, and investor preferences, the financing of Storm Recovery Costs can be reasonably expected to result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds are priced, and the terms set forth in this Financing Order. In accordance with DEC’s proposal in the proposed Financing Order, if a means of sale other than an SEC-registered sale is proposed to be utilized, the rationale for the decision shall be explained in the IAL submitted to the Commission.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 66

N.	Evidence and Conclusions for Finding of Fact Nos. 26-29

The evidence supporting these findings and conclusions is contained in the Petition, the Settlement Agreement, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Amortization, Interest Rates, and Credit Ratings of Storm Recovery Bonds

DEC proposed a twenty-year bond repayment period for the Storm Recovery Charge.  Petition at 20, para. 41; Tr. 106.19:23-106.20:2. Company Witness Heath testified that the approximately twenty-year proposal provides a greater level of quantifiable benefits to customers on a net present value basis as compared to the costs that would have been incurred absent the issuance of storm recovery bonds, and will result in the lowest storm recovery charge consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in a financing order issued by the Commission. Tr. 106.40:3-22.

Company Witness Heath also explained that the legal maturity date of each tranche may be longer than the scheduled final payment date for that tranche. Tr. 106.20:3-13. Specifically, “[t]he proposed preliminary structure for this transaction utilizes a legal maturity date that is usually 24 months longer than the scheduled final payment date for each bond tranche, known as a ‘maturity cushion.’” Tr. 113.31:3-6. According to Witness Cimino, it is important for the Financing Order to provide flexibility for the transaction to have the specific maturity cushions required to obtain AAA equivalent ratings. Tr. 113.31:9-11.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 67

The first payment of principal and interest for the Storm Recovery Bonds must occur within twelve months of the bond issuance. Tr. 41.18:4-5. According to Witness Cimino, payments of principal and interest thereafter should be made at least semi-annually, throughout the life of the storm recovery bonds. Tr. 113.48:9-14. Witness Cimino further testified that it is “beneficial for the storm recovery bonds to be structured to have substantially level annual debt service.” Tr. 113.33:4-5. Assuming “growth of customer base and load growth over time, it will facilitate a modest decline in the aggregate storm recovery charge over the life of the storm recovery bonds.” Tr. 113.33:5-8.

DEC, acting as servicer for the Storm Recovery Bonds, shall determine the exact scheduled final payment dates and legal final maturities of each tranche to ensure the issuance of Storm Recovery Bonds meets the Statutory Cost Objectives. Based on the record, the Commission finds that the duration of the proposed bond repayment period is reasonable. Further, the Commission finds that this proposed structure—providing substantially level annual debt service and revenue requirements over the life of the Storm Recovery Bonds—is reasonable and shall be utilized.

Regarding interest rates, Company Witness Cimino testified that the Storm Recovery Bonds should be issued at a fixed rate. Tr. 113.32:5-20. He explained that fixed rates facilitate evaluation of the likely costs and benefits in advance and the maintenance of roughly equal securitized charges over time. Id. Maintaining predictable revenue requirements facilitates the true-up process. Id. If floating-rate bonds were issued, it would be necessary to enter into interest rate swaps to create a fixed rate payment obligation, and the swap arrangement would increase risks for customers. Id. The Commission finds that each tranche of the Storm Recovery Bonds should have a fixed interest rate, subject to market conditions. If market conditions change, and it becomes necessary for one or more tranches of bonds to be issued as floating-rate securities in order to achieve the Statutory Cost Objectives, DEC proposed that it should be authorized to issue such bonds but will be required to execute agreements to swap the floating payments to fixed-rate payments in order to achieve the Statutory Cost Objectives. No parties objected to this proposed term, and the Commission finds it reasonable. As noted in Finding of Fact Nos. 27 and 56-62, a decision to issue floating-rate bonds or securities must be subject to advice and input from the BAT, and consistent with S.C. Code Ann. section 58-27-1110(C)(6)(a) (Supp. 2025), DEC, the primary underwriter(s), and the QITP would all have to certify that an issuance of Storm Recovery Bonds that has one or more floating-rate tranches resulted in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. The rationale for the decision to issue floating-rate bonds would be set forth in the IAL. Tr. 154.19:1-2. In making this certification, the costs of any interest rate swap agreements shall be included as part of the total cost of the proposed issuance. This flexibility will ensure that DEC can achieve quantifiable net benefits for customers as required by the Amended Storm Securitization Statute and ensure that DEC achieves the Statutory Cost Objective of the lowest Storm Recovery Charge consistent with market conditions at the time the storm recovery bonds are priced.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 68

The Company anticipates that the Storm Recovery Bonds will have the highest possible credit rating from at least two nationally recognized rating agencies, S&P and Moody’s. Tr. 113.53:9-13; 108.11:2-4. The Commission finds that DEC should strive for AAA credit ratings or the highest equivalent credit ratings given for the type of securities the SPE issues and hereby grants DEC authority to agree to necessary credit enhancements, with recovery of related costs as a form of on-going Financing Costs to achieve the Statutory Cost Objectives. In the Settlement Agreement, DEC agreed that if the ratings from S&P and Moody’s result in split bond ratings, DEC will seek advice and input from the BAT on whether to obtain a third rating from Fitch. ORS Witness Traska specifically supported this term of the Settlement Agreement. Tr. 185.19:1-7. He noted that “[a] public transaction with a fixed rate coupon that carries ratings from all three major Rating Agencies is the ideal structure to pursue for marketing and pricing purposes.” Tr. 185.19:20-21.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 69

If the final credit rating on the proposed bonds is not AAA or Aaa, DEC shall explain the rationale for the decision in the IAL submitted to the Commission. The rationale shall include, but not be limited to, the comparisons made to determine how the interest rate(s) results in the lowest storm recovery charge consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order.

O.	Evidence and Conclusions for Finding of Fact No. 30

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Security for Storm Recovery Bonds

DEC proposed that the payment of the Storm Recovery Bonds and the Storm Recovery Charge authorized by this Financing Order is to be secured by the Storm Recovery Property created by this Financing Order and by certain other collateral as described herein. The Storm Recovery Bonds will be issued pursuant to an indenture under which the indenture trustee will administer the trust. Petition at 20, para. 40.

DEC proposed that the SPE will establish a collection account as a trust account to be held by its indenture trustee as collateral to facilitate the payment of the principal of interest on, and on-going Financing Costs related to, the Storm Recovery Bonds in full and on a timely basis. Tr. 113.23:14-17. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts if required to obtain the highest possible credit rating on the Storm Recovery Bonds in order to achieve the Statutory Cost Objectives. Tr. 113.23:17-21.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 70

DEC proposes that Storm Recovery Charge remittances from the servicer with respect to the Storm Recovery Bonds will be deposited into the general subaccount for the SPE. Tr. 113.24:6-11. On a periodic basis, the money in the general subaccount will be allocated to pay expenses of the SPE, to pay principal of and interest on the Storm Recovery Bonds, and to meet the funding requirements of the other subaccounts, according to specified payment priority established in the indenture. Id. Funds in the general subaccount will be invested by the indenture trustee in short-term, high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal of and interest on the Storm Recovery Bonds as well as all other components of the on-going Financing Costs payable by the SPE.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 71

When the Storm Recovery Bonds are issued, DEC proposes that it will make a capital contribution to the SPE, which the SPE will deposit into its capital subaccount. Tr. 106.34:20-21. The capital subaccount is available, if necessary, to serve as collateral for timely payment of principal and interest on the Storm Recovery Bonds and is considered a credit enhancement. Tr. 106.14:13-16; 106.14:21-22. The Storm Recovery Bond proceeds will not be used to fund this capital contribution. The amount of the capital contribution will be at least 0.50 percent of the initial aggregate principal amount of the Storm Recovery Bonds issued by the SPE. Tr. 106.14:11-13. The capital subaccount will serve as collateral to facilitate timely payment of principal of and interest on the Storm Recovery Bonds. To the extent that the capital subaccount must be drawn upon to pay these amounts due to a shortfall in the Storm Recovery Charge collections, it will be replenished to its original level during the next six-month period through the true-up process described below. Tr. 106.35:3-6. The funds in the capital subaccount will be invested in short-term, high-quality investments and, if necessary, such funds (including investment earnings) will be used by the indenture trustee to pay principal of, and interest on, the Storm Recovery Bonds and the on-going Financing Costs payable by the SPE. Tr. 106.35:6-9. DEC shall earn a rate of return on its invested capital in the SPE equal to the rate of interest payable on the longest maturing tranche of Storm Recovery Bonds and this return on invested capital should be a component of the Periodic Payment Requirement (as defined below), and accordingly, recovered from the Storm Recovery Charge. Tr. 110.4:21-110.5:2. The Commission finds this provision of the Settlement Agreement to be just, reasonable and in the public interest.

Any excess funds subaccount will hold any Storm Recovery Charge collections and investment earnings on the collection account in excess of the amounts needed to pay current principal of and interest on the Storm Recovery Bonds and to pay all of the on-going Financing Costs payable by the SPE including, but not limited to, funding or replenishing the capital subaccount. Tr. 113.26:11-18. Any balance in or amounts allocated to such excess funds subaccount on a true-up adjustment date will be subtracted from any amounts required for such period for purposes of the true-up adjustment. Id. The funds in the excess funds subaccount will be invested in short-term, high-quality investments, and such funds (including investment earnings thereon) will be available to pay principal of and interest on the Storm Recovery Bonds and the on-going Financing Costs payable by the SPE.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 72

DEC also proposed that any collection account and the subaccounts described above are intended to facilitate the full and timely payment of scheduled principal of, and interest on, the Storm Recovery Bonds and all other on-going Financing Costs payable by the SPE. Tr. 113.23:14-17. If the amount of Storm Recovery Charge collections in the general subaccount is insufficient to make, on a timely basis, all scheduled payments of principal of and interest on the Storm Recovery Bonds and to make payment on all of the other on-going Financing Costs payable by the SPE, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make such payments. See Tr. 113.26:2-5. Any deficiency in the capital subaccount due to such withdrawals must be replenished on a periodic basis through the true-up process. Tr. 106.35:3-6.

In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Upon the maturity of the Storm Recovery Bonds and upon the discharge of all obligations with respect to such bonds, amounts remaining in each collection account, as well as later collections of Storm Recovery Charge, will be released. See Tr. 113.26:11-18. As noted in this Financing Order, equivalent amounts, less the amount of any capital subaccount, will be booked to a regulatory liability, will accrue carrying costs, net of ADIT at DEC’s approved pre-tax WACC in effect at the time the deferral is incurred, and will be credited back to customers in the Company’s next base rate proceeding following the maturity of the Storm Recovery Bonds. Tr. 88.11:18-22.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 73

Based upon the foregoing, the Commission finds that utilization of a collection account, including a general subaccount, a capital subaccount, and an excess funds subaccount, as proposed by DEC, is reasonable and should help achieve the Statutory Cost Objectives. Moreover, it is necessary to grant DEC the flexibility and authority to include other subaccounts in the collection account where required to obtain the highest possible credit rating on the series of Storm Recovery Bonds, which will in turn lower the Storm Recovery Charge for customers.

P.	Evidence and Conclusions for Finding of Fact Nos. 31-35

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

DEC as Initial Servicer of the Storm Recovery Bonds

DEC proposes to execute a servicing agreement with the SPE, the final version of which shall be provided to this Commission concurrent with its filing with the SEC. Under the servicing agreement, the servicer shall be required, among other things, to:

(i) impose, bill, charge, collect, and receive the Storm Recovery Charge for the benefit of the SPE;

(ii) respond to customer inquiries, make the true-up adjustments of the Storm Recovery Charge required or allowed by this Financing Order; and

(iii) account for and remit the Storm Recovery Charge to or for the account of the SPE in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the servicing agreement, as set forth in this Financing Order.

See Tr. 113.52:7-12.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 74

In consideration for its servicing responsibilities, the Servicer—which initially will be DEC—will receive a periodic servicing fee that will be recovered through the storm recovery charge. Tr. 185.20:1-3. To support the Rating Agencies analyses necessary to obtain the highest possible credit rating, it is essential that the servicing fees be established on arm’s-length terms and reflect market-based rates. Tr. 185.20:3-5. Such servicing responsibilities include, without limitation: 1) billing, monitoring, collecting, and remitting the storm recovery charge; 2) reporting obligations imposed under the Servicing Agreement; 3) implementing the true-up mechanism; 4) procedures to coordinate required audits related to DEC’s performance as Servicer; 5) legal and accounting functions; and 6) communication with the Rating Agencies throughout the life of the transaction. Tr. 185.20:5-10. DEC’s proposed form of servicing agreement provides for an on-going servicing fee for the initial servicer in the amount of 0.05 percent (5 basis points) of the initial principal amount of the Storm Recovery Bonds plus Reimbursable Expenses. Tr. 185.20:11-13. DEC has submitted testimony on the costs anticipated to be incurred by it in connection with the servicing functions under the servicing agreement, and the Commission finds the proposal to be reasonable. Tr. 106.32:20-106.33:16.

DEC’s proposed form of servicing agreement provides for an annual fee for on-going services of 0.05 percent of the initial principal amount of the Storm Recovery Bonds so long as DEC acts as servicer, plus Reimbursable Expenses. Tr. 106.33:6-8. In addition to the annual on-going servicing fee, DEC shall recover its expenses as an up-front financing cost, to recover set-up costs of the servicer, including information technology programming costs to adapt DEC’s existing systems to bill, charge, collect, receive, and process the Storm Recovery Charge, and to set up necessary servicing functions. Tr. 106.23:8-22. Witness Heath testified about the various costs anticipated by the Company in connection with the servicing functions under the servicing agreement. All of the cost categories identified by Witness Heath are eligible for recovery through securitization pursuant to sections 58-27-1107(7)(c) and 58-27-1110 of the Amended Storm Securitization Statute. Id.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 75

The servicing fees collected by DEC, or an affiliate acting as the servicer under the Servicing Agreement, will be reflected in DEC’s on-going cost of service such that any amounts in excess of DEC’s incremental cost of servicing the Storm Recovery Bonds shall be returned to DEC’s retail customers. Tr. 106.34:10-15. The expenses incurred by DEC or such affiliate to perform obligations under the Servicing Agreement not otherwise recovered through the Storm Recovery Charge will likewise be reflected in DEC’s on-going cost of service. Tr. 106.34:15-18. The Commission finds the proposal to be reasonable.

DEC has proposed that it will not be permitted to voluntarily resign from its duties as a servicer if the resignation will harm the credit rating on Storm Recovery Bonds issued by SPE. Tr. 113.52:12-16. Even if DEC’s resignation as servicer would not harm the credit rating on the Storm Recovery Bonds issued by the SPE, the Commission finds and directs that DEC shall not be permitted to voluntarily resign from its duties as servicer without the express permission of the Commission. Id. In the event DEC must resign as servicer, DEC’s replacement shall be approved by the Commission. Id. If DEC defaults on its duties as servicer or is required for any reason to discontinue those functions, then DEC proposes that a successor servicer acceptable to the indenture trustee be named to replace DEC as servicer so long as such replacement would not cause any of the then current credit ratings of the Storm Recovery Bonds to be suspended, withdrawn or downgraded. The Commission finds that any successor servicer to DEC must also be acceptable to the Commission. See Hearing Exhibit No. 17.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 76

DEC proposed that, and the Commission finds and directs that, the servicing fee payable to a substitute servicer, if a substitute servicer be approved by the Commission, should not exceed 0.60 percent per annum on the initial principal balance of the Storm Recovery Bonds issued by the SPE, unless a higher fee is approved by the Commission. Tr. 106.33:9-11.

In the Servicing Agreement, DEC, as Servicer, shall agree to credit its retail customers to the extent there are higher servicing fees payable to any substitute servicer because of DEC’s negligence, recklessness, or willful misconduct in acting as a servicer.

The Commission finds and directs that the SPE and the indenture trustee shall not be permitted to waive any material obligations of DEC as transferor or as servicer of Storm Recovery Property without the consent of the Commission.

Furthermore, it is contemplated that DEC shall act as the servicer for the Storm Recovery Bonds until the Storm Recovery Bonds are fully paid. In the event of a change in utility regulation in the State of South Carolina, alternative energy suppliers are required to bill and collect the storm recovery charge and meet all other credit rating agency criteria so as not to negatively affect the Storm Recovery Bonds’ credit rating, as outlined in the testimony of witness Cimino. Tr. 113.34:20-35:2.

The Commission finds that it is reasonable for DEC to act as initial servicer, unless and until the Commission grants approval of a successor servicer, under the proposed financing transaction, which will reduce risk associated with the proposed securitization, resulting in a lower Storm Recovery Charge and greater benefits to customers. Accordingly, this Financing Order requires DEC to act as initial servicer pursuant to the servicing agreement under the proposed financing structure.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 77

Additionally, should a merger or corporate consolidation occur between DEC and DEP, the merged entity shall be deemed a successor servicer, ensuring continued compliance with the terms of this Financing Order, the Amended Storm Securitization Statute, and any other applicable law. Tr. 106.39:1-12. Based on the foregoing, the Companies affirmed that the necessary flexibility is achieved while ensuring the Commission retains the full authority to review and decide on any necessary adjustments resulting from the merger in future proceedings. Id. The Companies shall present to the Commission a proposal for the treatment of the Storm Recovery Charge and the ongoing administration of the Storm Recovery Bonds for Commission approval.

Pursuant to the Settlement Agreement, DEC agrees to seek advice and input from the BAT on whether the benefits of a Rating Agency Condition (RAC) that may mitigate rating agencies’ concerns regarding a merger of DEC and Duke Energy Progress, LLC outweighs the cost and any timing delay that may be incurred from pursuing the RAC. Order Exhibit No. 1 at 11, para. B.13. ORS Witness Traska specifically supported this term of the Settlement Agreement. Tr. 185.13:4-14:2.

Q.	Evidence and Conclusions for Finding of Fact Nos. 36-37

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 78

DEC as Administrator of the SPE

Pursuant to the administration agreement outlined above, DEC will perform the administrative duties necessary to maintain the SPE. Tr. 106.17:13-14. The appropriate administration fee shall be as set forth in this Financing Order.

DEC’s proposed form of administration agreement provides for a $50,000 annual fee plus out-of-pocket expenses paid to an administrator for performing the services required by the administration agreement. Hearing Exhibit No. 18. This fee will be paid in equal installments on each payment date. Witness Heath testified to the anticipated costs, which are separate from servicing fees and cover specific administrative functions required to support the SPE’s operations. Tr. 106.33:22-23. The functions will include, among others, maintaining the general accounting records, preparation of quarterly and annual financial statements, arranging for annual audits of the SPE’s financial statements, preparing all required external financial filings, preparing any required income or other tax returns, and related support. Tr. 106.33:23-106.34:6. The SPE will not have any employees, so the administrator will perform these functions for the SPE. Id.

To preserve the integrity of the bankruptcy-remote structure of the SPE and ensure the high credit quality of the Storm Recovery Bonds, the servicer must be adequately compensated for the services it provides, including the calculation, billing, and collection of the Storm Recovery Charge; remittance of the Storm Recovery Charge to the indenture trustee; and the preparation, filing, and processing of the True-up Adjustment Letter.

The Commission finds that DEC has demonstrated that this annual fee is necessary to cover any costs to be incurred by DEC in performing services as administrator. The Commission also finds and concludes that it is reasonable for DEC to act as an administrator of the SPE under the proposed financing transaction.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 79

Accordingly, this Financing Order requires DEC to act as administrator pursuant to the administration agreement under the proposed financing structure. Should a merger or corporate consolidation occur between DEC and DEP, the merged entity shall assume the role of administrator of the SPE, ensuring continued compliance with the terms of this Financing Order the Amended Storm Securitization Statute, and any other applicable law.

Finally, the administration fees collected by DEC or any affiliate acting as the administrator under the Administration Agreement will be included in DEC’s cost of service such that any amount in excess of DEC’s incremental costs of administering the SPE shall be returned to DEC’s retail customers. The expenses incurred by DEC or such affiliate to perform obligations under the Administration Agreement not otherwise recovered through the Storm Recovery Charge will likewise be included in DEC’s cost of service.

R.	Evidence and Conclusions for Finding of Fact No. 38

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Storm Recovery Bonds to be Treated as Debt for Federal Income Tax Purposes

Company Witness Heath testified that the Company would not realize taxable income from receipt of cash in exchange for the issuance of the Storm Recovery Bonds provided that the transaction was structured in accordance with IRS safe harbor rules described in the IRS Revenue Procedure, which provides a safe harbor for public utility companies that, pursuant to specified cost recovery legislation, receive an irrevocable financing order permitting the utility to recover certain specified costs through a qualifying securitization. Tr. 106.37:15-22. Under the IRS Revenue Procedure, DEC does not recognize taxable income from: 1) the receipt of this Financing Order; 2) the transfer of DEC’s rights under this Financing Order to the wholly-owned SPE; or 3) the receipt of cash in exchange for the issuance of the storm recovery bonds. Id. Therefore, the Commission concludes that DEC’s proposed structuring of the Storm Recovery Bonds in a way that meets all requirements for the IRS safe harbor treatment, which includes that, for federal income tax purposes, the Storm Recovery Bonds be treated as debt of the Company, is appropriate.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 80

S.	Evidence and Conclusion for Finding of Fact Nos. 39-43

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses and the entire record in this proceeding.

Imposition and Computation of Storm Recovery Charge

DEC seeks authorization to collect from its customers, in the manner provided in this Financing Order and/or the Tariff hereby approved, a Storm Recovery Charge in an amount sufficient to provide for the timely payment of principal of and interest on the Storm Recovery Bonds and all other on-going Financing Costs as described in the Evidence and Conclusions for Finding of Fact Nos. 44-45.

To repay the Storm Recovery Bonds and on-going Financing Costs, the Commission hereby authorizes DEC to implement a Storm Recovery Charge to be collected on a per kWh basis from all applicable customer rate classes until the Storm Recovery Bonds and associated Financing Costs are paid in full. To the extent that a customer makes a partial payment, said payment will be allocated in the manner outlined in Witness Speros’ Direct Testimony. Tr. 88.15:16-88.16:1.28

28 “Partial payments will be allocated to the appropriate storm recovery charge in the same proportion that such charge bears to the total bill. The first dollars collected would be attributed to past due balances, if any. Once those balances are paid in full, if cash collections are not sufficient to pay a customer’s current bill, then the cash would be prorated between the different components of the bill, including to the Storm Recovery Charge.”

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 81

The Storm Recovery Charge is nonbypassable and must be paid by all existing or future retail customers receiving transmission or distribution services from DEC or its successors or assignees under Commission-approved rate schedules or under special contracts, even if the retail customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of electrical utilities in this state. See S.C. Code Ann. §§ 58-27-1105(16) and 1110(C)(2)(d) (Supp. 2025). In the event there is a fundamental change in the regulation of electrical utilities, the Storm Recovery Charge shall be collected from retail electric customers in a manner that will not adversely affect the credit rating on the Storm Recovery Bonds.

To compute the Storm Recovery Charge, DEC first applied the allocation factors to the total first year revenue requirement as presented in Jiggetts Settlement Exhibit 3, in order to allocate the revenue requirements to each customer rate class. As discussed in the testimony of Witness Jiggetts and shown in Jiggetts Settlement Exhibit Nos. 1-4, DEC presents the estimated Storm Recovery Charge, as described in S.C. Code Ann. section 58-27-1110(16) (Supp. 2025). Tr. 43.3:15-22. Witness Jiggetts’ testimony described the allocation methodology for the storm recovery charge across customer classes. Tr. 32:20-22; 37.4:13. Specifically, Witness Jiggetts Direct Exhibit 3 (Hearing Exhibit No. 4) allocated distribution-related costs based on a composite distribution plant allocator and the transmission-related costs are allocated based on a transmission demand factor. Tr. 37.23:2-4; Hearing Exhibit No. 4. DEC applied the allocation factors to the customer rate classes in the manner in which these costs would have been allocated in the cost-of-service study approved in Commission Order No. 2024-445 in Docket No. 2023-388-E, pursuant to the Amended Storm Securitization Statute and the Settlement Agreement.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 82

As presented in the testimony of Company Witness Moore, the allocation factors in DEC’s prior rate proceeding were applied to the total first year revenue requirements presented in Jiggetts Exhibit No. 4 to allocate the revenue requirements to each customer rate class. Next, the rate was calculated by dividing total revenue requirements for each customer rate class by the annual forecasted kWh sales allocated for each customer rate class using the most current annual billed kWh sales report from the Company’s billing system. Tr. 78.5:11-18. Witness Jiggetts’ Supplemental Direct Testimony reflected an update to the transmission-related cost allocation. Tr. 39.2:20-22; see also Tr. 56.3:15-23. As a result of the Settlement Agreement, Witness Jiggetts’ Settlement Exhibit 3 provided the allocation of Storm Recovery Charge to customer classes, which reflects the terms and conditions agreed to by the Settling Parties. Tr. 43.3:19-20; Jiggetts Settlement Exhibit No. 3. As outlined in Witness Jiggetts’ Settlement Exhibit No. 3, the following represent the allocation of the Storm Recovery Charge to customer classes, as indicated by percentages: Residential - 66.9%; General Service – 17.1%; Industrial – 9.9%; and Lighting – 6.1%. The Commission finds the calculation methodology for the Storm Recovery Charge by customer class in Jiggetts Settlement Exhibit 3 to be just and reasonable.

The resulting Storm Recovery Charge was set forth in the proposed Tariff, as shown in Witness Moore’s Settlement Exhibit 2. Tr. 78.9:15-16 and attached to this Financing Order as Order Exhibit No. 5. Order Exhibit No. 5 outlines, for each rate class, the applicable schedules and billing rates, expressed in cents per kWh form. The following table is reproduced from Order Exhibit No. 5:

Rate Class	Applicable Schedules	Billing Rate (¢/kWh)
Residential	ES, RE, RETC, RS, R-STOU, RSTC, RT	0.4118
General Service	BC, HP, LGS, MP, OPT, PG, SGS, TS	0.1226
Industrial	MP, I, OPT, PG	0.0527
Lighting	NL, OL, PL	1.6064

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 83

DEC submitted the True-up Mechanism, which is a formula-based mechanism as described in S.C. Code Ann. section 58-27-1110(C)(2)(f) (Supp. 2025), used to calculate, and adjust from time to time, the Storm Recovery Charge for each customer rate class. Company Witness Speros provided the True-up Mechanism to determine the Periodic Payment Requirement (defined further below) to be recovered from the Storm Recovery Charge. This True-up Mechanism is attached as Order Exhibit No. 3. DEC also submitted the supporting testimony of Company Witness Jiggetts with respect to allocation of these periodic costs, and Company Witness Moore presents in her testimony and exhibits the computation of the Storm Recovery Charge for each customer rate class for DEC. Hearing Exhibit Nos. 13 and 15.

The Commission finds it is just and reasonable that the allocation methodology for the Storm Recovery Charge be adjusted concurrently with a subsequent true-up adjustment for any changes to the customer class allocation methodology approved by the Commission in subsequent base rate proceedings for DEC.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 84

As offered by DEC in its proposed Financing Order, DEC will use thirty years of historical data to determine normal weather heating and cooling degree days in the calculation of the forecast variance factor. Tr. 78.8:17-20. Mirroring the methodology approved in the 2024 DEP Storm Securitization, the variance factor will be equal to one standard deviation below normal weather for the load forecast. Tr. 78.7:16-19. Company Witness Moore supports this methodology, explaining that it provides a reasonable approach to incorporating weather normalization in the sales forecast used for rate calculation. ORS also reviewed the Company’s calculations and determined the Company’s forecasted sales used in the calculation of the rates is reasonable. Tr. 172.7:9-10.

T.	Evidence and Conclusions for Finding of Fact Nos. 44-45

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses and the entire record in this proceeding.

Treatment of Storm Recovery Charge in Tariff and on Retail Customer Bills

DEC submitted a proposed Tariff (included as Moore Settlement Exhibit No. 2) attached to Witness Moore’s testimony to impose the Storm Recovery Charge. Pursuant to the Amended Storm Securitization Statute, the tariffs shall:

explicitly reflect that a portion of the charges on such bill represents [storm] recovery charges approved in a financing order issued to the electrical utility and, if the storm recovery property has been transferred to an assignee, must include a statement to the effect that the assignee is the owner of the rights to [storm] recovery charges and that the electrical utility or other entity, if applicable, is acting as a collection agent or servicer for the assignee.

S.C. Code Ann. section 58-27-1120(1) (Supp. 2025).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 85

In addition, the “tariff applicable to customers must indicate the [storm] recovery charge and the ownership of the charge.” Id.

The tariff will also describe the methodology for calculating the storm recovery charge using the following language displayed clearly on the tariff and not contained in a footnote:

The securitization charge billing rate for each rate class shall be determined sequentially, first by calculating the forecast semi-annual or interim period revenue requirement (in $000), including the over/under recovery from the prior period, as presented in the attached format; second, by calculating the revenue requirement by class for the same period used for the forecast revenue requirement using the class allocation methodology from the most recent base rate case proceeding; third, by calculating the forecast mWh sales by class using total retail forecast mWh sales sourced from the Company’s current Spring or Fall retail load forecast allocated to rate classes using the most current annual billed kWh sales report from the Company’s billing system; fourth, by calculating the adjusted forecast retail MWh sales by reducing the forecast MWh sales by class by one standard deviation from normal weather over thirty years, calculated in the same manner used for base rate case purposes; and fifth, by calculating the securitization charge billing rates per kWh by class by dividing the forecast revenue requirement (in $000) by class by the adjusted retail MWh sales by class.

Moore Settlement Exhibit No. 2.

The Commission finds that the form of DEC’s proposed Tariff introduced into evidence as Moore Settlement Exhibit No. 2 includes the required language necessary to meet S.C. Code Ann. section 58-27-1120(1) and is hereby approved. The Commission determines that DEC’s applicable Storm Recovery Charge shall be recognized as a separate line item on retail customer bills and include both the rate and the amount of the charge in accordance with S.C. Code Ann. section 58-27-1120(2) (Supp. 2025). Moreover, all electric bills issued by DEC must state that, as approved in a financing order, all rights to the Storm Recovery Charge are owned by the SPE and that DEC is acting as collection agent or servicer for its SPE. The Storm Recovery Charge approved by this Financing Order will be consolidated with any subsequently approved storm recovery charges to display one total charge on customers’ bills. Each separate charge will be noted as indicated above.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 86

U.	Evidence and Conclusions for Finding of Fact Nos. 46-47

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses and the entire record in this proceeding.

True-up of the Storm Recovery Charge

Pursuant to S.C. Code Ann. section 58-27-1110(C)(4) (Supp. 2025), the servicer of the Storm Recovery Property will file for standard true-up adjustments to the Storm Recovery Charge at least semi-annually (and at least quarterly beginning twelve months prior to the scheduled final payment date for the latest maturing tranche of the Storm Recovery Bonds) to ensure Storm Recovery Charge collections are sufficient to provide for the timely payment of the principal of and interest on the Storm Recovery Bonds and of all of the on-going Financing Costs payable by the SPE in respect of Storm Recovery Bonds as approved under this Financing Order. This required periodic payment of all such amounts will also include deficiencies on past due amounts for any reason for the Storm Recovery Bonds.

Pursuant to S.C. Code Ann. section 58-27-1110(C)(2)(f) (Supp. 2025), this Financing Order must include a formula-based true-up mechanism for making expeditious periodic adjustments in the Storm Recovery Charge that retail customers are required to pay pursuant to this Financing Order and for making any adjustments that are necessary to correct for any overcollection or undercollection of the charge or to otherwise ensure the timely payment of the Periodic Payment Requirement (as defined below).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 87

Consistent with S.C. Code Ann. section 58-27-1110(C)(4) (Supp. 2025), DEC will file with the Commission at least semi-annually (and at least quarterly beginning 12 months prior to the scheduled final payment date for the latest maturing tranche of the Storm Recovery Bonds) a letter applying the formula-based True-up Mechanism and based on estimates of consumption for each rate class and other mathematical factors, requesting Commission approval to make the necessary adjustments.

In addition to the semi-annual true-up adjustments, DEC proposes that the servicer of the Storm Recovery Property also be authorized to make interim true-up adjustments at any time and for any reason in order to ensure the recovery of revenues sufficient to provide for the timely payment of Periodic Payment Requirement. Tr. 88.10:15-19; 113.48:14-17. According to Witness Speros, interim true-up adjustments are viewed favorably by both rating agencies and bondholders and are key provisions for storm recovery bonds to achieve the highest credit rating possible and to obtain the lowest storm recovery charge. Tr. 88.11:1-3.

The Commission accepts the Company’s true-up proposals as reasonable, and finds that it is just, reasonable, and in the public interest that DEC adhere to the following requirements:

•	After issuance of Storm Recovery Bonds on behalf of DEC, the servicer will submit at least semi-annually (and at least quarterly beginning twelve months prior to the scheduled final payment date of the last maturing tranche of the Storm Recovery Bonds) a letter in this Docket for Commission review, as described in S.C. Code Ann. section 58-27-1110(C)(4) (Supp. 2025), and in the form attached hereto as Order Exhibit No. 3.

•	The True-up Adjustment Letter will apply the formula-based True-up Mechanism described herein and in Order Exhibit No. 3 to this Financing Order for making expeditious periodic adjustments in the relevant Storm Recovery Charge to correct for any overcollection or undercollection of the charge or to otherwise ensure the timely payment of the Storm Recovery Bonds.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 88

•	DEC will calculate a new estimated revenue requirement, referred to herein as the “Periodic Payment Requirement” which will be composed of the following components for each collection period: (i) the payments of the principal of and interest on the Storm Recovery Bonds, in accordance with the expected amortization schedule, including deficiencies on past-due principal and interest for any reason, and (ii) on-going Financing Costs payable during the collection period and the costs of funding and/or replenishing the capital subaccount and any other credit enhancements established in connection with the Storm Recovery Bonds and other related fees and expenses.

•	The first Periodic Payment Requirement established through the IAL procedures may be calculated based upon a set of collection periods greater or less than twelve collection periods. Notwithstanding the foregoing, in the event that any Storm Recovery Bonds are outstanding following the scheduled final payment date for the tranche of the latest maturing Storm Recovery Bonds, the Periodic Payment Requirement will be calculated so that collections are sufficient to make all payments on those Storm Recovery Bonds, and in respect of Financing Costs, no later than the immediately following payment date.

•	Along with each True-up Adjustment Letter, the servicer shall provide workpapers showing all inputs and calculations, including its calculation of the Storm Recovery Charge by customer rate class. Pursuant to S.C. Code Ann. section 58-27-1110(C)(4) (Supp. 2025), the Commission, upon the filing of a True-up Adjustment Letter made pursuant to this Financing Order, shall render an administrative approval of the request, or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible, but no later than sixty days following the Servicer’s true-up filing. Upon administrative approval, no further action of this Commission will be required prior to implementation of the true-up. In his testimony, Company Witness Speros explained that DEC proposes to continue good faith discussions with ORS regarding the potential to reduce this review period from sixty days to thirty days after three semi-annual true-up periods of the 2025 DEC Storm Securitization. As witness Speros explained, this adjustment, if implemented, would enhance the efficiency of the true-up process, reducing lag between calculating the true-up and realizing collection, which should allow for more accurate collections. Tr. 88.9:9-12.

•	To ensure adequate Storm Recovery Charge collections and to avoid large overcollections and undercollections over time, the Commission directs that the servicer shall calculate the Storm Recovery Charge using DEC’s most recent MWh sales forecast by rate class from the Company’s most recent period over which the storm recovery charge will be billed and DEC’s estimates of related expenses. Each periodic formulaic true-up adjustment should ensure that Storm Recovery Charge collections are sufficient to meet the Periodic Payment Requirement. The calculation of the Storm Recovery Charge will also reflect both a projection of uncollectible Storm Recovery Charge and a projection of payment lags between the billing and collection of the Storm Recovery Charge based upon DEC’s most recent experience regarding collection of the Storm Recovery Charge.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 89

The Commission finds that DEC’s proposed treatment of the Storm Recovery Charge in the Tariff and on retail customer bills, as presented in Moore Settlement Exhibit No. 2, is reasonable. The Commission hereby approves the True-up Mechanism, attached as Order Exhibit No. 3, and determines that each True-up Adjustment Letter shall be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement (including scheduled principal and interest payments on the Storm Recovery Bonds) and the amount of Storm Recovery Charge collections and estimated Storm Recovery Charge collections to the indenture trustee.

V.	Evidence and Conclusions for Finding of Fact No. 48

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses and the entire record in this proceeding.

Accumulated Deferred Income Taxes

The Company’s calculation of quantifiable net benefits assumes that customers will receive a reduction in base revenues related to the associated ADIT impacts of deferred storm costs and securitized assets. The net ADIT liability position will remain in base rates and earn a return at the approved WACC. However, this reduction in base revenues will not occur until base rates are reset in a future base rate case proceeding. Company Witness Jiggetts proposed that DEC defer carrying costs on the Storm ADIT as a regulatory liability using the storm securitization bond rate. Tr. 43.7:4-16. This deferral should continue from the date the securitization financing closes until such time as the Storm ADIT is included in base rates. ORS proposed, and the Settling Parties agreed, that the carrying costs on the Storm ADIT will utilize a WACC rate of return.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 90

The Commission finds that the approach agreed to by the Settling Parties is consistent with the treatment approved in the 2024 DEP Storm Securitization and is reasonable to preserve the intended customer benefits of securitization. Accordingly, the Commission approves DEC’s proposal, requiring that from the date of this Financing Order, DEC defer the return on Storm ADIT using the WACC. Once base rates are reset in the next base rate proceeding, the Storm ADIT and the deferred return on the Storm ADIT will be included in rate base and the deferred regulatory liability will be amortized to return the deferred Storm ADIT benefit to customers.

W.	Evidence and Conclusions for Finding of Fact Nos. 49-55

The evidence supporting these findings of fact is found in the Petition, the Settlement Agreement, the testimony and exhibits of Company witnesses Heath and Cimino and DCA Witness Rothschild, and the entire record in this proceeding.

Bond Advisory Team

Pursuant to S.C. Code Ann. section 58-27-1110(C)(2)(h) (Supp. 2025), the Commission is required to establish a pre-bond issuance review process in the Financing Order. The final terms of the Storm Recovery Bonds will not be known at the time this Financing Order is issued. Therefore, the Amended Storm Securitization Statute provides for an IAL process, which allows the Commission to review and confirm that the final terms of the bonds satisfy the Statutory Cost Objectives before issuance. The Commission finds and determines that adopting the IAL process is appropriate to ensure that the structuring, marketing, and pricing of the bonds meet the Statutory Cost Objectives. Consistent with S.C. Code Ann. section 58-27-1110(C)(6) (Supp. 2025), the IAL will be filed by DEC within one business day after the final bond terms are determined and will include certifications from DEC, the primary underwriter(s), and a QITP, certifying that the bonds meet the Statutory Cost Objectives.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 91

Company Witness Heath testified that in order to assist the Commission in evaluating the final terms of the transaction and whether or not the Statutory Cost Objectives were met, the Company recommends that the Commission elect to implement a BAT. The BAT would provide advice and input to DEC during the structuring, marketing, and pricing phase of the Storm Recovery Bond issuance. DCA recommended all parties have access to an advisor or consultant on the BAT. To support the pre-bond issuance review process, the Commission agrees with DEC Witness Heath and DCA Witness Rothschild and finds and determines that it is just, reasonable, and in the public interest to establish a BAT.

The BAT will review and provide advice and input on key aspects of the structuring, marketing, and pricing of the Storm Recovery Bonds. However, DEC retains sole authority over final decisions regarding the structuring, marketing, and pricing of the bonds, as required by the Amended Storm Securitization Statute.

Pursuant to the terms of the Settlement Agreement, the BAT will consist of the following members:

▪	DEC – Designated employees, staff, attorneys, consultants, and advisors.

▪	ORS – Designated employees, staff, attorneys, consultants, and advisors.

▪	DCA – Designated employees, staff, attorneys, consultants, and advisors.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 92

▪	QITP – Retained and designated by the Commission and designated employees, staff, attorneys, consultants, and advisors of the QITP.[29]

Certain employees, staff, attorneys, consultants, and advisors of DEC, the QITP, ORS, and DCA are not formal members of the BAT but may participate in BAT meetings as needed.30 Tr. 117:5-118:14. The Underwriters and their counsel will be invited to participate in portions of BAT meetings to provide real-time updates on structuring, marketing, and pricing, but they will not be formal members of the BAT. See Order Exhibit No. 1 at 12, para. B.16. The participation of ORS and DCA in all BAT meetings is at their discretion and is not a condition precedent for the issuance of the Storm Recovery Bonds.

For the purposes of providing its certification (described below), the terms of the Settlement Agreement provided that DEC would grant the QITP view-only, real time access to the order book, investor feedback, key pricing decisions, and versions of the underwriters’ pricing memoranda and work papers, which may include redactions pursuant to Underwriters’ internal confidentiality policies. If any information redacted by the underwriters is otherwise required by the QITP to provide its certifications pursuant to S.C. Code Ann. section 58-27-1110(C)(6) (Supp. 2025), DEC shall use reasonable efforts to obtain the pertinent information from the underwriters. Id. at para. B.17.

29 Order Exhibit No. 1 at 12, para. B.14.

30 Id. at para. B.15.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 93

For the BAT to perform its duties and to participate in the structuring, marketing, and pricing of the Storm Recovery Bonds, DEC must provide the members and other participants of the BAT with timely information. Accordingly, DEC shall invite the entire BAT and other participants to participate in all BAT meetings. The BAT must also be given an opportunity to review the structuring, marketing, and pricing of the Storm Recovery Bonds, including but not limited to the selection and retention of underwriters and other transaction participants; the terms of all Transaction Documents; the length of the bond terms; the interest rates of the bonds; the capital contribution to the extent the amount required in the IRS Revenue Procedure; the transaction structure; the issuance strategy; pricing strategy; appropriate credit enhancements; and the credit rating process. Furthermore, DEC will, with the advice and input from other participants on the BAT, develop appropriate and necessary disclosures in the registration statement and other marketing materials including but not limited to highlighting the credit features of the Storm Recovery Bonds such as the true-up, nonbypassable nature of the charges, the state pledge, bankruptcy and reorganization protections, and non-appealable Financing Order. However, consistent with DEC’s statutory right to direct how it places the Storm Recovery Bonds to market, it is reasonable for DEC to have the exclusive right to select all counsel and advisors for DEC and the SPE.

BAT discussions will cover a variety of topics including presentations to investors, offering materials, market data, pricing levels, order book status, and other information related to investor outreach. In order for participants of the BAT to provide advice and input to achieve the lowest Storm Recovery Charges consistent with market conditions at the time of pricing and the terms set forth in this Financing Order, Company Witness Heath testified that the activities of the BAT and contents of the meetings must remain confidential.  Tr. 110.5:16-22. All Confidential BAT Information, including, but not limited to, discussions and written materials prepared for the BAT meetings will be deemed confidential and shall not be communicated to any third party (including in redacted form) without the prior written consent of DEC, per the terms of the Settlement Agreement. This confidentiality obligation shall remain in effect following the issuance of the Storm Recovery Bonds. Order Exhibit No. 1 at 12-13, para. B.18.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 94

As part of the BAT discussions and as agreed to in the Settlement Agreement, it is just, reasonable, and in the public interest that DEC, with the advice and input from the other BAT members and in consultation with the underwriters, shall develop a comprehensive marketing plan designed to target a broad base of investors, including both investment grade corporate and asset-backed security investors. See Id. at 13, para. B.19. The marketing plan will highlight the credit features of the Storm Recovery Bonds, including the true-up, nonbypassable nature of the charges, the state pledge, bankruptcy and reorganization protections, and this non-appealable Financing Order with the objective of meeting the Statutory Cost Objectives.

Nothing in this Financing Order shall be construed to grant ORS, the QITP, DCA, or their representatives, decision-making authority over the structuring, marketing, or pricing of the Storm Recovery Bonds. Witness Traska’s testimony acknowledged that the BAT would convene regularly to review and provide input on significant aspects related to the structuring, marketing, and pricing of the bonds, but final decisions on these matters would rest solely with DEC. Tr. 185.22:9-16. The role of ORS, DCA, the QITP, and their designated representatives on the BAT is strictly advisory and the employees, staff, attorneys, consultants and advisors are not designated formal members of the BAT. Their participation shall not create any obligations, liabilities, or responsibilities under securities laws. Further, ORS, the QITP, DCA, and their designated representatives shall not be considered issuers, sponsors, depositors, or agents of DEC, the SPE, or the Storm Recovery Bonds for purposes of securities laws. DEC retains sole responsibility for structuring and executing the transaction in compliance with the Amended Storm Securitization Statute and all applicable legal and regulatory requirements. Tr. 185.21:20-22.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 95

Accordingly, the Commission approves the establishment of the BAT and the adoption of the IAL process as outlined in the Settlement Agreement, consistent with the requirements of the Amended Storm Securitization Statute.

X.	Evidence and Conclusions for Finding of Fact Nos. 56-62

The evidence supporting these findings and conclusions is contained in the Petition, the Settlement Agreement, the testimony and exhibits of the witnesses and the entire record in this proceeding.

Issuance Advice Letter

Because the actual structure and pricing of the Storm Recovery Bonds are unknown as of the issuance of this Financing Order, the Commission has the authority to implement an IAL process and finds it is just, reasonable, and appropriate to require DEC to provide to the Commission, within one business day after final terms of the Storm Recovery Bonds are determined for each series of Storm Recovery Bonds, an IAL as prescribed in S.C. Code Ann. section 58-27-1110(C)(6)(a) (Supp. 2025), as well as a True-up Adjustment Letter attached in form hereto as Order Exhibit Nos. 2 and 3. The IAL shall include the final terms of the Storm Recovery Bonds, up-front Financing Costs and on-going Financing Costs.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 96

In accordance with the Amended Storm Securitization Statute, the Commission has the authority to retain and designate a QITP to certify compliance with S.C. Code Ann. section 58-27-1110(C)(6)(a) (Supp. 2025). In accordance with this section, the IAL shall include certifications from DEC and the primary underwriter(s) certifying whether the sale of Storm Recovery Bonds complies with the requirements of the Amended Storm Securitization Statute and the Financing Order. DEC shall certify whether the issuance of Storm Recovery Bonds and the imposition and collection of a Storm Recovery Charge will in fact provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds. Tr. 106.48:7-11. DEC and the primary underwriter(s) shall certify whether the structuring, marketing, and pricing of the Storm Recovery Bonds will in fact result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. Tr. 106.48:12-16. Certifications from the primary underwriter(s) shall be delivered without material qualifications. The Commission finds this provision of the Settlement Agreement to be just, reasonable, and in the public interest.

No later than one business day after the Company provides the IAL to the Commission, the QITP shall review the IAL and deliver its independent certification to the Commission, along with any other information it believes the Commission should consider as to the Commission’s decision to accept the IAL. Tr. 106.47:1-12. In accordance with S.C. Code Ann. section 58-27-1110(C)(6)(a) (Supp. 2025), the QITP will specifically certify as to whether the sale of storm recovery bonds complies with the requirements of the Amended Storm Securitization Statute and the Financing Order. Tr. 106.48:4-6. The QITP will also certify as to whether the issuance of storm recovery bonds and the imposition and collection of the Storm Recovery Charge will in fact provide quantifiable net benefits to customers on a present-value basis as compared to the costs that would have been incurred absent the issuance of storm recovery bonds. Tr. 106.48:7-11. Finally, the QITP will certify whether the structuring, marketing, and pricing of the Storm Recovery Bonds will in fact result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. Tr. 106.48:12-16. To ensure compliance with the statutory timeline, DEC will provide a draft IAL to the BAT for review not later than two weeks before the expected date of commencement of marketing the Storm Recovery Bonds. Tr. 106.47. The BAT will review the draft IAL and provide timely feedback to DEC based on the progression of structuring, marketing, and pricing of the Storm Recovery Bonds. Id.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 97

As noted in the Settlement Agreement, no later than noon on the fourth business day after pricing, the Commission shall either accept the IAL or deliver an order to DEC to prevent the issuance of the Storm Recovery Bonds.31 To assist the Commission with its review of the IAL, after the IAL has been submitted to the Commission, but prior to noon on the fourth business day after the final terms of the Storm Recovery Bonds are determined, DEC will be available to answer any questions from the Commission about the final agreed upon terms of the bond issuance contained in the IAL. Tr. 106.47:12-14. The Commission shall have the option to submit the questions in written form to all Settling Parties for DEC to respond or request that DEC make a presentation before the Commission. The information designated by DEC or Settling Parties as confidential shall be provided to the Commission under seal or in a closed session.

31 To receive the highest possible rating from credit rating agencies and minimize any perceived risk by investors that could impact pricing, the regulatory process must be complete and no longer subject to appeal before the storm recovery bonds can be sold to investors. The Commission will therefore take action on the IAL in a manner that does not subject the decision to accept the IAL to appeal, in accordance with S.C. Code Ann. section 58-27-1110(C)(6)(c) (Supp. 2025). S.C. Code Ann. section 58-27-1110(C)(6)(c) distinguishes between the Commission “accept[ing] the issuance advice letter” or, alternatively, “deliver[ing] an order to the electrical utility to prevent the issuance of the storm recovery bonds,” to reflect this requirement. Accordingly, if the Commission decides to accept the IAL, it will do so at a Commission business meeting without issuing an order.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 98

If the actual up-front Financing Costs are less than the amount appearing in the final IAL filed within one business day after actual pricing of the Storm Recovery Bonds, such unspent amount will be reflected in the next True-Up Adjustment Letter (as defined herein) and credited back to customers. Order Exhibit No. 1 at 8, para. 10(b)(ii); Tr. 193.9:2-4. Conversely, to the extent that the actual up-front Financing Costs are in excess of the amount appearing in the final IAL filed within one business day after actual pricing of the Storm Recovery Bonds, that DEC shall book such incurred excess amounts to a regulatory asset. Order Exhibit No. 1 at 8, para. 10(b)(iii). The Settling Parties agreed that the regulatory asset shall accrue a return at the embedded cost of debt from the bond issuance date until it is reflected in customer rates. Id. The Settling Parties reserve their right to review the reasonableness and prudency of those costs in either a future general rate proceeding or a separate proceeding established by the Commission at the request of the electrical utility in consultation with ORS.

DEC will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning Storm Recovery Property arising under this Financing Order, or to cause the issuance of any Storm Recovery Bonds authorized in this Financing Order, pursuant to S.C. Code Ann. section 58-27-1110(C)(5) (Supp. 2025); provided, that any issuance must satisfy the Statutory Costs Objectives and shall be subject to the provisions of the preceding paragraph. Subject to the IAL procedures and the Commission’s power to issue an order to stop the transaction as described above, the SPE will issue the Storm Recovery Bonds on or after the fifth business day after pricing of the Storm Recovery Bonds.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 99

In the event either of the following occurs: (i) DEC determines that the issuance of the Storm Recovery Bonds would not achieve the Statutory Cost Objectives or (ii) the Commission does not permit issuance of the Storm Recovery Bonds, then as provided in S.C. Code Ann. section 58-27-1110(C)(6)(c) (Supp. 2025), DEC shall not be precluded from seeking to recover Financing Costs incurred and carrying costs accrued after issuance of this order in its next base rate proceeding. S.C. Code Ann. § 58-27-1115(B) (Supp. 2025).

Y.	Evidence and Conclusions for Finding of Fact No. 63

The evidence supporting these findings and conclusions is contained in the Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Flexibility

Section 58-27-1110(C)(2)(h) (Supp. 2025) of the South Carolina Code of Laws requires the Commission to specify the degree of flexibility to be afforded to DEC in establishing the terms and conditions of the Storm Recovery Bonds, including, but not limited to, repayment schedules, expected interest rates, and other Financing Costs, and subject to any conditions in this Financing Order, including the pre-bond issuance review process established by the Commission.

Throughout this Financing Order, the Commission has granted DEC flexibility within parameters. For instance, the SPE may issue Storm Recovery Bonds with a scheduled final payment date of no later than twenty years from the date of the issuance of the Storm Recovery Bonds; however, the legal maturity date may be longer in accordance with rating agency requirements. Pursuant to Company Witness Heath’s testimony, this difference provides additional credit protection, allowing shortfalls in principal payments to be recovered over an additional period and therefore helping in achieving the targeted highest possible credit rating, and ensuring achievement of the Statutory Cost Objectives. Tr. 106.20:16-21. It is not necessary, nor is it possible, to enumerate here every instance in which the Commission has given DEC flexibility to establish the terms and conditions of the Storm Recovery Bonds. The flexibility required for this type of transaction incorporates the BAT process to ensure achievement of the Statutory Cost Objectives. Tr. 113.51:20-113.52:3; 185.26:4-15.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 100

The Commission finds that Storm Recovery Bonds may be issued in one or more tranches, and the Storm Recovery Bonds must be structured by DEC to achieve the Statutory Cost Objectives. DEC shall be afforded flexibility in determining the final terms of the Storm Recovery Bonds, including payment and maturity dates, interest rates (or the method of determining interest rates), the terms of any interest rate swap agreement, interest rate lock or similar agreement, the creation and funding of any supplemental capital, reserve or other subaccount, and the issuance of Storm Recovery Bonds through the SPE. ORS Witness Traska’s testimony addressed the areas where flexibility would be necessary, which included several of the aforementioned terms to ensure the Statutory Cost Objectives were met. Tr. 185.26:4-15.

As noted above, certain costs, such as debt service on the Storm Recovery Bonds, as well as the on-going fees of the trustee, rating agency surveillance fees, regulatory assessment fees, and the costs of any other credit enhancement or interest rate swaps, will not be known until after the pricing of a series of Storm Recovery Bonds. This Financing Order provides flexibility to recover such costs through the Storm Recovery Charge and the true-up of such charge. In this Financing Order, the Commission has established the IAL, BAT, and independent certification procedures in order to grant DEC flexibility, while still ensuring that the structuring, marketing, and pricing of Storm Recovery Bonds are expected to achieve the Statutory Cost Objectives. See Finding of Fact Nos. 49-55 (regarding the BAT) and 56-62 (regarding the IAL).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 101

The Commission finds that this flexibility is necessary to allow DEC to structure the transaction in a manner that meets investor expectations, maintains favorable financing terms, and minimizes costs to customers, while complying with the Statutory Cost Objectives. Accordingly, DEC is granted the flexibility outlined in this Financing Order, subject to the BAT and IAL processes, and ongoing Commission oversight.

Z.	Evidence and Conclusions for Finding of Fact Nos. 64-65

The evidence supporting these findings and conclusions is contained in the Petition, the Settlement Agreement, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Statutory Cost Objectives

An electrical utility petitioning the Commission for a financing order is required to provide “a comparison between the net present value of the costs to customers that are estimated to result from the issuance of the storm recovery bonds based on current market conditions and the costs that would result from the application of the traditional method of financing and recovering Storm Recovery Costs from customers.” SC. Code Ann. § 58-27-1110(A)(7). In addition, the petitioning electrical utility must “demonstrate that the issuance of storm recovery bonds and the imposition of [the] Storm Recovery [Charge] are expected to provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have occurred absent the issuance of Storm Recovery Bonds.” Id. The Amended Storm Securitization Statute requires a finding that “the proposed issuance of recovery bonds and the imposition and collection of a storm recovery charge will provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of storm recovery bonds.” S.C. Code Ann. § 58-27-1110(C)(2)(b) (Supp. 2025). This provision represents one of the Statutory Cost Objectives outlined in the Amended Storm Securitization Statute. The Settlement Agreement provided that the quantifiable benefits analysis required pursuant to S.C. Code Ann. section 58-27-1110(C)(2)(b) would be conducted using the assumptions contained in Witness Jiggetts’ Settlement Exhibits. The Settling Parties agreed that those exhibits “continue[d] to demonstrate that the proposed transaction is expected to provide quantifiable net customer benefits.” Order Exhibit No. 1 at 6, para. B.5.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 102

DEC provided the cost comparison required by S.C. Code Ann. section 58-27-1110(A)(7) (Supp. 2025) in Jiggetts Settlement Exhibit No. 5. This exhibit showed the calculation of both the total estimated net present value of costs to customers under the Storm Recovery Charge as well as the total cumulative costs to customers under the traditional cost recovery method. Therefore, as an initial matter, the Commission concludes that DEC has provided the necessary comparison required by S.C. Code Ann. section 58-27-1110(A)(7) (Supp. 2025).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 103

As shown in Jiggetts Settlement Exhibit No. 5, using the traditional method of cost recovery, the net present value of total retail costs to customers is approximately $685.4 million. Using the storm securitization method of cost recovery and recovering Storm Recovery Costs through the Storm Recovery Charge, the net present value of total retail costs to customers is approximately $542.2 million. This results in approximately $143.2 million, or approximately 21 percent, in quantifiable net benefits to customers. The revenue requirements and customer impacts for the Traditional Recovery Model and Storm Recovery Charge Model are presented and calculated in Jiggetts Settlement Exhibit No. 5.

During the hearing, Witness Jiggetts responded to Commissioner questions that the Settlement Agreement provides quantifiable net benefits for customers. Tr. 61:18-21. She further testified that the quantifiable benefits are consistent, and in fact a little bit higher than what the Company initially proposed. Tr. 61:24-62:7. Witness Rothschild also provided support for the Settlement Agreement and this particular Statutory Cost Objective on behalf of DCA. Specifically, Witness Rothschild testified that the proposed transaction, modified by the terms of the Settlement Agreement, is expected to provide quantifiable net benefits to customers. Tr. 161:13-17.

Thus, the Commission finds that the issuance of the Storm Recovery Bonds and the imposition of the Storm Recovery Charge authorized by this Financing Order will provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of the Storm Recovery Bonds, in accordance with S.C. Code Ann. section 58-27-1110(A)(7) (Supp. 2025). The Commission further finds that the record in this Docket demonstrates that the required element regarding quantifiable net benefits on a present value basis pursuant to S.C. Code Ann. section 58-27 1110(C)(2)(B) has been met.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 104

In order to issue the Financing Order, the Commission must make a finding that “the structuring, marketing, and pricing of the storm recovery bonds will result in the lowest storm recovery charges consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in such financing order.” S.C. Code Ann. § 58-27-1110(C)(2)(c) (Supp. 2025). This represents the other Statutory Cost Objective referenced in the Amended Storm Securitization Statute.

Company Witness Heath testified that the Settlement Agreement confirms the Settling Parties’ intent for the BAT to ensure that the transaction achieves the lowest storm recovery charge consistent with market conditions at the time of pricing and the terms of the Financing Order. Tr. 110.5:13-16. Witness Cimino, also testifying on behalf of the Company, stated that he reviewed the terms of the Settlement Agreement which pertained to his testimony and concluded that said terms were reasonable and should not impair the ability to meet the Statutory Cost Objectives, including achieving the lowest Storm Recovery Charge consistent with market conditions at the time of pricing. Tr. 112:13-19. Appearing on behalf of DCA, Witness Rothschild’s Settlement Testimony provided that, under the terms of the Settlement Agreement, the BAT would “evaluate how broad and focused marketing strategies are likely to deliver the lowest storm recovery charges consistent with market conditions.” Tr. 158.6:1-4. His testimony also addressed how the Settlement Agreement provided improvements to the pre-bond issuance process as originally proposed by the Company. Tr. 158.6:12-158.7:8. Witness Rothschild concluded that the Settlement Agreement would “help[] to ensure that statutory goals – particularly the achievement of quantifiable customer benefits and the lowest storm recovery charge consistent with market conditions – are fully realized.” Tr. 158.7:11-14. He went on to testify as to how DCA would assist in ensuring that the Statutory Cost Objectives are met for residential customers. Tr. 161:18-162:11. Witnesses appearing on behalf of ORS testified similarly. Specifically, ORS Witness Rhoden testified that the terms of the Settlement Agreement would achieve the Statutory Cost Objectives, including that the structuring, marketing, and pricing would result in the lowest Storm Recovery Charge consistent with market conditions at the time of pricing. Tr. 191:25-192:4.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 105

Therefore, the Commission finds there is clear evidence in the record that the Statutory Cost Objectives are likely to be achieved, including the objective pertaining to achieving the lowest storm recovery charge(s) consistent with market conditions at the time of pricing. The process proposed by DEC, as modified by the terms of the Settlement Agreement, and set forth in this Financing Order relative to the structuring, marketing and pricing of the Storm Recovery Bonds, along with the advice and input from the BAT and the continued oversight of the Commission through the IAL process pursuant to S.C. Code Ann. section 58-27-1110(C)(6) (Supp. 2025), and the certification and letter required by Finding of Fact Nos. 56-62, ensures the issuance of Storm Recovery Bonds will result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order, as required by S.C. Code Ann. section 58-27-1110(C)(2)(c) (Supp. 2025).

Importantly, this Financing Order establishes a flexible procedure to allow DEC to address the requirements of market participants or any changes in market conditions as the issuance date approaches. After the bonds are priced, and as otherwise provided for in this Financing Order, DEC, the primary underwriter(s), and the QITP will give the applicable certifications without material qualification as to whether the Statutory Cost Objectives have been met. See Order Exhibit No. 1 at 13-14, para. B.21; Tr. 121:22-122:8. Finally, through the IAL process, the Commission has a final opportunity to approve or disapprove issuance of the Storm Recovery Bonds.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 106

Ultimately, if DEC, the primary underwriter(s), or the QITP do not provide the certification contemplated by S.C. Code Ann. section 58-27-1110(C)(6)(a) (Supp. 2025), or the Commission delivers an order to prevent the issuance of the Storm Recovery Bonds pursuant to S.C. Code Ann. section 58- 27-1110(C)(6)(b), DEC agrees to hold a BAT meeting to discuss any potential next steps, including whether to pursue another securitization financing as opposed to traditional cost recovery, and will explain its final decision to BAT members.

The Amended Storm Securitization Statute provides that, in order for the Commission to issue a Financing Order, all of the elements outlined in S.C. Code Ann. section 58-27-1110(C)(2) must be met. The Commission finds that, based on the record and the discussion of the evidence, the required elements have been met and addressed herein. Accordingly, the Commission finds it may properly issue the Financing Order to the Company.

VI.	CONCLUSIONS OF LAW

1.            DEC’s Petition is properly before the Commission pursuant to S.C. Code Ann. section 58-27-1110 (Supp. 2025).

2.            The Company’s Petition included all of the elements required by S.C. Code Ann. section 58-27-1110(A) (Supp. 2025).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 107

3.            The evidence of record demonstrated that the Settlement Agreement is just and reasonable, comports with the public interest, and is consistent with law and regulatory policy. Accordingly, the Settlement Agreement is approved and its terms are incorporated herein. See Order Exhibit No. 1.

4.            In compliance with the Amended Storm Securitization Statute, the Company has elected to defer the review and approval of the principal costs proposed to finance using storm recovery bonds to either a future general rate proceeding or a separate proceeding established by the Commission at the request of the Company in consultation with the Office of Regulatory Staff.

5.            The elements required pursuant to S.C. Code Ann. section 58-27-1110(C)(2) have been met in full, which authorizes the Commission to issue this Financing Order.

6.            The Financing Order has been issued within the timeframe required by S.C. Code Ann. section 1110(C)(1)(b).

VII.	ORDERING PARAGRAPHS

NOW THEREFORE, IT IS HEREBY ORDERED THAT:

1.            The Settlement Agreement entered into by the Settling Parties to this Docket, is just and reasonable, in the public interest, and consistent with law and regulatory policy. Accordingly, the Settlement Agreement is approved in its entirety.

2.            Mitigation of Rate Impacts: The proposed issuance of Storm Recovery Bonds and the imposition and collection of the Storm Recovery Charge will provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds and will result in the lowest storm recovery charge consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 108

3.            Authority to Securitize: DEC’s Petition for a Financing Order authorizing the issuances by DEC of Storm Recovery Bonds is granted as to DEC, subject to the terms set forth in the body of this Financing Order. DEC is hereby authorized to cause the issuance by the SPE of Storm Recovery Bonds secured by the pledge of Storm Recovery Property, in one or more series consisting of one or more tranches in an aggregate principal amount not to exceed the sum of the Securitizable Balance and the up-front Financing Costs.  The proceeds received by DEC from the SPE’s sale of such bonds are to be used by DEC to finance the equivalent of:

(i)	recovery of Storm Recovery Costs, which includes carrying costs necessary to account for the number of days, as applicable, either greater than or less than assumed in the Projected Accrued Carrying Costs calculation, calculated at a debt only rate of return as reflected in the IAL described in this Financing Order;

(ii)	recovery of the up-front Financing Costs incurred in connection with issuance of the Storm Recovery Bonds. Projected Accrued Carrying Costs, DEC cost of capital related to Hurricane Helene and up-front Financing Costs are subject to update, adjustment, and approval pursuant to the terms of this Financing Order and the IAL procedures as provided by this Financing Order; and

(iii)	funding of the storm reserve to restore a negative storm reserve balance of approximately $24.6 million.

4.            Jurisdictional Costs: DEC shall use and allocate North Carolina and South Carolina jurisdictional costs in accordance with DEC’s Test Year 2022 Cost of Service Study, approved in Commission Order No. 2024-445 in Docket No. 2023-388-E.

5.            Outside Costs: Consistent with the requirements of S.C. Code Ann. section 58-27-1170 (Supp. 2025), (i) the Commission-approved costs associated with ORS’s outside consultants and (ii) the costs of retaining and engaging the QITP in accordance with S.C. Code Ann. section 58-27-1110(B)(6) qualify as up-front Financing Costs and shall be paid from proceeds of Storm Recovery Bonds.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 109

6.            Structure: The proposed transaction structure for the Storm Recovery Bonds, as set forth in the body of this Financing Order, is approved.

7.            IRS Safe Harbor Provisions: DEC shall structure the Storm Recovery Bond transactions in a way that complies with the “safe harbor” provisions of the IRS Revenue Procedure.

8.            License Tax and Sales Tax: The storm recovery charge is derived from DEC’s regulated business in the State (as the Commission regulates the storm recovery charge), and part of the “receipts from [DEC’s] operations within the State,” therefore it is subject to the license fee assessment; additionally, the sales and use tax is applicable to the storm recovery charge because the storm recovery charge is part of the “gross proceeds accruing or proceeding from the sale of electricity.” The Company does not propose to collect sales tax from customers who are otherwise exempt from such taxes, including residential and industrial customers.

9.            Utility Assessment Fee: The Commission determines that the SPE is not a utility as defined by South Carolina law, and no Utility Assessment Fee shall be collected on the basis of the storm recovery charge of the SPE.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 110

10.            SPE: DEC is authorized to form an SPE to be structured as discussed in this Financing Order. DEC is authorized to execute a limited liability company agreement, consistent with the form included as Heath Exhibit No. 2e to Witness Heath’s testimony and the terms and conditions of this Financing Order. The SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions as contemplated in the Petition and this Financing Order. The Commission approves an initial capital contribution of 0.5 percent of the initial aggregate principal amount of a series of Storm Recovery Bonds or such greater amount as the credit rating agencies shall require. The capital contributions by DEC to the SPE shall be funded by DEC not from the proceeds of the sale of Storm Recovery Bonds. DEC will be permitted to earn a rate of return on its invested capital in the SPE equal to the rate of interest payable on the longest maturing tranche of Storm Recovery Bonds and this return on invested capital should be a component of the Periodic Payment Requirement. Any investment earnings on the Capital Subaccount shall be retained by the SPE and applied, for the benefit of consumers, towards debt service payments, thereby reducing future Storm Recovery Charges.

11.            Issuance: In accordance with the terms of this Financing Order and subject to the criteria and procedures described herein, the SPE is authorized to issue Storm Recovery Bonds in an aggregate principal amount not to exceed the Securitizable Balance plus up-front Financing Costs (each as calculated as of the date the Storm Recovery Bonds are issued) and may pledge to an indenture trustee, as collateral for payment of the Storm Recovery Bonds, the Storm Recovery Property, including the SPE’s right to receive the related Storm Recovery Charge as and when collected, the SPE’s rights under the servicing agreement and other collateral described in the indenture. Subject to the terms of this Financing Order, DEC retains sole discretion regarding whether to assign, sell, or otherwise transfer Storm Recovery Property and to cause the Storm Recovery Bonds to be issued, including the right to defer or postpone such assignment, sale, transfer, or issuance.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 111

12.            Form Agreements: The Commission finds good cause to authorize DEC to provide service to the SPE under the servicing agreement and for the servicing agreement to become effective at the time the transaction is permitted to proceed pursuant to the terms of this Financing Order. The Commission finds good cause to authorize DEC to administer the SPE under the administration agreement and for the administration agreement to become effective at the time the transaction is permitted to proceed pursuant to the terms of this Financing Order. The Commission finds good cause to authorize DEC to enter into a storm recovery property purchase and sale agreement with the SPE to become effective at the time the transaction is permitted to proceed pursuant to the terms of this Financing Order. The forms of such agreements are hereby approved, subject to review and input by the BAT to ensure that the Statutory Cost Objectives are achieved and for compliance with this Financing Order and the Amended Storm Securitization Statute.

13.            Servicing and Administration Fees: DEC shall be entitled to receive a servicing fee equal to 0.05% (5 basis points) of the initial aggregate principal amount of the Storm Recovery Bond per annum and an administrative fee of $50,000 per annum. The servicing and administration fees collected by DEC or any affiliate of DEC, acting as either the servicer or the administrator under the Servicing Agreement or Administration Agreement, respectively, will be included in DEC’s cost of service such that DEC will credit back all periodic servicing fees in excess of DEC’s or an affiliate of DEC’s incremental costs of performing servicing and administration functions. The expenses incurred by DEC, or such affiliate, to perform obligations under the Servicing Agreement or Administration Agreement not otherwise recovered through the Storm Recovery Charge will likewise be included in DEC’s cost of service.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 112

14.            DEC as Servicer: DEC shall act as initial servicer under the proposed financing transaction and is granted flexibility to act as servicer pursuant to the servicing agreement discussed in this Financing Order.

15.            Third-Party Supplier: In the event of a change in utility regulation in the State of South Carolina, alternative energy suppliers are required to bill and collect the storm recovery charge and meet all other credit rating agency criteria so as not to negatively affect the Storm Recovery Bonds’ credit rating.

16.            Creation of Storm Recovery Property: The creation of the DEC Storm Recovery Property as described in this Financing Order is approved and, upon transfer of the Storm Recovery Property to the SPE, shall be created, and shall consist of: (1) all rights and interests of DEC or its successors or assignees under this Financing Order, including the right to impose, bill, charge, collect, and receive Storm Recovery Charge authorized in this Financing Order and to obtain periodic adjustments to such charge as provided in this Financing Order, and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, charged, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds. The creation of Storm Recovery Property is conditioned upon, and shall be simultaneous with, the sale or other transfer of the Storm Recovery Property to the SPE, the issuance of the Storm Recovery Bonds, and the pledge of the Storm Recovery Property to secure a series of Storm Recovery Bonds.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 113

17.            Estimated Storm Recovery Cost: The estimated Storm Recovery Costs to be securitized is $556.211 million as outlined in Paragraph B.3 of the Settlement Agreement.

18.            Recovery of the Storm Recovery Charge: DEC shall impose on, and shall collect, as initial servicer, from all existing and future retail customers receiving transmission or distribution service, or both, from DEC, even if such customer elects to purchase electricity from an alternative electricity supplier, the Storm Recovery Charge in an amount sufficient to provide for the timely recovery of its Periodic Payment Requirement detailed in this Financing Order, including, without limitation, payment of principal and interest on the Storm Recovery Bonds.

19.            Approval of Tariff: The form of the Tariff schedule as shown in Moore Settlement Exhibit No. 2 is approved.

20.            Imposition and Collection, Nonbypassability: DEC is authorized to impose, bill, charge, collect, receive, and adjust from time to time pursuant to the True-up Mechanism as described in this Financing Order a Storm Recovery Charge, to be collected on a per kWh basis from each of its existing and future retail customers until the related Storm Recovery Bonds are paid in full and all related Financing Costs and other costs of the bonds have been recovered in full. Such Storm Recovery Charge shall be a nonbypassable charge that is separate and apart from DEC’s base rates and shall be paid by all DEC existing and future retail customers receiving transmission or distribution service, or both, from DEC or its successors or assignees under Commission-approved rate schedules as provided in this Financing Order. In the event the State of South Carolina elects to permit customers to purchase electricity from an alternative electric supplier, pursuant to S.C. Code Ann. section 58-27-1110(C)(2)(d) (Supp. 2025), such customers shall still be required to pay their portion of the Storm Recovery Charge in accordance with Ordering Paragraph 18. Such Storm Recovery Charge shall be in an amount sufficient to ensure the timely recovery of DEC’s Storm Recovery Costs and Financing Costs (up-front and on-going) detailed in this Financing Order and the IAL, including payment of principal of and interest on the Storm Recovery Bonds.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 114

21.            Allocation: The Storm Recovery Charge shall be allocated to the customer rate classes based on DEC’s approved allocation methodology in the proposed Tariff; and it is just and reasonable that the Storm Recovery Charge be adjusted for any changes to the customer allocation methodology approved by the Commission in subsequent base rate proceedings for DEC

22.            Collection Period: This Financing Order and the Storm Recovery Charge authorized hereby shall remain in effect until the Storm Recovery Bonds and all Financing Costs related thereto have been paid or recovered in full. This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings of DEC or its successors or assignees. Following repayment of the Storm Recovery Bonds and the relevant Financing Costs authorized in this Financing Order and release of the funds by the indenture trustee, each SPE shall distribute the final balance of its collection account to DEC, and DEC shall credit other electric rates and charges by a like amount.

23.            Ownership Notification and Separate Line-Item Charge: DEC is authorized to use its proposed procedure to explicitly reflect that a portion of the charge on such bill represents the Storm Recovery Charge approved in this Financing Order and must include a statement to the effect that the SPE is the owner of the rights to the Storm Recovery Charge and that DEC is acting as servicer for the SPE. The Tariff applicable to customers must indicate the Storm Recovery Charge and the ownership of that charge. DEC shall identify amounts owed with respect to its Storm Recovery Property as a separate line item on individual electric bills. The Storm Recovery Charge approved by this Financing Order will be consolidated with any subsequently approved storm recovery charges to display one total charge on customers’ bills. Each separate storm recovery charge, however, will be noted as indicated above.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 115

24.            True-up Mechanism: The True-up Mechanism as described in this Financing Order and identified in Order Exhibit No. 3 to this Financing Order is approved and shall be adopted.

25.            True-up Adjustment Letter: DEC or its assignee(s) are authorized to recover the Periodic Payment Requirement and shall file with the Commission at least semi-annually (and at least quarterly beginning 12 months prior to the scheduled final payment date of the latest maturing tranche of Storm Recovery Bonds) a True-up Adjustment Letter as described in this Financing Order, which shall be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement and the actual amount of Storm Recovery Charge remittances to the indenture trustee for the series of Storm Recovery Bonds. Upon the filing of a True-up Adjustment Letter made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible but no later than 60 days following the servicer’s true-up filing. Upon administrative approval, no further action of this Commission will be required prior to implementation of the true-up. DEP and ORS shall engage in a good faith discussion to discuss reducing the time period to review filed True-Up Adjustment Letters from 60 days to 30 days after the completion of 3 semi-annual true-up periods.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 116

26.            Changes to the Storm Recovery Charge: Upon any change to customer rates and charges stemming from the True-up Mechanism, DEC shall file appropriately revised tariff sheets with this Commission, provided, however, that approval of the Storm Recovery Charge shall not be delayed or otherwise adversely impacted by the Commission’s decision with respect to the tariff.

27.            In accordance with paragraph B.8 of the Settlement Agreement, DEC is ordered to engage in monthly discussions with ORS with the goal of reaching consensus on a methodology for calculating incremental incremental O&M costs to be applied to the reconciliation of storm recovery costs for Hurricane Helene, in an effort to reach consensus on the methodology.

28.            Bond Advisory Team: A BAT shall be formed, consisting of designated representatives of DEC, DCA, ORS, and the QITP retained and designated by the Commission. Certain employees, staff, attorneys, consultants, and advisors of DEC, the QITP, ORS, and DCA may participate in BAT meetings, as needed, but are not members of the BAT. The underwriters and the underwriters’ counsel shall be invited to attend all meetings of the BAT as full participants. In order for the BAT members to provide advice and input to achieve the lowest storm recovery charges consistent with market conditions at the time of pricing, the BAT must be able to engage in transparent discussions regarding the transaction, relevant pricing and structuring considerations, and the utility recovery bond market.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 117

29.            Qualified Independent Third-Party: The Commission designates a QITP to serve under S.C. Code Ann. section 58-27-1110(C)(6)(b) (Supp. 2025). The QITP at its discretion, may designate employees, staff, attorneys, consultants, and advisors to assist it in fulfilling its role as QITP.

30.            Bond Issuance Process: Consistent with S.C. Code Ann. sections 58-27-1115 and 58-27-1170 (Supp. 2025), DEC has final authority to direct how the Storm Recovery Bonds are placed to market and shall make all decisions regarding pricing, structuring, and marketing the Storm Recovery Bonds, with advice and input from the other members of the BAT as described in this Financing Order; and the final structure of the transaction, including pricing, shall be subject to final review by this Commission through the IAL process described in Ordering Paragraph 37 to ensure that all requirements of the Amended Storm Securitization Statute and this Financing Order have been met.

31.            Roles of the Bond Advisory Team: DEC shall provide all members of the BAT attending any BAT meetings with timely information so they may be informed fully and in advance regarding the structuring, marketing, and pricing of the Storm Recovery Bonds. The members and participants of the BAT are entitled to be present during communications with underwriters, in presentations to credit rating agencies, and roadshows with investors provided customary practices are followed. DEC shall invite all members of the BAT to join all BAT meetings to review and provide input on all aspects of the structuring, pricing, and marketing of the Storm Recovery Bonds, including without limitation the selection and retention of underwriters and other transaction participants; the terms and conditions of all Transaction Documents (including changes from the forms approved in this Financing Order); the legal maturity dates and final scheduled payment dates of the Storm Recovery Bonds; the interest rates of the Storm Recovery Bonds (including whether the interest rate is floating or fixed); the capitalization of the Storm Recovery Bonds; the transaction structure; the issuance strategy; appropriate credit enhancements; and the credit rating process, except that DEC shall have sole right to select and engage all counsel and advisors for DEC and the SPE. Nothing in this Financing Order shall be construed to grant ORS, the QITP, DCA, or their representatives, decision-making authority over the structuring, marketing, or pricing of the Storm Recovery Bonds. The role of ORS, DCA, the QITP, and their designated representatives on the BAT is strictly advisory. Their participation shall not create any obligations, liabilities, or responsibilities under securities laws. Further, ORS, the QITP, DCA, and their designated representatives shall not be considered issuers, sponsors, depositors, or agents of DEC, the SPE, or the Storm Recovery Bonds for purposes of securities laws. DEC retains sole responsibility for structuring and executing the transaction in compliance with the Amended Storm Securitization Statute and all applicable legal and regulatory requirements.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 118

32.            Confidentiality: Members and participants on the BAT, including their employees, staff, attorneys, consultants or advisors, may not disclose Confidential BAT Information to any third party (including in redacted form) without the prior express written consent of DEC.

33.            Period of Confidentiality Obligation: The confidentiality obligations, described in the Settlement Agreement and in Ordering Paragraph 31 above, shall remain in effect following the issuance of the Storm Recovery Bonds.

34.            Marketing Plan: DEC, with the advice and input from the other BAT members and in consultation with the underwriters, shall develop a comprehensive marketing plan designed to target a broad base of investors, including both investment grade corporate and asset-backed security investors. The marketing plan will highlight the credit features of the Storm Recovery Bonds, including the true-up, nonbypassable nature of the charges, the state pledge, bankruptcy and reorganization protections, and this non-appealable Financing Order with the objective of meeting the Statutory Cost Objectives.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 119

35.            Weighted Average Interest Rate on the Storm Recovery Bonds: The rationale for the final weighted average interest rate shall be explained in the IAL submitted to the Commission. This rationale shall include, but not be limited to, the comparisons made to determine how the interest rate(s) results in the lowest storm recovery charge consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in the Financing Order. If market conditions change and it becomes necessary, in order to best achieve the Statutory Cost Objectives, for one or more tranches of bonds to be issued with a floating-rate, DEC shall consider the advice and input of the BAT prior to making its decision to issue any floating-rate bonds. DEC is further authorized to issue such bonds but will be required to execute agreements to swap floating-rate payments to fixed-rate payments to achieve the Statutory Cost Objectives. If one or more tranches of bonds are to be issued as floating-rate bonds, the rationale for the decision shall be addressed in the IAL submitted to the Commission.

36.            Ratings Agencies: DEC shall obtain ratings from two Rating Agencies, S&P and Moody’s. If the ratings from S&P and Moody’s result in split bond ratings, DEC shall seek advice and input from the BAT on whether to obtain a third rating from Fitch.

37.            Storm Cost ADIT Regulatory Liability: From the date the financing closes, DEC shall defer return on Storm Cost ADIT (Storm ADIT) at the WACC as a regulatory liability until base rates are reset in the next base rate case proceeding. At that time, the Storm ADIT regulatory liability and the deferred return on the Storm ADIT will be included as a reduction to rate base and the deferred regulatory liability will be amortized as a negative expense to return the deferred Storm ADIT benefit to customers.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 120

38.            Issuance Advice Letter: In accordance with S.C. Code Ann. section 58-27-1110(C)(6)(a) (Supp. 2025), the Commission shall require DEC to provide an IAL along with the True-up Adjustment Letter in final form to the Commission no later than one business day after final terms of the storm recovery bonds are determined, substantially in form contained in Order Exhibit No. 4 to this Financing Order, describing the final terms of the Storm Recovery Bond issuance, up-front financing costs and on-going financing costs, as well as the explanations or rationales for the final terms. The IAL shall include a certification from DEC, the primary underwriter(s), and the QITP designated by this Commission (provided one business day after the IAL is filed), as a condition to closing, certifying whether the sale of Storm Recovery Bonds complies with the requirements of the Amended Storm Securitization Statute and the Financing Order. In the IAL, DEC shall certify whether the issuance of Storm Recovery Bonds and the imposition and collection of a Storm Recovery Charge will in fact provide quantifiable net benefits to customers on a present value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds. DEC and the primary underwriter(s) shall certify whether the structuring, marketing, and pricing of the Storm Recovery Bonds will in fact result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. The certification delivered by each primary underwriter shall not include any material qualification.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 121

39.            The QITP shall review the IAL and deliver its certification to the Commission along with any other information it believes the Commission should consider as to the Commission’s decision whether to accept the IAL no later than one business day after the filing of the IAL with the Commission.

40.            The QITP shall certify whether the issuance of Storm Recovery Bonds and the imposition and collection of a Storm Recovery Charge will in fact provide quantifiable net benefits to customers on a present-value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds and whether the structuring, marketing, and pricing of the Storm Recovery Bonds will in fact result in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. DEC shall grant the QITP, view-only, real time access to the order book, investor feedback, key pricing decisions, and version of the underwriters’ pricing memoranda and work papers, which may include redactions pursuant to Underwriters’ internal confidentiality policies. DEC shall use reasonable efforts to obtain any information that is redacted by the underwriters to the extent it is required by the QITP to provide its certifications pursuant to S.C. Code Ann. section 58-27-1110(C)(6) (Supp. 2025).

41.            After the IAL is submitted but prior to noon on the fourth business day after pricing, DEC will be available to respond to questions from the Commission. If requested by DEC, such responses may be provided on a confidential basis.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 122

42.            By no later than noon on the fourth business day after the final terms of the Storm Recovery Bonds are determined, the Commission shall either accept the IAL or deliver an order to the electrical utility to prevent the issuance of the storm recovery bonds.

43.            Draft Issuance Advice Letter: DEC will submit a draft IAL to the BAT for review no later than two weeks before the expected date of commencement of marketing the Storm Recovery Bonds. The BAT will review the IAL and provide timely feedback to DEC based on the progression of structuring, marketing and pricing of the Storm Recovery Bonds. The BAT shall provide any comments to the draft not later than one week after receipt of the draft IAL from DEC.

44.            Approval of Regulatory Assets and Liabilities: Consistent with the terms of the Settlement Agreement and as described in this Financing Order, the treatment of storm cost-related deferrals, including the creation of regulatory assets and liabilities, is hereby approved for the following deferrals: (1) over- or under-collection of actual storm costs, (2) over or under-collection of actual up-front Financing Costs, (3) return on negative storm reserve balance, (4) tax repair allowance, (5) tax depreciation greater than book depreciation, (6) casualty loss tax deduction, (7) financing savings from holding excess cash, and (8) ADIT on deferred O&M costs.

45.            State Pledge: The SPE issuing Storm Recovery Bonds is authorized, pursuant to S.C. Code Ann. section 58-27-I 155(B) (Supp. 2025) and this Financing Order, to include the State of South Carolina pledge, which includes a pledge by this Commission, with respect to Storm Recovery Property and Storm Recovery Bonds and related documentation as provided for in S.C. Code Ann. section 58-27-1155(A) (Supp. 2025). The Commission further acknowledges that the SPE issuer would be considered a financing party for purposes of S.C. Code Ann. section 58-27-1105(9) (Supp. 2025).

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 123

46.            No Liability of State or its Agencies, Instrumentalities or Political Subdivisions; Storm Recovery Bonds Not Public Debt: Neither the State of South Carolina, its agencies, and instrumentalities, nor its political subdivisions are liable on any Storm Recovery Bonds, and the Storm Recovery Bonds are not a debt or a general obligation of the State of South Carolina or any of its political subdivisions, agencies, or instrumentalities nor are they special obligations or indebtedness of the State of South Carolina, its agencies, or its political subdivisions. An issue of Storm Recovery Bonds does not, directly, indirectly, or contingently obligate the State of South Carolina or its agencies, instrumentalities, or political subdivisions, to levy any tax or make any appropriation for payment of the Storm Recovery Bonds, other than in their capacities as consumers of electricity. As provided in S.C. Code Ann. section 58-27-1145 (Supp. 2025), all Storm Recovery Bonds must contain this statement: “[n]either the full faith and credit nor the taxing power of the State of South Carolina is pledged to the payment of the principal of, or interest on, this bond, nor shall the holder of this bond have any recourse against the State, its agencies, instrumentalities, or political subdivisions for the payment of the principal of, or interest on, this bond.”

47.            Irrevocability: Upon the earlier of either (i) the transfer of the Storm Recovery Property or (ii) issuance of the Storm Recovery Bonds, which shall be substantially simultaneous, this Financing Order shall become irrevocable, and, except for changes made pursuant to the True-up Mechanism authorized and otherwise described in this Financing Order, the Commission may not amend, modify, or terminate this Financing Order by any subsequent action nor reduce, impair, postpone, terminate, or otherwise adjust the Storm Recovery Charge pursuant to this Financing Order.

DOCKET NO. 2025-65-E ORDER NO. 2025-491 AUGUST 1, 2025 PAGE 124

48.            This Order shall remain in full force and effect until further order of the Commission.

BY ORDER OF THE COMMISSION:

Delton W. Powers, Jr., Chairman
Public Service Commission
of South Carolina

NOTICE TO ALL PARTIES: Pursuant to S.C. Code Ann. section 58-27-2150 (2015), any party to this proceeding may petition for a rehearing within ten (10) days after service of the notice of the entry of this order. An applicant may seek rehearing in respect to any matter determined in this proceeding. Pursuant to S.C. Code Ann. Regs 103-825(A)(4) (2012), the petition for rehearing shall set forth clearly and concisely: (a) the factual and legal issues forming the basis for the petition; (b) the alleged error or errors in the Commission order; and (c) the statutory provision or other authority upon which the petition is based. Additionally, pursuant to S.C. Code Ann. Regs 103-825(B) (2012), any petition for rehearing must conform to the requirements of R. 103-819 through 103-822.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

BEFORE

THE PUBLIC SERVICE COMMISSION OF

SOUTH CAROLINA

DOCKET NO. 2025-65-E

In the matter of:	)	COMPREHENSIVE SETTLEMENT AGREEMENT
)
Duke Energy Carolinas, LLC’s Petition for a	)
Storm Securitization Financing Order	)
)

Pursuant to S.C. Code Ann. § 1-23-320(F), and all other applicable statutes and regulations, this Comprehensive Settlement Agreement (the “Settlement Agreement”) is made by and among Duke Energy Carolinas, LLC (“DEC” or the Company”), the South Carolina Office of Regulatory Staff (“ORS”), and the South Carolina Department of Consumer Affairs (the “DCA”) (collectively referred to as the “Parties” or sometimes individually as “Party”);

WHEREAS, the above-captioned proceeding has been established by the Public Service Commission of South Carolina (“Commission”) pursuant to the procedure established in S.C. Code Ann. § 58-27-1100 et seq., and the Parties to this Settlement Agreement are parties of record in the above-captioned docket;

WHEREAS, the DCA by law may advocate for the interest of consumers in matters before the Commission pursuant to S.C. Code Ann. § 37-6-604(C) and filed a timely petition to intervene in this proceeding pursuant to S.C. Code Ann. Reg. 103-825(A)(3);

WHEREAS, the Parties have varying legal positions regarding certain issues in this proceeding;

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

WHEREAS, the Parties have engaged in discussions to determine if a comprehensive settlement agreement on all issues would be in their best interest and, in the case of ORS, in the public interest, and in the case of DCA, in the interest of consumers; and

WHEREAS, following these discussions, the Parties have each determined that their interests, the DCA determined the consumer interest,1 and ORS determined that the public interest2, would be best served by settling all matters in the above-captioned case under the terms and conditions set forth below:

NOW, THEREFORE, the Parties agree to those items set out below, and this Settlement Agreement is hereby adopted, accepted, and acknowledged as the agreement of the Parties.

A.            STIPULATION OF TESTIMONY AND WAIVER OF CROSS EXAMINATION

Without constraining, inhibiting, or impairing their arguments or positions in future proceedings, the Parties agree as follows in this proceeding:

1.            The Parties agree to stipulate into the record before the Commission this Settlement Agreement.

2.            The Parties agree to stipulate into the record before the Commission without summarization the pre-filed testimony and exhibits (collectively, the “Stipulated Testimony”) of the below witnesses who have pre-filed testimony to date, including any testimony and exhibits supporting approval of this Settlement Agreement. The Parties agree that any pre-filed testimony not listed below shall not be entered into the record. The Parties also agree to waive cross-examination of all pre-filed testimony. However, the Parties reserve the right to engage in cross or redirect examination of witnesses (identified below) as necessary to respond to issues raised by the examination of their witnesses, if any, by non-parties or the Commission, that are outside the scope of the Settlement Agreement. The Parties further agree the scope of any such cross or redirect examination will be limited to clarifying the terms of the Settlement Agreement or reaffirming the witness’s support of the Settlement Agreement as a just and reasonable compromise.

1 The DCA’s mission is to protect consumers from inequities in the marketplace through advocacy, mediation, enforcement, and education. Consumer interest for the purpose of DCA’s representation includes South Carolina residents who purchase utility services primarily for a personal, family, or household use.

2 ORS’s mission is to represent the public interest of South Carolina before the Commission in matters as it pertains to:

(1) the concerns of the using and consuming public with respect to public utility services, regardless of the class of customer; and

(2) preservation of the continued investment in and maintenance of utility facilities so as to provide reliable and high quality utility services.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

DEC witnesses:

1.	Thomas J. Heath, Jr. (Direct, Rebuttal, and Settlement)
2.	Melissa B. Culbreth (Direct, Supplemental Direct, Rebuttal, and Settlement)
3.	Vincent A. Cimino, Jr. (Direct, and Rebuttal)
4.	Brent C. Guyton (Direct)
5.	Lawanda M. Jiggetts (Direct, Supplemental Direct, Rebuttal, and Settlement)
6.	Jacalyn H. Moore (Direct, Rebuttal, and Settlement)
7.	Nicholas G. Speros (Direct)

ORS witnesses:

1.	Mark A. Rhoden (Direct, Surrebuttal, and Settlement)
2.	Jeremy E. Traska (Direct)
3.	Michael L. Seaman-Huynh (Direct, Surrebuttal)
4.	Lane Kollen (Direct, Corrected Direct, and Surrebuttal)

DCA witness:

1.	Aaron L. Rothschild (Direct, Surrebuttal, and Settlement)

3.            The Parties agree to offer no other evidence in the proceeding other than the Stipulated Testimony and Exhibits and this Settlement Agreement unless the additional evidence is to support the Settlement Agreement, consists of changes comparable to that which would be presented via an errata sheet or through a witness noting a correction or clarification, consists of a witness adopting the testimony of another if permitted by the Commission, or is responsive to issues raised by examination of the Parties’ witnesses by non-Parties, parties which are not signatories to this Settlement Agreement, the Commission, or by late-filed testimony by non-parties. The Parties agree that nothing herein will preclude each Party from advancing its respective positions in the event that the Commission does not approve the Settlement Agreement in its entirety.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

4.            The Parties agree that this Settlement Agreement pertains to matters addressed in this case, and unless specified otherwise, nothing in this Settlement Agreement binds Parties from taking an alternative position in any current or future proceeding in South Carolina or any other jurisdiction. The Parties agree that the settlement terms agreed upon in this case are reasonable, in the public interest, and in accordance with South Carolina law and regulatory policy. Parties’ agreement that the terms of the settlement are reasonable as a whole does not in any way indicate any Party’s position as to the reasonableness of any single term taken out of the context of the agreement.

B.            SETTLEMENT AGREEMENT TERMS

1.            This Settlement Agreement is a compromise of all the positions advanced by the Parties over the course of this proceeding. The Parties agree to and accept the terms set forth below, and hereby adopt, accept, and acknowledge the below as the final agreement of the Parties.

2.            The Parties agree that this Settlement Agreement is comprehensive and non-severable. The Parties agree that if the Commission declines to approve the Settlement Agreement in its entirety and without modification, any Party may withdraw from the Settlement Agreement and be released from its terms without penalty or obligation.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Estimated Storm Recovery Costs to be Securitized

3.	The Parties agree that the reductions outlined in this Paragraph B.3 shall be the sole reductions made to the estimated storm recovery costs to be sought for approval by the Company in this proceeding:

a.	($1.68 million) – To reflect the removal of the costs allocated to customers on the Greenwood Rate as reflected in the rebuttal testimony and exhibits of LaWanda Jiggetts and Melissa Culbreth.

b.	($43.44 million) – To reflect a reduction in the Company’s estimated storm recovery costs, based on actuals incurred to date, refinement of original estimates, and better-defined scope of infrastructure rebuild activities to be completed prior to bond issuance.

i.	($0.1 million) – To reflect the removal of the capital costs of projects that the Company anticipates will be placed in service after the bond issuance date. This reduction addresses issues raised in ORS witness Kollen’s direct testimony regarding the appropriateness of securitizing projected post-issuance storm costs.

ii.	($43.34 million) – To reflect a reduction in the Company’s estimated storm recovery costs and associated carrying costs, based on actuals incurred to date, refinement of original estimates, and better-defined scope of infrastructure rebuild activities to be completed prior to bond issuance.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

c.	($2.963 million) – To reflect an incremental reduction in the Company’s carrying costs on the Company’s storm recovery costs to be securitized. This cost reduction is in lieu of the depreciation deferral requested by ORS.

4.            The Parties agree that, after applying the reductions above, the total estimated storm recovery costs to be securitized shall be $556.211 million.

Assumptions to be Utilized when Calculating Quantifiable Benefits

5.            The Parties agree that, for this proceeding only, the quantifiable benefits analysis required under S.C. Code Ann. § 58-27-1110 (C)(2)(b) shall be conducted using the assumptions included in Company witness Jiggetts Settlement Exhibits 1-7, which continue to demonstrate that the proposed transaction is expected to provide quantifiable net customer benefits. For this proceeding only, this term shall have no precedential effect.

Incremental Storm Recovery Costs

6.            The Parties agree to utilize the Company’s methodology for calculating incremental operations and maintenance (“O&M”) costs outlined in Culbreth Settlement Exhibit 1 for purposes of determining the storm recovery costs to be securitized in this proceeding. ORS reserves its right to review and make recommendations to the Company’s methodology for calculating incremental costs in the subsequent storm recovery cost reconciliation proceeding established by the Commission at DEC’s request in consultation with ORS (the “Future Cost Reconciliation Proceeding”).

7.            The Parties agree that the amount to be securitized is subject to deferral treatment for any over- or -under-collection of actual storm costs.

8.            The ORS and DEC further agree to engage in monthly discussions with the goal of reaching consensus on a methodology for calculating incremental O&M costs, to be applied to the reconciliation of storm recovery costs for Hurricane Helene. If no consensus is reached, the issue will be presented to the Commission for resolution in the Future Cost Reconciliation Proceeding for Hurricane Helene. For the avoidance of doubt, this provision does not constitute endorsement or acceptance of the Company’s proposed methodology for calculating incremental storm O&M costs, and the Parties reserve their rights to argue their respective positions in future proceedings.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

9.            The Parties agree that agreement to this term in this proceeding will not impair ORS’s ability to conduct its audit and make recommendations related to the Company’s methodology for calculating incremental O&M costs.

Treatment of Storm Cost-Related Deferrals

10.            Solely for purposes of this proceeding and without precedential effect, the Parties agree to the following treatment for the deferrals proposed by DEC and ORS in this proceeding:

a)	For Deferral #1 (Actual vs. Estimated Storm Costs), the Parties agree to the following treatment:

i)	Actual storm cost amounts will be incorporated into the exhibits sponsored by Company witness Jiggetts in place of the estimates, and the securitized amount will be recalculated accordingly.

ii)	If actual storm costs are less than the amount securitized, the difference will be deferred as a regulatory liability and accrue a return at the Commission-authorized weighted average cost of capital (“WACC”) from the bond issuance date until the amount is reflected in customer rates.

iii)	If actual storm costs exceed the securitized amount, the difference will be recorded as a regulatory asset and accrue a return at the Commission-authorized embedded cost of debt from the bond issuance date until it is reflected in customer rates.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

iv)	In both scenarios, the term-loan rate will apply during the pre-bond issuance period.

b)	For Deferral #2 (Actual v. Estimated Financing Costs): the Parties agree to the following treatment:

i)	Actual financing cost amounts will be incorporated into the exhibits sponsored by Company witness Jiggetts and the securitized amount will be recalculated.

ii)	If actual financing costs are lower than the securitized amount, the difference will be returned to customers in the first storm recovery bond true-up adjustment.

iii)	If actual financing costs are higher, the difference will be recorded as a regulatory asset and accrue a return at the embedded cost of debt from the bond issuance date until it is reflected in customer rates.

c)	For Deferral #3 (Return on Negative Storm Reserve Balance), the Parties agree to the following treatment:

i)	The Company will accrue a return at the Commission-authorized WACC from the date the bonds are issued until the effective date of new rates in the Company’s 2025 DEC South Carolina rate case, at which point the revised reserve balance will be incorporated into new base rates as of the new rate effective date.

d)	For Deferral #4 (Tax Repair Allowance Benefits), the Parties agree to the following treatment:

i)	The Company will assess during the Future Reconciliation Proceeding whether any actual tax repair allowance benefits were or will be realized.

ii)	If such benefits were or will be realized, the Company will defer the greater of the actual or estimated benefit to a regulatory liability and accrue a return at the Commission-authorized WACC from the first quarter in which the benefits are actually realized in estimated taxes.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

iii)	The benefit is subject to a subsequent true-up in a future tax return until new rates are implemented in the next DEC South Carolina rate case, at which time the associated accumulated deferred income tax (“ADIT”) adjustment will be reflected in base rates as of the new rate effective date, or in a separate rider established to implement the outcome of the reconciliation.

e)	For Deferral #5 (Tax Depreciation Greater Than Book Depreciation), the Parties agree to the following treatment:

i)	The Company will accrue a return at the Commission-approved WACC from the time of bond issuance until new rates are implemented in the 2025 DEC South Carolina rate case, at which time the associated ADIT adjustment will be reflected in base rates as of the new rate effective date.

f)	For Deferral #6 (Depreciation Expense on Helene-Destroyed Assets), the Parties agree not to establish this deferral. In lieu of this deferral, the Company agrees to a corresponding $2.963 million reduction of the Company’s carrying costs in its storm recovery costs to be securitized as reflected in Paragraph B.3(c) of this Settlement Agreement.

g)	For Deferral #7 (Casualty Loss Tax Deduction), the Parties agree to the following treatment:

i)	The Company will assess during the Future Reconciliation Proceeding whether net cash benefits were or will be realized from casualty loss tax deductions and related casualty loss restoration adjustments.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

ii)	If such a net benefit was actually realized, the savings will be deferred to a regulatory liability and accrue a return at the Commission-authorized WACC from the first quarter in which the benefits are actually realized in estimated taxes.

iii)	The net benefit is subject to a subsequent true-up in a future tax return until it is reflected in customer rates, either in a future base rate case or in a separate rider established to implement the outcome of the reconciliation.

h)	For Deferral #8 (Financing Savings from Holding Excess Cash), the Parties agree to the following treatment:

i)	Notwithstanding that (a) bond proceeds will be used to pay for actual storm restoration costs incurred due to Hurricane Helene, (b) any over-recovery of storm costs will be deferred consistent with Deferral #1, and (c) all post-2025 rebuild projects have been removed from the storm cost estimates to be securitized, the Company agrees to assess in the Future Reconciliation Proceeding whether any net financing savings were realized from actual securitized costs being incurred after bond issuance, resulting from temporarily holding excess cash.

ii)	Any such savings will be deferred as a regulatory liability and accrue a return at WACC from the time realized until reflected in customer rates, either in a future base rate case or in a separate rider established to implement the outcome of the reconciliation.

i)	For Deferral #9 (ADIT on Deferred O&M Costs), the Parties agree to the following treatment:

i)	The Company will accrue a return at the Commission-approved WACC from the time of bond issuance until new rates are effective in the 2025 DEC South Carolina rate case, at which time the associated ADIT adjustment will be reflected in base rates as of the new rate effective date.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Capital Contribution

11.            The Parties agree that the special purpose entity will be capitalized by DEC through equity contributions, and that DEC will be permitted to earn a return on its capital contribution equal to the rate of interest payable on the longest maturing tranche of the storm recovery bonds, as proposed in Witness Heath’s direct testimony and DEC’s proposed Financing Order. Any investment earnings on the Capital Subaccount will be retained by the Issuer and applied, for the benefit of customers, toward future debt service payments, thereby reducing future storm recovery charges.

Rating Agencies

12.            DEC will obtain ratings from two Ratings Agencies, those being S&P Global Ratings (“S&P”) and Moody’s Ratings (“Moody’s”. If the ratings from S&P and Moody’s result in split bonds ratings, DEC will, with the advice and input from the Bond Advisory Team (“BAT”), determine whether obtaining a third rating from Fitch Ratings would be beneficial to achieving the Statutory Cost Objectives outlined in Paragraph B. 20. If the final credit rating on the proposed bonds is not AAA and Aaa, the rationale for the decision shall be explained in the issuance advice letter submitted to the Commission.

13.            DEC agrees to seek advice and input from the BAT on whether the benefits of a Rating Agency Condition (“RAC”) that may mitigate rating agencies’ concerns regarding a merger of DEC and Duke Energy Progress, LLC outweighs the cost and any timing delays that may be incurred from pursuing the RAC.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Bond Advisory Team

14.            The Parties agree that the BAT shall consist of DEC, the Qualified Independent Third Party (“QITP”), ORS, and DCA.

15.            For the avoidance of doubt, the Parties agree that employees, staff, attorneys, consultants, and advisors of DEC, the QITP, ORS, and DCA are not formal members of the BAT but may participate in BAT meetings as needed (“BAT Affiliates”).

16.            The Parties agree that the underwriters and their counsel will be invited to participate in BAT meetings.

17.            DEC agrees to grant the QITP view-only, real time access to the order book, investor feedback, key pricing decisions, and versions of the underwriters’ pricing memoranda and work papers, which may include redactions pursuant to Underwriters’ internal confidentiality policies. If any information redacted by the underwriters is otherwise required by the QITP to provide its certifications pursuant to S.C. Code Ann. §58-27-1110(C)(6), DEC agrees to use reasonable efforts to obtain the pertinent information from the underwriters.

18.            The Parties agree that, in order for the BAT members to provide advice and input to achieve the lowest storm recovery charges consistent with market conditions at the time of pricing, the BAT must be able to engage in transparent discussions regarding the transaction, relevant pricing and structuring considerations, and the utility recovery bond market. To facilitate such discussions, the Parties acknowledge and agree on behalf of the Parties and their respective BAT Affiliates:

a.	All BAT discussions and related materials (including, but not limited to: investor presentations, offering materials, market data, pricing levels, order book status, and other information related to investor outreach) shall be deemed confidential and shall not be communicated to any third party (including in redacted form) without the prior express written consent of DEC.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

b.	The Parties agree that the confidentiality obligations of this Settlement Agreement shall remain in effect following the issuance of the storm recovery bonds.

19.            The Parties agree that DEC, with the advice and input from the other BAT members and in consultation with the underwriters, shall develop a comprehensive marketing plan designed to target a broad base of investors, including both investment grade corporate and asset-backed security investors. The marketing plan will highlight the credit features of the storm recovery bonds, including the true-up, nonbypassable nature of the charges, the state pledge, bankruptcy and reorganization protections, and non-appealable Financing Order.

20.            The Parties agree that the objective of this plan is to meet the following Statutory Cost Objectives:

a.	The structuring, marketing, and pricing of the storm recovery bonds, and the imposition and collection of a storm recovery charge, will result in the lowest cost to customers consistent with market conditions at the time of pricing and the terms of the Financing Order.

b.	The present value of the storm recovery charge provides quantifiable net benefits to customers, as compared to the costs that would have been incurred absent the issuance of storm recovery bonds.

21.            The Parties agree that the certifications proposed to be delivered in DEC’s proposed Financing Order satisfy the requirements of S.C. Code Ann. §58-27-1110(C)(6). The Parties further agree the certification(s) provided by the underwriter(s) should be delivered without material qualifications in accordance with S.C. Code Ann. §58-27-1110(C)(6)(a).

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

22.            In recognition of the above, DCA witness Rothschild agrees to submit settlement testimony that explicitly rescinds his prior recommendations in his pre-filed direct testimony with respect to 1) the four-business-day “silent-approval” clock and 2) engaging with major index and data-vendor platforms regarding the classification of storm recovery bonds.

Issuance Advice Letter Process

23.            The Parties agree to follow the Issuance Advice Letter Process set forth in DEC’s proposed Financing Order, which includes a four-business-day review period in accordance with S.C. Code Ann. §58-27-1110(C)(6)(c).

Other Matters

24.            The Parties agree that it is appropriate to use and allocate North Carolina and South Carolina jurisdictional costs in accordance with DEC’s Test Year 2022 Cost of Service Study, approved in Commission Order No. 2024-445 in Docket No. 2023-388-E.

25.            The Parties agree to file a Joint Proposed Financing Order consistent with and addressing the terms set forth herein.

C.            REMAINING SETTLEMENT AGREEMENT TERMS AND CONDITIONS

1.            The Parties expressly acknowledge that this Settlement Agreement arises out of a contested matter, which Parties took varying positions on various issues addressed in this Settlement Agreement. While the Parties have agreed to certain adjustments and methodologies as part of the negotiated compromise and settlement among the Parties, no Party consents to any characterization of this Settlement Agreement as reflecting its views on the resolution of the underlying issues. No Party waives any right to assert any position on these issues in any future proceeding or docket before the Commission or in any court. This Settlement Agreement is a product of negotiation among the Parties, and no provision of this Settlement Agreement shall be strictly construed in favor of or against any Party.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

2.            The Parties agree that this Settlement Agreement is reasonable, is in the public interest, is in accordance with law and regulatory policy, and agree to support the resolution of issues agreed to herein in this proceeding and not to undertake any action to undermine that support. This Settlement Agreement in no way constitutes a waiver or acceptance of the position of any Party or its affiliates in any current or future proceeding in South Carolina or any other jurisdiction. Neither this Settlement Agreement nor any of its terms shall be admissible in any court or Commission except insofar as such court or Commission is addressing litigation arising out of the implementation of the terms herein or the approval of this Settlement Agreement. This Settlement Agreement is not intended to establish, and shall not be cited as, precedent by any of the Parties regarding any issue in any other proceeding or docket before this Commission or in any court.

3.            Pursuant to S.C. Code Ann. § 58-4-10(B), ORS is charged by law with the duty to represent the public interest of South Carolina before the Commission as it pertains to the matters as follows:

(1)	the concerns of the using and consuming public with respect to public utility services, regardless of the class of customer; and

(2)	preservation of the continued investment in and maintenance of utility facilities so as to provide reliable and high quality utility services.

4.            ORS believes this Settlement Agreement reached among the Parties serves the public interest, as defined above.

5.            The Parties shall act in good faith and use their best efforts to recommend to the Commission that this Settlement Agreement be accepted and approved. The Parties further agree that this Settlement Agreement is in the public interest because it reflects a give-and take of contested issues and will facilitate compliance with South Carolina law. The Parties intend to support the reasonableness of this Settlement Agreement in any hearing before the Commission and any proposed order or brief in this docket.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

6.            The Parties agree this Settlement Agreement must be read and construed as a whole, and ask the Commission to approve this Settlement Agreement in its entirety without exception, modification, or additional provisions.

7.            This Settlement Agreement shall be interpreted according to South Carolina law.

8.            This Settlement Agreement contains the final and complete agreement of the Parties on certain issues described previously herein. There are no other terms or conditions to which the Parties have agreed that require approval of the Commission.

9.            The Parties on behalf of themselves and their agents (including but not limited to their attorneys, hired consultants, and any independent contractors) agree that they have entered into this Settlement Agreement freely and voluntarily and that none of them have been pressured or unduly encouraged to enter into this Settlement Agreement. The Parties further agree not to make statements or comments disparaging 1) the negotiation process between the Parties; 2) the Settlement Agreement or the terms and conditions herein; or 3) public utility regulatory environment in South Carolina as it pertains to this Settlement Agreement.

10.            The Parties represent that the terms of this Settlement Agreement are based upon full and accurate information known as of the date this Settlement Agreement is executed. If, after execution, any Party is made aware of information that conflicts, nullifies, or is otherwise materially different than that information upon which this Settlement Agreement is based, any Party may withdraw from the Settlement Agreement with written notice to the other Parties.

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

11.            This Settlement Agreement shall bind and inure to the benefit of the signatories hereto and their representatives, predecessors, successors, assigns, agents, shareholders, officers, directors (in their individual and representative capacities), subsidiaries, affiliates, parent corporations, if any, joint ventures, heirs, executors, administrators, trustees, and attorneys.

12.            Each Party shall act in good faith in its performance under this Settlement Agreement and in its dealings with the other Parties under or in connection with this Settlement Agreement.

13.            The terms and conditions set forth herein fully represent the final and complete agreement of the Parties hereto. There are no other terms to which the Parties have agreed. Therefore, each Party acknowledges its consent and agreement to this Settlement Agreement by affixing its signature or by authorizing its counsel to affix his or her signature to this document where indicated below. Counsel’s signature represents his or her representation that his or her client has authorized the execution of the agreement. Facsimile signatures, e-mail signatures, and electronic signatures shall be as effective as original signatures to bind any Party. This document may be signed in counterparts, with the various signature pages combined with the body of the document constituting an original and provable copy of this Settlement Agreement. The Parties agree that in the event any Party should fail to indicate its consent to this Settlement Agreement and the terms contained herein, then this Settlement Agreement shall be null and void and will not be binding on any Party.

[SIGNATURES ON THE FOLLOWING PAGES]

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Representing Duke Energy Carolinas, LLC

Samuel J. Wellborn, Deputy General Counsel
Duke Energy Corporation
1201 Main Street, Suite 1810
Columbia, SC 29201
(803) 977-9880
sam.wellborn@duke-energy.com

Camal O. Robinson, Deputy General Counsel
Duke Energy Corporation
525 South Tryon St., Mail Code: DEP-09B
Charlotte, NC 28202
(864) 238-4385
camal.robinson@duke-energy.com

Kathleen Richard, Sr. Counsel
Duke Energy Corporation
410 S. Wilmington St., NCRH 20
Raleigh, NC 27601
(919) 546-6776
kathleen.richard@duke-energy.com

J. Ashley Cooper
Baker, Donelson, Bearman, Caldwell & Berkowitz P.C.
850 Morrison Drive, Suite 775
Charleston, SC 29403
(854) 214-5910 (JAC)
jacooper@bakerdonelson.com

Counsel for Duke Energy Carolinas, LLC

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Representing the South Carolina Office of Regulatory Staff

Donna L. Rhaney, Esquire
Claire E. Benge, Esquire
Office of Regulatory Staff
1901 Main Street, Suite 1500
Columbia, SC 29201
(803) 737-0609 (DLR)
(803) 737-0106 (CEB)
drhaney@ors.sc.gov
cbenge@ors.sc.gov

Order Exhibit No. 1

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Representing the South Carolina Department of Consumer Affairs

Carri Grube Lybarker, Esquire
Roger P. Hall, Esquire
Jacob D. Edwards, Esquire
S.C. Department of Consumer Affairs
293 Greystone Blvd., Suite 400
P.O. Box 5757
Columbia, South Carolina 29250
(803) 734-4200
clybarker@scconsumer.gov
rhall@scconsumer.gov
jedwards@scconsumer.gov

Order Exhibit No. 2

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Order Exhibit No. 2

Docket No. 2025-65-E – Order No. 2025-[ ]

[ ], 2025

SUMMARY OF CALCULATION OF DEC’S
PROJECTED PRINCIPAL AMOUNT OF STORM RECOVERY BONDS

(IN MILLIONS)

Helene Incremental O&M	$294,462
Helene Capital Costs[12]	$226,048
Projected Accrued Carrying Costs	$11,114
Storm Reserve Replenishment	$24,587
Securitizable Balance	$556,211
plus Estimated up-front Financing Costs[13]	$6,035
Principal Amount of Storm Recovery Bonds[14]	$562,246

12 Helene Capital Costs includes DEC’s projected cost of capital from the date of Hurricane Helene through the projected issuance of the Storm Recovery Bonds. The final cost of capital will be included in the IAL.

13 Final Up-front Financing Costs to be included in the IAL.

14 Amounts in the table are rounded and may not foot.

Order Exhibit No. 3

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Order Exhibit No. 3

Docket No. 2025-65-E – Order No. 2025-[ ]

[ ], 2025

[Form of Standard True-up Adjustment Letter]

[                , 20 ]

The Honorable [Jocelyn G. Boyd]

Chief Clerk/Administrator

The Public Service Commission of South Carolina

101 Executive Center Drive, Suite 100

Columbia, South Carolina 29210

Re:	Duke Energy Carolinas, LLC’s Petition for a Storm Securitization Financing Order (“Phase II”) Docket No.: 2025-65-E

Dear [Ms. Boyd]:

Pursuant to the Public Service Commission of South Carolina (Commission) [ , 20 ] Order in Docket No. 2025-65-E (the DEC Financing Order), Duke Energy Carolinas, LLC (DEC) as Servicer of the [ ] (Storm Recovery Bonds) has provided a request for an adjustment to the storm recovery bond charge (Storm Recovery Charge). This adjustment is intended to satisfy the requirements of S.C. Code Ann. § 58-27-1 1 10(C)(4), and the Financing Order by ensuring that the Storm Recovery Charge will recover amounts sufficient to timely provide for payments of debt service and other required amounts in connection with the Storm Recovery Bonds.

Per the Financing Order, “[a]fter issuance of Storm Recovery Bonds on behalf of DEC, the servicer will submit at least semi-annually15 (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of….Storm Recovery Bonds) a letter in this docket for Commission review, as described in S.C. Code Ann. § 58-27-1 1 10(C)(4), and in the form attached hereto...and as an exhibit to the servicing agreement” (True-up Adjustment Letter). The Storm Recovery Bonds were issued on [         , 20 ]. DEC provided its first True-up Adjustment Letter on [        , 20 ].

15 Except for the period after the bond issuance which may be longer.

Order Exhibit No. 3

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Order Exhibit No. 3

Docket No. 2025-65-E – Order No. 2025-[ ]

[ ], 2025

Ordering Paragraph 26 of the Financing Order describes how such True-up Adjustment Letters are to be handled. Upon the providing of a True-up Adjustment Letter made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible but no later than 60 days following the servicer’s true-up submission. Upon administrative approval, no further action of this Commission will be required prior to implementation of the true-up. Attached is the [TBD] Revised Sheet No. [ ] reflecting the change in the Storm Recovery Charge.

Per DEC’s request in its True-up Adjustment Letter and in accordance with the Financing Order, the proposed adjustments to the Storm Recovery Charge will be effective on [        , 20 ].

Respectfully submitted,

Duke Energy Carolinas, LLC

Attachments

Order Exhibit No. 3

Docket No. 2025-65-E - Order No. 2025-491

August 1, 2025

Order Exhibit No. 3

Docket No. 2025-[ ]-E – Order No. 2025-[ ]

[ ], 2025

Page [ ] of [ ]

DUKE ENERGY CAROLINAS, LLC
Storm Recovery Charge True-up Mechanism Form
For the Period __________, 20__ through __________, 20__,

Description		Circulation of the True-up (1)		Projected Revenue Requirement to be Billed and Collected (2)		Revenue Requirement for Storm Recovery Charge (1)+(2)=(3)
Storm Recovery Bond Repayment Charge (remitted to SPE)

True-up for the Prior Remittance Period Beginning ______ and Ending ______:
Principal		$-
Interest
Servicing Costs
Other On-Going Costs*
Total Prior Remittance Period Revenue Requirements (Line 4+5+6+7)		$-
Prior Remittance Period Actual Cash Receipt Transfers and interest income
Cash Receipts Transferred to the SPE
Interest Income on Subaccounts at the SPE
Total Current Period Actual Daily Cash Receipts Transfers and Interest Income (Line 10+11)		$-
(Over)/Under Collections of Prior Remittance Period Requirements (line 8+12)		-
Cash in Excess Funds Subaccount		-
Cumulative (Over)/Under Collections through Prior Remittance Period (Line 13+14)		$-				$-

Current Remittance Period Beginning ______ and Ending ______:	(E)
Principal		$-
Interest
Servicing Costs
Other On-Going Costs*
Total Current Remittance Period Revenue Requirement (line 19+20+21+22)		$-

Current Remittance Period Cash Receipt Transfers and Interest Income
Cash Receipts Transferred to SPE	(A)	$-	(B)	$-
Interest Income on Subaccounts at SPE	(A)		(B)
Total Current Remittance Period Cash Receipt Transfers and Interest Income (Line 26+27)		$-		$-
Estimated Current Remittance Period (Over)/Under Collection (Line 23+28)		$-		$-		$-

Projected Remittance Period Beginning ______ and Ending ______:	(E)
Principal				$-
Interest
Servicing Costs
Other On-Going Costs
Projected Remittance Period Revenue Requirement (Line 33+34+36+36)				$-		$-

Total Revenue Requirements (line 15+29+37)						$-
Forecasted kWh Sales for the Projected Remittance Period Collections (Adjusted for Uncollectibles)					(C)
Average Retail Storm Recovery Charge per kWh to be effective ______ (Line 39/40)					(D)	0 0000

Notes:

(A) Amounts are based on actual collections for ____ through ____.

(B) Includes estimated future remittance amounts for ____ through ____.

(C) Projected for services rendered ____ through ____.  Collections are calculated based upon the ADO and estimated write-offs.

(D) Amount will be allocated lo each customer class in accordance with allocations approved in last general rate case

(E) Collections are assumed lo be on a month lag from service rendered date.

Other On-going Costs:

Pursuant to the Section XX of the Financing Order, the Other On-Going Costs are subject lo review.  The Other On-Going Costs for the prior remittance period on line 7, represent actual on-going costs that may be adjusted as needed for any mathematical or clerical errors.  The amounts shown for the current and projected remittance period include estimates that will be adjusted for actual costs in future true-up forms.

Disputed Other On-Going Costs

Only adjustments related to mathematical or clerical errors will be included in the Storm Recovery Charge true-up process.  Any Other On-Going costs that are disputed for reasons other than mathematical or clerical accuracy. will not be adjusted through the Storm Recovery Charge true-up process.  Disputed costs will be addressed in the Company’s next general rate case.  The total of disputed Other On-Going Costs to-date, not yet resolved in a general rate case, are ______.

Order Exhibit No. 4
Docket No. 2025-65-E - Order No. 2025-491
August 1, 2025

Order Exhibit No. 4

Docket No. 2025-[ ]-E – Order No. 2025-[ ]

[ ], 2025

Page [ ] of [ ]

[Form of Issuance Advice Letter]

[                         , 20 ]

The Honorable [Jocelyn G. Boyd]

Chief Clerk/Administrator

The Public Service Commission of South Carolina

101 Executive Center Drive, Suite 100

Columbia, South Carolina 29210

Re:	Duke Energy Carolinas, LLC’s Petition for a Storm Securitization Financing Order (“Phase II”) Docket No.: 2025-[ ]-E

Dear [Ms. Boyd]:

Pursuant to the financing order in the above-captioned docket (Financing Order), Duke Energy Carolinas, LLC (the Company) hereby transmits this combined Issuance Advice Letter and Form of True-up Adjustment Letter. Any terms not defined herein shall have the meanings ascribed thereto in the Financing Order or S.C. Code Ann. §§ 58-27-1100-1180.

In the Financing Order, the Commission requires the Company to provide an Issuance Advice Letter to the Commission following pricing of a series of Storm Recovery Bonds.

The terms of pricing and issuance of the first series of Storm Recovery Bonds are as follows:

Name of Storm Recovery Bonds: [ ]

Name of SPE: [ ]

Name of Storm Recovery Bond Trustee:

Closing Date: [ ]

Expected Bond Ratings16: Moody’s, [Aaa(sf)]; Standard & Poor’s, [AAA(sf)] (final ratings to be received prior to closing)

Total Principal Amount of Storm Recovery Bonds to be Issued (i.e., Amount of Storm Recovery Costs and up-front Financing Costs to be financed): $[ ] (See Attachment 1)

Estimated up-front Financing Costs: $[ ] (See Attachment 2)

Interest Rates and Expected Amortization Schedules of the Storm Recovery Bonds (See Attachment 3):

Distributions to Investors: Semi-annually

Method of Interest Rate: Fixed _____________; Floating ________

Weighted Average Coupon Rate17: [                ]%

16 The Company anticipates receiving bond ratings from at least two of the three major rating agencies.

17 Weighted by modified duration and principal amount of each tranche.

Order Exhibit No. 4
Docket No. 2025-65-E - Order No. 2025-491
August 1, 2025

Order Exhibit No. 4

Docket No. 2025-[ ]-E – Order No. 2025-[ ]

[ ], 2025

Page [ ] of [ ]

Annualized Weighted Average Yield18: [ ]%

Initial Balance of capital subaccount: $[                   ]

Estimated/Actual on-going Financing Costs for first year of Storm Recovery Bonds:

$[                   ] (See Attachment 4)

The Financing Order requires the Company to confirm, using the methodology approved therein, that the actual terms of the Storm Recovery Bonds result in compliance with the Financing Order. The Company certifies that the following are true:

1.            the issuance of Storm Recovery Bonds and imposition and collection of Storm Recovery Charge as authorized in this Financing Order provide quantifiable net benefits to customers on a present-value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds;

2.            DEC’s cost of capital from the date of Hurricane Helene is $[ ], determined by the actual interest rate paid by DEC to borrow funds necessary to cover the restoration and recovery efforts after Hurricane Helene through the issuance of the Storm Recovery Bonds. The interest rate percentage used in determining the cost of capital does not exceed DEC’s current total weighted average cost of capital percentage;

3.            the aggregate principal amount of Storm Recovery Bonds issued does not exceed the Securitizable Balance plus up-front Financing Costs;

4.            the Storm Recovery Bonds will be issued in one or more series comprised of one or more tranches having scheduled final payment of not more than approximately [20] years;

5.            the Storm Recovery Bonds have received a rating of Aaa(sf) / AAA(sf) from at least two major rating agencies;19

6.            the Storm Recovery Bonds are structured to achieve substantially level debt service payments on an annual basis;

7.            the issuance of the Storm Recovery Bonds has been structured in accordance with IRS Revenue Procedure 2005-62, 2005-2 C.B. 507, as modified by Revenue Procedure 2024-15, 2024-12 I.R.B. 717;

8.            [the weighted average interest rate on the Storm Recovery Bonds in the securitization financing is [ ]%; and]

9.            the structuring, marketing, and pricing of the Storm Recovery Bonds resulted in the lowest Storm Recovery Charge consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in the Financing Order;20

10.            [Add discussion regarding floating rate bonds or 144A including rationale for such, as necessary.]The initial storm recovery charge (the “Initial Charge”) has been calculated in accordance with the methodology described in the Financing Order and based upon the structuring and pricing terms of the Storm Recovery Bonds set forth in this combined Issuance Advice Letter and Form of True-up Adjustment Letter.

18 Weighted by modified duration and principal amount, calculated including selling commissions.

19 If not Aaa(sf)/AAA(sf), DEC will provide an explanation.

20 DEC will provide the necessary rationales and explanations herein.

Order Exhibit No. 4
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Attachment 5 provides the Revenue Requirements for calculating the Initial Charge. Attachment 6 calculates the Initial Charge based upon the cost allocation formula approved in the Financing Order. Attachment 7 is a comparison between the net present value of costs to customers that are estimated to result from the issuance of Storm Recovery Bonds and the costs that would result from the application of the traditional method of recovering Storm Recovery Costs from customers. Also attached are the calculations and supporting data for such tables. The Company’s certification is Attachment 8.

Pursuant to the Financing Order, the transaction may proceed and the Initial Charge will take effect upon acceptance by the Commission of the issuance advice letter in the manner prescribed by the Financing Order, unless a stop order is issued by the Commission prior to noon on [ , 20 ] (4 business days after pricing); and the Company, as servicer, or any successor servicer and on behalf of the trustee as assignee of the SPE, is required to apply at least semi-annually for mandatory periodic adjustment to the Storm Recovery Charge. The Initial Charge shall remain in effect until changed in accordance with the provisions of Ordering Paragraph 27 of the Financing Order.

The Company’s certification required by the Financing Order is set forth in Attachment 8, which also includes the statement of the actions taken by the Company to achieve the Statutory Cost Objectives as required by the Financing Order.

Respectfully submitted,

Duke Energy Carolinas, LLC

Attachments

Order Exhibit No. 4
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August 1, 2025

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TOTAL PRINCIPAL AMOUNT OF STORM RECOVERY BONDS TO BE ISSUED (TOTAL AMOUNT OF STORM RECOVERY COSTS AND UP-FRONT FINANCING COSTS TO BE FINANCED)

Storm Recovery Costs, including estimated cost of capital and Accrued Carrying Costs through the date of bond issuance ( )

Replenishment of Storm Reserve

Estimated up-front Financing Costs included in Proposed Structure (refer to attachment 2)

$
Total Storm Recovery Bond Issuance (rounded up)	$

Order Exhibit No. 4
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ESTIMATED UP-FRONT FINANCING COSTS

Underwriters’ Fees and Expenses	$
Servicer Set-up Fee (including IT Programming Costs)	$
Legal Fees	$
Rating Agency Fees	$
ORS Financial Advisor Fees	$
ORS Legal Fees	$
QITP Advisor/Counsel Fees	$
DEC Structuring Advisor Fee	$
Accounting Fees	$
SEC Fees	$
SPE Set-up Fee	$
Marketing and Miscellaneous Fees and Expenses	$
Printing / Edgarizing Expenses	$
Trustees/Trustees Counsels Fee and Expenses	$
Original Issue Discount	$
Other Ancillary Agreements	$

TOTAL ESTIMATED UP-FRONT FINANCING COSTS	$

Order Exhibit No. 4
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EXPECTED AMORTIZATION SCHEDULE

A.            General Terms

Tranche	Amount	Coupon	Fixed/ Floating	Average Life	Expected Final Maturity	Legal Final Maturity

B.            Scheduled Amortization Requirement of Storm Recovery Bonds

Series [ ], Tranche [A-1]
Payment Date	Beginning Principal Balance	Principal	Interest	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-2]
Payment Date	Beginning Principal Balance	Principal	Interest	Total Payment	Ending Principal Balance

Order Exhibit No. 4
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ESTIMATED ANNUAL ON-GOING FINANCING COSTS

Annual Amount
Service Fee[21]	$
Return on Invested Capital	$
Administrative Fee	$
Accounting Fees	$
License Tax	$
Legal Fees	$
Rating Agency Surveillance Fees	$
Trustee Fees	$
Independent Manager Fees	$
Miscellaneous Fees and Expenses	$
TOTAL ESTIMATED ANNUAL ON-GOING FINANCING COSTS	$

21 The fee (0.05%) is calculated on the assumption DEP is the servicer.

Order Exhibit No. 4
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REVENUE REQUIREMENT AND INPUT VALUES

Initial Payment Period from [ , 20 ] to [ , 20 ]	Bond Repayment	Total
Forecasted retail MWh sales
Percent of billed amounts expected to be charged-off		%
Forecasted % of billings paid in the applicable period		%
Forecasted retail MWh sales billed and collected
Storm Recovery Bond principal payment	$	$
Storm Recovery Bond interest payment	$	$
Forecasted On-going Financing Costs (excluding principal and interest)	$	$
Total collection requirement for applicable period	$	$

Order Exhibit No. 4
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Quantifiable Net Benefits to Customers

[To be updated]

[Workpapers to be attached]

Order Exhibit No. 4
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Form of Company Certification

[                         , 20 ]

The Honorable [Jocelyn G. Boyd]

Chief Clerk/Administrator

The Public Service Commission of South Carolina

101 Executive Center Drive, Suite 100

1 Columbia, South Carolina 29210

Re:	Duke Energy Carolinas, LLC’s Petition for a Storm Securitization Financing Order (“Phase II”) Docket No.: 2025-65-E

Dear [Ms. Boyd]:

Duke Energy Carolinas, LLC (the “Company”) submits this Certification pursuant to Ordering Paragraph 28 of the Financing Order in Docket No. 2025-65-E (the “Financing Order”). All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

In its issuance advice letter dated [ , 20 ], the Company has set forth the following particulars of the Storm Recovery Bonds:

Name of Storm Recovery Bonds:

Name of SPE: [ ]

Name of Storm Recovery Bond Trustee:

Closing Date: [                , 20 ]

Expected Bond Ratings22: Moody’s [Aaa(sf)]; Standard & Poor’s [AAA(sf)] (final ratings to be received prior to closing)

Total Principal Amount of Storm Recovery Bonds to be Issued: $ (See Attachment 1)

Estimated up-front Financing Costs: $ (See Attachment 2)

Interest Rates and Expected Amortization Schedule: (See Attachment 3)

Distributions to Investors: Semi-annually

Weighted Average Coupon Rate23:                      %

Annualized Weighted Average Yield:                      %24

Initial Balance of capital subaccount: $

Estimated/Actual on-going Financing Costs for first year of Storm Recovery Bonds:

$[                  ]

As required by the Financing Order, the Company prepared a comparison between the net present value of costs to customers that are estimated to result from the issuance of Storm Recovery Bonds and the costs that would have been incurred absent the issuance of the Storm Recovery Bonds.

22 The Company anticipates receiving bond ratings from at least two major rating agencies.

23 Weighted by modified duration and principal amount of each tranche.

24 Weighted by modified duration and principal amount, calculated including selling commissions.

Order Exhibit No. 4
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In accordance with the procedures set forth in the Financing Order, the following actions were taken in connection with the structuring and pricing and Financing Costs of the Storm Recovery Bonds in order to satisfy the statutory cost objectives:

•	[Formal Steps to be included in final Issuance Advice Letter based on what actions were taken in connection with the structuring and pricing]

Based on the statutory criteria and procedures, the record in this proceeding, and other provisions of this Financing Order, DEC certifies the statutory requirements for issuance of a financing order and Storm Recovery Bonds have been met, specifically that the issuance of the Storm Recovery Bonds on behalf of DEC and the imposition and collection of the Storm Recovery Charge authorized by this Financing Order provide quantifiable net benefits to customers of DEC on a present-value basis as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds and that the structuring and pricing of the Storm Recovery Bonds issued on behalf of DEC result in the lowest Storm Recovery Charge payable by the customers of DEC consistent with market conditions at the time such Storm Recovery Bonds are priced and the terms set forth in the Financing Order.

This certification is being provided to the Commission by the Company in accordance with the terms of the Financing Order, and no one other than the Commission shall be entitled to rely on the certification provided herein for any purpose.

Respectfully Submitted,

Duke Energy Carolinas, LLC

Order Exhibit No. 5
Docket No. 2025-65-E - Order No. 2025-491 August 1,2025

Duke Energy Carolinas, LLC	SC Original Leaf No. 101
(South Carolina Only)	Moore Settlement Exhibit 2
Docket No. 2025-65-E	Page 1 of 1

Duke Energy Carolinas

RECOVERY STS-1
STORM SECURITIZATION

APPLICABILITY

The incremental rates shown below are approved storm cost recovery adjustments and are not included in the MONTHLY RATE provision of the applicable schedule used in billing and shall therefore be added to Customer’s monthly bill statement.

The Storm Recovery Charge shall be paid by all existing or future retail customers receiving transmission or distribution service, or both, from Company or its successor or assignees under Commission-approved rate schedules or under special contracts, even if the customer elects to purchase electricity from alternative electric suppliers following a fundamental change in regulation of public utilities in this State.

STORM RECOVERY CHARGE

The Storm Recovery Charge applicable to the Energy Charge under the Company’s various rate schedules and was approved in a financing order issued to the Company by the Public Service Commission of South Carolina (“Commission”) and will be adjusted at least semi-annually to ensure timely payment of principal, interest and financing costs of storm recovery bonds from the effective date of the Storm Recovery Charge until the storm recovery bonds have been paid in full or legally discharged and the financing costs have been fully recovered. As approved by the Commission, a Special Purpose Entity (“SPE”), wholly owned by the Company, has been created and is the owner of the storm recovery property which includes all rights to impose, bill, charge, collect, and receive the relevant Storm Recovery Charge and to obtain periodic adjustment to such charges. Company, as servicer, shall act as SPE’s collection agent for the relevant Storm Recovery Charge.

MONTHLY RATE

The incremental rate for the appropriate class, including revenue-related taxes and regulatory fees, shall be shown as in the following table:

Rate Class	Applicable Schedules	Billing Rate (¢kWh)
Residential	ES, RE, RETC, RS, R-STOU, RSTC, RT	0.4118
General Service	BC, HP, LGS, MP, OPT, PG, SGS, TS	0.1226
Industrial	MP, 1, OPT, PG	0.0527
Lighting	NL, OL, PL	1.6064

The securitization charge billing rate for each rate class shall be determined sequentially, first by calculating the forecast semi-annual or interim period revenue requirement (in $000), including the over/under recovery from the prior period; second, by calculating the revenue requirement by class for the same period used for the forecast revenue requirement using the class allocation methodology from the most recent base rate case proceeding; third, by calculating the forecast MWh sales by class using total retail forecast MWh sales sourced from the Company’s current Spring or Fall retail load forecast allocated to rate classes using the most current annual billed kWh sales report from the Company’s billing system; fourth, by calculating the adjusted forecast retail MWh sales by reducing the forecast MWh sales by class by one standard deviation from normal weather over thirty years, calculated in the same manner used for base rate case purposes; and fifth, by calculating the securitization charge billing rates per kWh by class by dividing the forecast revenue requirement (in $000) by class by the adjusted retail MWh sales by class.

SC Original Leaf No. 101

Effective for service rendered on and after

PSCSC Docket No. 2025-65-E, Order No.